Exhibit (b)-(24)

EXECUTION VERSION

U.S.$800,000,000

FACILITY AGREEMENT

dated November 20, 2015

for

WUXI MERGER LIMITED

arranged by

PING AN BANK CO., LTD. ( ) and SHANGHAI PUDONG

DEVELOPMENT BANK CO., LTD. ( )

as Mandated Lead Arrangers

with

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. ( )

as Facility Agent

and

PING AN BANK CO., LTD. ( )

as Security Agent

i

17.	Mitigation by the lenders	86

18.	Costs and expenses	87

	SECTION 7

GUARANTEE		88

19.	Guarantee and indemnity	88

	SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		93

20.	Representations	93

21.	Information undertakings	103

22.	Financial covenants	110

23.	General undertakings	115

24.	Events of Default	134

	SECTION 9

CHANGES TO PARTIES		143

25.	Changes to the Lenders	143

26.	Debt Purchase Transactions	147

27.	Changes to the Obligors	149

	SECTION 10

THE FINANCE PARTIES		152

28.	Role of the Facility Agent, the Mandated Lead Arrangers and others	152

29.	Conduct of business by the Finance Parties	161

30.	Sharing among the Finance Parties	161

	SECTION 11

ADMINISTRATION		163

31.	Payment mechanics	163

32.	Set-off	167

33.	Notices	167

34.	Calculations and certificates	169

35.	Partial invalidity	170

36.	Remedies and waivers	170

37.	Amendments and waivers	170

38.	Confidentiality	176

39.	Counterparts	178

40.	U.S.A. Patriot Act	178

	SECTION 12

GOVERNING LAW AND ENFORCEMENT		179

41.	Governing law	179

42.	Enforcement	179

43.	Waiver of Jury Trial	180

THE SCHEDULES

SCHEDULE		PAGE

Schedule 1
	The Original Parties	181
Part I
	The Original Lenders	181
Part II
	The Original Hedge Counterparties	182

Schedule 2
	Conditions Precedent	183
Part I A
	Initial conditions precedent	183
Part IB
	Further conditions precedent	188
Part II
	Conditions precedent required to be delivered by an Additional Guarantor	190
Part III
	Conditions Subsequent required to be delivered in respect of Additional Transaction Security	192

Schedule 3
	Utilisation Request	194
Schedule 4
	Form of Transfer Certificate	195
Schedule 5
	Form of Assignment Agreement	198
Schedule 6
	Form of Accession Deed	201
Schedule 7
	Form of Resignation Letter	204
Schedule 8
	Form of Compliance Certificate	206

Schedule 9
	LMA Form of Confidentiality Undertaking	209

Schedule 10

	Timetables	214

Schedule 11

	Security Principles	215

Schedule 12

	Form of Increase Confirmation	222

Schedule 13

	Forms of Notifiable Debt Purchase Transaction Notice	225
Part I
	Form of Notice on Entering into Notifiable Debt Purchase Transaction	225
Part II
	Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate	226

Schedule 14

	Permitted Restructuring	227

SIGNATURES	1

v

THIS AGREEMENT is dated November 20, 2015 and made between:

(1)	NEW WUXI LIFE SCIENCE LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 301596 and registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Parent”);

(2)	WUXI MERGER LIMITED., an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 301597 and registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Borrower”);

(3)	PING AN BANK CO., LTD. ( ) and SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. ( ) as mandated lead arrangers (whether acting individually or together, the “Mandated Lead Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	THE ENTITIES listed in Part II of Schedule 1 (The Original Parties) as hedge counterparties (the “Original Hedge Counterparties”);

(6)	SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. ( ), as agent of the other Finance Parties (the “Facility Agent”); and

(7)	PING AN BANK CO., LTD. ( ), as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	for:

(i)	the purposes of (x) paragraph (a) of the definitions of “Cash” and “Cash Equivalent Investments” (insofar as they are used in Clause 22 (Financial covenants)) and (y) Clause 31.5 (Impaired Agent), a bank or financial institution which has (or , if it has no rating, whose Holding Company has) a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(ii)	all other purposes, a bank or financial institution which has (or, if it has no rating, whose Holding Company has) a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	a Finance Party or any Affiliate of a Finance Party (excluding any Sponsor Affiliate); or

(c)	any other bank or financial institution (and the conditions upon which such bank or financial institution may hold cash and/or credit balances) approved:

(i)	(prior to the date of this Agreement) by the Mandated Lead Arrangers; or

(ii)	(on or after the date of this Agreement) by the Facility Agent,

(in each case such approval not to be unreasonably withheld or delayed).

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Account Charge (AppTec)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of AppTec in favour of the Security Agent.

“Account Charge (Borrower)” means the document dated on or about the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of the Borrower (including the DSRA, the Offshore Mandatory Prepayment Account and the Dividend Account of the Borrower) in favour of the Security Agent.

“Account Charge (STA Hong Kong)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of STA Hong Kong (including the Dividend Account (if any) of STA Hong Kong) in favour of the Security Agent.

“Account Charge (WXAT BVI)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of WXAT BVI (including the Dividend Account of WXAT BVI) in favour of the Security Agent.

“Account Charge (WXAT Holding Company)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of WXAT Holding Company (including the Dividend Account (if any) of WXAT Holding Company) in favour of the Security Agent.

“Account Charge (WXAT (Hong Kong))” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of WXAT (Hong Kong) (including the Dividend Account (if any) of WXAT (Hong Kong)) in favour of the Security Agent.

“Account Charge (WX (BVI))” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed charge or similar security interest over certain accounts of WX (BVI) (including the Dividend Account (if any) of WX (BVI)) in favour of the Security Agent.

“Accounting Principles” means:

(a)	in relation to the Group (on a consolidated basis), the Target Group (on a consolidated basis) and each Offshore Group Member (whether on a consolidated basis or on an unconsolidated basis), generally accepted accounting principles in the United States of America or (subject to Clause 21.3 (Requirements as to financial statements)) IFRS; and

(b)	in relation to each Onshore Group Member (whether on a consolidated basis or on an unconsolidated basis), generally accepted accounting principles in the PRC.

“Acquisition” means the transaction pursuant to which Mergerco will merge with and into the Target in accordance with the Acquisition Agreement and pursuant to which the Target, as the surviving company of such merger, will become a wholly-owned Subsidiary of the Parent.

“Acquisition Agreement” means the agreement and plan of merger dated 14 August 2015 made by and among Mergerco, the Parent and the Target, together with all appendices and annexes thereto (including, for the avoidance of doubt, the Company Disclosure Schedule), as amended by the amendment to the agreement and plan of merger dated 20 October 2015 made by and among Mergerco, the Parent and the Target.

“Additional Guarantor” means a person which becomes party hereto as a “Guarantor” in accordance with Clause 27 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information undertakings).

“Annual WXAT Financial Statements” has the meaning given to that term in Clause 21 (Information undertakings).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended or the UK Bribery Act of 2010 and or any other applicable anti-bribery or anti-corruption laws in other jurisdictions.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements, and the applicable anti-money laundering statutes of jurisdictions where the Parent, the Borrower, any Obligor or any Group Member conducts business and/or where any of the foregoing is incorporated, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority.

“Anti-Terrorism Law” means any Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the U.S.A. PATRIOT Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other regulation issued under authority of any Executive Order or administered by OFAC, the Prevention of Terrorism Act 2005 of the United Kingdom, any sanction implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-Terrorism, Crime and Security Act 200 or under the Treaty establishing the European Community, and any similar law, regulations and/or sanctions enacted, issued and/or administered by the United Nations or any Governmental Authority in the PRC.

“Approved Investors” means persons named in a list of investors agreed in writing between the Borrower and the Mandated Lead Arrangers on or prior to the date of this Agreement (and, in each case, funds managed or advised (or investment vehicles) Controlled by any of such persons).

“AppTec” means WuXi AppTec, Inc., a Delaware corporation.

“Assignment Agreement” means, in relation to any assignment by any Lender of any or all of its rights under this Agreement, an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and the relevant assignee, provided that if that other form does not contain the undertakings set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Assignment Agreement (Parent)” means the document dated on or about the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking assignment by way of security or similar security interest over all rights and benefits of the Parent under the Merger Documents and any and all loans and advances from the Parent to the Borrower.

“Auditors” means one of the Big Four or any other auditor approved in writing by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, as required by law or applicable regulation; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the earliest of:

(a)	the date falling nine months after the date of the Acquisition Agreement;

(b)	the completion of the Acquisition; and

(c)	the date on which the Acquisition or the Acquisition Agreement terminates or otherwise lapses or is withdrawn or abandoned.

“Available Commitment” means in relation to a Lender and save as otherwise provided in this Agreement, that Lender’s Commitment minus the aggregate amount of its participation in the outstanding Loan (for such purpose taking into account the principal amount of the Loan when it is made and disregarding any subsequent reduction in such principal amount).

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition) delivered or to be delivered by the Borrower to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Big Four” means PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche (or any local affiliate or amalgamation of the same or their successors).

“Borrowings” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Break Costs” means, in relation to any receipt or recovery by a Lender of all or any part of its participation in the Loan or an Unpaid Sum on a day other than the last day of an Interest Period relating to the Loan or, as the case may be, such Unpaid Sum, the higher of:

(a)	the amount (if any) by which:

(i)	the interest (excluding any portion thereof attributable to the Margin) which that Lender should have received for the period from the date of such receipt or recovery to the last day of the current Interest Period in respect of the Loan or that Unpaid Sum, had the principal amount of the Loan or that Unpaid Sum received or recovered been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or that Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of that current Interest Period; or

(b)	the amount certified by that Lender to represent the cost to that Lender of funding its participation in the Loan or that Unpaid Sum so received or recovered for the period from the date of such receipt or recovery to the last day of the current Interest Period in respect of the Loan or that Unpaid Sum, which (when expressed as a percentage rate per annum) shall not in any event exceed the rate of interest applicable to the Loan or that Unpaid Sum as determined in accordance with Clause 10 (Interest).

“Budget” means:

(a)	in relation to the period beginning on the Closing Date and ending on 31 December 2015, the Base Case Model; and

(b)	in relation to any other period, any budget delivered by the Borrower to the Facility Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means:

(a)	for the purpose of determining LIBOR, a day (other than a Saturday or Sunday) on which banks are open for transaction of domestic and foreign exchange business in London;

(b)	for the purpose of payment of amounts under the Finance Documents, a day (other than a Saturday or Sunday) on which banks are open for the transaction of domestic and foreign exchange business in London and New York; and

(c)	for all purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in the PRC.

“Capital Expenditure” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Cash” means, at any time:

(a)	(for the purposes of Clause 22 (Financial covenants)) cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an Acceptable Bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(i)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Member or of any other person whatsoever;

(ii)	there is no Security over that cash except for Transaction Security or any Security referred to in paragraph (c) of the definition of “Permitted Security”; and

(iii)	the cash is freely and (except to the extent of any Transaction Security under the Transaction Security Documents) immediately available (or, in the case of term deposits, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit) to be applied in repayment or prepayment of the Loan; or

(b)	(for all other purposes) cash in hand or at bank and (in the latter case) credited to an account in the name of the Parent or a Group Member with an Acceptable Bank and to which the Parent is alone, or, as the case may be, such Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(i)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Member or of any other person whatsoever;

(ii)	there is no Security over that cash except for Permitted Security; and

(iii)	the cash is freely and (except to the extent of any Transaction Security under the Transaction Security Documents) immediately available (or, in the case of term deposits, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit).

“Cash Contribution” has the meaning given to that term in Part IB of Schedule 2 (Conditions Precedent).

“Cash Equivalent Investments” means at any time of determination:

(a)	certificates of deposit maturing within one year after the date of such determination and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Hong Kong, Japan or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the date of such determination and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom or any Participating Member State;

(iii)	which matures within one year after the date of such determination; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of that commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved:

(i)	(prior to the date of this Agreement) by the Mandated Lead Arrangers; or

(ii)	(on or after the date of this Agreement) by the Majority Lenders,

in each case, to which:

(A)	(for the purposes of Clause 22 (Financial covenants)) any Group Member is alone (or together with other Group Members); and

(B)	(for all other purposes) the Parent is alone, or, as the case may be, any Group Member is alone (or together with other Group Members),

beneficially entitled at that time and which is not issued or guaranteed by any Obligor or any Group Member or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cash Pooling Account” means an account:

(a)	held by an Onshore Group Member (that is either WXAT or a wholly-owned Subsidiary of WXAT) in the PRC with any Lender (or an Affiliate of a Lender as specified by such Lender); and

(b)	identified in writing between (i) the Borrower and (ii) the Facility Agent or the Security Agent as the “Cash Pooling Account”,

(as the same may be re-designated, substituted or replaced from time to time).

“Central Collection Account” means an account:

(a)	held by an Offshore Group Member with any Lender (or an Affiliate of a Lender as specified by such Lender);

(b)	identified in writing between (i) the Borrower and (ii) the Facility Agent or the Security Agent as a “Central Collection Account”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Facility Agent and Security Agent (acting reasonably),

(as the same may be re-designated, substituted or replaced from time to time). For the avoidance of doubt, such account of an Offshore Group Member may be the same account as the Repatriation Account of such Offshore Group Member.

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the last day of the Availability Period; and

(b)	the Utilisation Date.

“Certain Funds Utilisation” means the Loan made or to be made under the Facility during the Certain Funds Period where it is or is to be made solely for any of the purposes set out in Clause 3.1 (Purpose).

“Change of Control” means:

(a)	at any time prior to the occurrence of a Qualifying Flotation, the Sponsors, in the aggregate:

(i)	do not or cease to beneficially own, directly or indirectly, more than the Pre-Qualifying Flotation Percentage of the voting shares of Holdco;

(ii)	do not or cease to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly or indirectly, to appoint the majority of the directors or other equivalent officers of Holdco (carrying the majority of the voting powers of the directors of Holdco); or

(iii)	do not or cease to beneficially own, directly or indirectly, more than the Pre-Qualifying Flotation Percentage of the economic interest in Holdco;

(b)	at any time following the occurrence of a Qualifying Flotation:

(i)	the Sponsors, in the aggregate:

(A)	do not or cease to beneficially own, directly or indirectly, more than the Post-Qualifying Flotation Percentage of the voting shares of Holdco; or

(B)	do not or cease to beneficially own, directly or indirectly, more than the Post-Qualifying Flotation Percentage of the economic interest in Holdco; or

(ii)	any person or persons acting in concert beneficially own or acquire, directly or indirectly, a greater percentage of voting shares of Holdco than the aggregate percentage of voting shares of Holdco beneficially owned, directly or indirectly, by the Sponsors;

(c)	at any time, Holdco:

(i)	does not or ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly or indirectly, to appoint all of the directors or other equivalent officers of the Parent;

(ii)	does not or ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of the Parent; or

(iii)	does not or ceases to beneficially own, directly or indirectly, 100% of the economic interest in the Parent;

(d)	at any time before the Closing Date, the Parent:

(i)	does not or ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly, to appoint all of the directors or other equivalent officers of Mergerco;

(ii)	does not or ceases to beneficially own, directly, 100% of the Equity Interests of Mergerco; or

(iii)	beneficially own, directly, 100% of the economic interest in Mergerco;

(e)	at any time on or after the Closing Date, the Parent:

(i)	does not or ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly, to appoint all of the directors or other equivalent officers of the Target;

(ii)	does not or ceases to beneficially own, directly, 100% of the Equity Interests of the Target; or

(iii)	does not or ceases to beneficially own, directly, 100% of the economic interest in the Target;

(f)	at any time on or after the Closing Date, the Target:

(i)	does not or ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly or indirectly, to appoint all of the directors or other equivalent officers of WXAT BVI;

(ii)	does not or ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of WXAT BVI; or

(iii)	does not or ceases to beneficially own, directly or indirectly, 100% of the economic interest in WXAT BVI;

(g)	at any time on or after the Closing Date but prior to the commencement of the Permitted Restructuring, the Target:

(i)	does not or ceases to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly or indirectly, to appoint all of the directors or other equivalent officers of WXAT;

(ii)	does not or ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of WXAT; or

(iii)	does not or ceases to beneficially own, directly or indirectly, 100% of the economic interest in WXAT; or

(h)	any other event or circumstance specified as a “Change of Control” in Schedule 14 (Permitted Restructuring).

For the purposes of this definition, “economic interest” means any interest which is beneficial, economic or financial in nature, including any right to a benefit, reward or return or the exposure to a risk of liability, loss or diminution in value.

For the purposes of this definition, where any voting share of or economic interest in Holdco (collectively, the “Enforced Shares”) are disposed of pursuant to any enforcement of Security (granted as security for the Management Facility) to any person in which any Sponsor has any direct or indirect interest, such disposal shall be deemed for the purposes of the definitions of “Pre-Qualifying Flotation Percentage” and “Post-Qualifying Flotation Percentage” to constitute a disposal of a portion of such Enforced Shares to such Sponsor, which portion is equal to the aggregate direct or indirect interest of such Sponsor in the Equity Interests in such person (expressed as a percentage of the aggregate Equity Interests in such person), and accordingly such portion shall not be deducted in the calculation of the Pre-Qualifying Flotation Percentage and the Post-Qualifying Flotation Percentage.

“Charged Account” means any account maintained by an Obligor outside of the PRC which from time to time is, or is expressed to be, subject to valid and effective Transaction Security pursuant to a Transaction Security Document.

“Charged Property” means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Chief Financial Officer” means the chief financial officer (or equivalent officer, as appropriate) from time to time of the Borrower.

“Clean-Up Period” means:

(a)	in respect of the Acquisition, the period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date; and

(b)	in respect of any Future Acquisition, the period commencing on the date of completion of such Future Acquisition and ending on the date falling 60 days after the date of completion of such Future Acquisition.

“Clean-Up Default” means an Event of Default existing on or arising after (in respect of the Acquisition) the Closing Date or (in respect of any Future Acquisition) the date of completion of such Future Acquisition which is:

(a)	an Event of Default other than an Event of Default under any of Clause 24.2 (Financial covenants), Clause 24.3 (Other obligations), Clause 24.4 (Misrepresentation), Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings), Clause 24.10 (Unlawfulness and invalidity), Clause 24.13 (Change of ownership) and Clause 24.16 (Repudiation and rescission of agreements);

(b)	an Event of Default falling under Clause 24.3 (Other obligations) and constituted by a breach of a Clean-Up Undertaking; or

(c)	an Event of Default falling under Clause 24.4 (Misrepresentation) and constituted by a breach of Clean-Up Representation.

“Clean-Up Representation” means any of the representations and warranties under Clause 20 (Representations) other than Clause 20.2 (Status) to Clause 20.8 (Insolvency), Clause 20.18 (Anti-Terrorism Law) to Clause 20.21 (Ranking), Clause 20.24 (Legal and beneficial ownership), Clause 20.25 (Shares), Clause 20.28 (Merger Documents) and Clause 20.29 (Shareholder Documents).

“Clean-Up Undertaking” means any of the undertakings specified in Clause 23 (General undertakings) other than Clause 23.1 (Authorisations), Clause 23.11 (Pari passu ranking), Clause 23.12 (Compliance with Merger Documents), Clause 23.29 (Financial assistance), Clause 23.30 (Guarantors), Clause 23.31 (Further assurance), Clause 23.32 (Anti-corruption law and anti-money laundering) to Clause 23.34 (Anti-Terrorism Law), Clause 23.38 (Amendments and waivers under Merger Documents), Clause 23.39 (Shareholder Documents and Constitutional Documents), Clause 23.41 (DSRA) and Clause 23.44 (Conditions subsequent: Acquisition) to Clause 23.45 (Conditions subsequent: hedging and security).

“Closing Date” means the date on which the Merger Effective Date occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in USD set opposite its name under the heading “Commitment” in Part I of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in USD of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Letter” means the commitment letter dated 14 August 2015 from the Mandated Lead Arrangers to the Borrower.

“Company Disclosure Schedule” has the meaning given to that term in the Acquisition Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Confidential Information” means all information relating to the Parent, any Transaction Obligor, the Group, the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Group Member, the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Group Member or the Target Group or any of its advisers; or

(iii)	is known by that Finance Party before the date such information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality with respect to such information.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent and which is addressed to, or capable of being relied upon by, the Borrower or any other Group Member by virtue of reliance on the Third Parties Act with respect to the relevant provisions therein.

“Constitutional Documents” means, in respect of any person, the certificate of incorporation, the memorandum of association and articles of association (or the equivalent thereof) and any other constitutional documents of such person, including any amendments and/or supplements thereto.

“Control” means, in relation to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of such person, whether through the ownership of voting securities, by contract or otherwise (and the term “Controlled” shall be construed accordingly).

“Corporate Venture Capital Fund” means, collectively, WuXi PharmaTech Investment Holdings (Cayman) Inc., WuXi PharmaTech Investment Management (Cayman) Inc., WuXi PharmaTech Investments (Cayman) Inc., WuXi PharmaTech Fund I General Partner L.P., WuXi PharmaTech Healthcare Fund I L.P., WuXi AppTec Equity Investment Management Co., Ltd., WuXi AppTec Biomedical Investment Management L.P., WuXi AppTec Investment Fund I L.P. and WuXi Healthcare Ventures II, L.P., and funds managed or advised by any of the foregoing.

“Corporate Venture Capital Fund Group” means the Corporate Venture Capital Fund and any Subsidiary thereof.

“CSDC” means the China Securities Depository and Clearing Corporation Limited (including its successors).

“CSRC” means the China Securities Regulatory Commission of the PRC ( ) (including its successors).

“Cure Amount” has the meaning given to that term in Clause 22.4 (Equity cure).

“Debenture (Borrower)” means the document dated on or about the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed and floating charge or similar security interest over assets of the Borrower (including assignment of the Borrower’s rights and benefits under the Merger Documents) in favour of the Security Agent.

“Debenture (STA Hong Kong)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed and floating charge or similar security interest over assets of STA Hong Kong in favour of the Security Agent.

“Debenture (WXAT BVI)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed and floating charge or similar security interest over assets of WXAT BVI in favour of the Security Agent.

“Debenture (WXAT (Hong Kong))” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed and floating charge or similar security interest over assets of WXAT (Hong Kong) in favour of the Security Agent.

“Debenture (WX (BVI))” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking fixed and floating charge or similar security interest over assets of WX (BVI) in favour of the Security Agent.

“Debt Document” has the meaning given to that term in the Intercreditor Agreement.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases or acquires by way of assignment or transfer any rights and/or obligations in respect of;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment (or any commitment represented thereby) or any amount outstanding under any Finance Document.

“Debtor” has the meaning given to that term in the Intercreditor Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination (including that of materiality) under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in the Loan available (or has notified the Facility Agent or the Borrower (which has notified the Facility Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made by that Lender within five Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disposal” has the meaning given to that term in paragraph (a) of Clause 8.2 (Disposal, Insurance and Recovery Proceeds).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means, in respect of a person:

(a)	declaring, making or paying any dividend, charge, fee or other distribution of any kind (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of any Equity Interest of such person (or any class of any Equity Interest of such person);

(b)	repaying, returning or distributing any dividend or share premium or other reserve;

(c)	paying or allowing any Obligor or any Group Member to pay any management, advisory or other fee (other than directors’ fees which are incurred on arm’s length terms and which are payable to directors of such Obligor or Group Member which directors are not corporate directors) to or to the order of the Parent, any of the shareholder(s) of the Parent or any other Related Person; or

(d)	redeeming, repurchasing, defeasing, retiring, repaying, returning, reducing, cancelling or terminating any of its Equity Interest (including any Recapitalisation), or making any payment (including any payment of interest on any unpaid sum relating to any such payment) whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or entering into any other arrangement having a similar effect, or resolving to do so; or

(e)	paying, repaying or prepaying any principal, interest or other amount on or in respect of, or redeeming, purchasing, acquiring or defeasing, any Financial Indebtedness (whether on account of principal, interest, fees or otherwise), owed actually or contingently to the Parent, any of the shareholder(s) of the Parent or any other Related Person.

“Dividend Account” means an interest-bearing account:

(a)	held in a jurisdiction reasonably satisfactory to the Facility Agent by an Offshore Group Member with the Facility Agent (or an Affiliate thereof specified by the Facility Agent);

(b)	identified in writing (including in a Transaction Security Document) between (i) the Borrower and (ii) the Facility Agent or the Security Agent as a “Dividend Account”;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Facility Agent and Security Agent (acting reasonably); and

(d)	from which no withdrawals may be made by any Transaction Obligor or any Group Member except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“DSRA” means a debt service reserve account:

(a)	held in a jurisdiction reasonably satisfactory to the Facility Agent by the Borrower with the Facility Agent (or an Affiliate thereof specified by the Facility Agent);

(b)	subject to Security under the Account Charge (Borrower) or other Security in favour of the Security Agent which other Security is in form and substance satisfactory to the Facility Agent and Security Agent (acting reasonably);

(c)	identified in writing (including in a Transaction Security Document) between (i) the Borrower and (ii) the Facility Agent or the Security Agent as the “DSRA”; and

(d)	from which no withdrawals may be made by any Transaction Obligor or any Group Member except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“DSRA Minimum Balance” means, at any time, an amount equal to the aggregate of:

(a)	the Interest Reserve Amount as at such time; and

(b)	(in addition to the Interest Reserve Amount as at such time) any interest amount falling due and payable under the Facility and any Repayment Instalment falling due and payable in accordance with Clause 6.1 (Repayment of the Loan), in each case, within 15 days of such time.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of:

(a)	any breach, or alleged breach, of any Environmental Law; or

(b)	any accident, fire, explosion or other event of any type involving the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace;

(c)	community welfare and/or land or property rights;

(d)	occupational health and safety; or

(e)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor or any Group Member conducted on or from the properties owned or used by any Obligor or any Group Member.

“Equity Interest” means, in relation to any person:

(a)	any share of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such share, capital stock or equity interest; or

(b)	any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or

(c)	any option, warrant or other right to acquire any such share, capital stock, equity interest, security or depositary receipt or security referred to in the foregoing paragraphs (a) and/or (b) above.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder by the Department of Labor of the United States, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that would be deemed at any relevant time to be a single employer with an Obligor (i) for purposes of Title I and Title IV of ERISA, within the meaning of Section 414(b) or (c) of the Code, or, (ii) solely with respect to Section 412 of the Code, within the meaning Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Executive Order” means each of:

(a)	the U.S. Executive Order No.13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended;

(b)	the U.S. Executive Order No. 13590 of 21 November 2011 authorising the imposition of certain sanctions with respect to the provision of goods, services, technology or support for Iran’s energy and petrochemical sectors; and

(c)	any other U.S. Executive Order issued and in effect in connection with restrictions on the export of goods or economic or trade sanctions.

“Existing Hedging Agreements” means the following forward delivery foreign exchange contracts entered into by the Target and subsisting as at the date of the Commitment Letter:

(a)	a U.S.$40,000,000 foreign exchange hedging agreement dated 23 September 2014 between Barclays Bank PLC, Hong Kong Branch and the Target;

(b)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target;

(c)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target;

(d)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target; and

(e)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target.

“Existing Indebtedness” means all Financial Indebtedness incurred or owing by any or all Target Group Members as of the Closing Date (except where such Financial Indebtedness constitutes Permitted Financial Indebtedness falling within any of paragraphs (a), (b), (d) to (i) of the definition of “Permitted Financial Indebtedness”).

“Existing Indebtedness Consents” has the meaning given to that term in Part IA of Schedule 2 (Conditions Precedent).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Family Member” means, in relation to any individual, such individual, his or her parents, brothers, sisters and lineal descendants, and any trust or other similar entity established for the sole benefit of or the sole beneficial owner(s) of which (directly or indirectly) are any or all of the foregoing, any of their respective lineal descendants, estate or any executor of their respective estate, and/or (in the case of any such trust or other similar entity) any trustee in bankruptcy or similar officer in respect of any such trust or such other similar entity.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; and

(c)	any agreement pursuant to the implementation of paragraph (a) or (b) above with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means (as applicable):

(a)	the fee letter dated 14 August 2015 from the Mandated Lead Arrangers to the Borrower;

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 13 (Fees) or paragraph (f) of Clause 2.2 (Increase); and/or

(c)	any agreement setting out any other fees payable to a Finance Party referred to in this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, the Commitment Letter (to the extent of provisions thereof that are not superseded by this Agreement), any Accession Deed, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Hedging Letter, the Intercreditor Agreement, any Report Proceeds Letter, any Resignation Letter, any Transaction Security Document, any Guarantee, any PRC Account Control Agreement, any Transfer Certificate, any Increase Confirmation, any Utilisation Request and any other document designated as a “Finance Document” by the Facility Agent and the Borrower, provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Document”;

(d)	the definition of “Transaction Security Document”;

(e)	paragraph (a)(iv) of Clause 1.2 (Construction);

(f)	Clause 2.3 (Finance Parties’ rights and obligations);

(g)	Clause 2.4 (Obligors’ Agent);

(h)	Clause 19 (Guarantee and indemnity);

(i)	the definition of “Guarantees”;

(j)	Clause 24 (Events of Default) (other than Clause 24.20 (Acceleration));

(k)	Clause 32 (Set-off);

(l)	the Security Principles; and

(m)	describing the secured obligations under any Transaction Security Document.

“Finance Lease” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Finance Party” means the Facility Agent, a Mandated Lead Arranger, the Security Agent, a Lender or a Hedge Counterparty provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	the definition of “Material Adverse Effect”;

(c)	paragraph (a)(i) of Clause 1.2 (Construction);

(d)	Clause 19 (Guarantee and indemnity);

(e)	the definition of “Guarantees”;

(f)	Clause 2.3 (Finance Parties’ rights and obligations);

(g)	Clause 2.4 (Obligors’ Agent);

(h)	Clause 29 (Conduct of business by the Finance Parties); and

(i)	Clause 32 (Set-off).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying indebtedness or liability (but not, in any case, Trade Instruments) of any person which is not a Group Member, which indebtedness or liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares or Equity Interests which are redeemable (other than at the option of the issuer thereof) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 150 days after the date of such supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing (excluding any such transaction which is expressly excluded under another paragraph of this definition) or are otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial definitions).

“First Test Date” means the Quarter Date falling at the end of the second full Financial Quarter that elapses following the Utilisation Date.

“Flotation” has the meaning given to that term in Clause 8.1 (Exit and Flotation).

“Founders” means:

(a)	Dr. Li Ge ( ); and

(b)	Zhao Ning ( ).

“Funds Flow Statement” means the funds flow statement in agreed form agreed by the Borrower and the Facility Agent detailing the proposed movement of funds on or before the Closing Date.

“Future Acquisition” means the acquisition (after the Closing Date) by a Group Member of Equity Interest(s) in a company, corporation or entity which is not already a Group Member prior to such acquisition and which becomes a Group Member after such acquisition, provided that such acquisition is a Permitted Acquisition (such company, corporation or entity and its Subsidiaries (if any) as at the date of consummation of such acquisition being the “Future Target Group” in respect of such Future Acquisition).

“Governmental Authority” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and each of its Subsidiaries for the time being, including at and following the Closing Date, each Target Group Member (subject to paragraph 18 of Schedule 14 (Permitted Restructuring)).

“Group Member” means any member of the Group (subject to paragraph 18 of Schedule 14 (Permitted Restructuring)).

“Group Structure Chart” means the structure chart of the Group (assuming that the Closing Date has occurred) which identifies (i) the Sponsors, each direct shareholder of Holdco, Holdco and the Parent, (ii) each Group Member and (iii) the Material Companies, together with the percentage of ownership of Equity Interest in each Group Member, and which is otherwise in the agreed form.

“Guarantees” means:

(a)	any guarantee or indemnity given by any Obligor under Clause 19 (Guarantee and indemnity); and

(b)	any guarantee or indemnity given by any person (other than a Finance Party) in favour of the Facility Agent, the Security Agent or all of the Finance Parties (in each case in form and substance satisfactory to the Facility Agent, acting reasonably) in respect of the obligations of the Borrower under the Finance Documents,

(each a “Guarantee”).

“Guarantors” means the Parent and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors) (each a “Guarantor”).

“Hedge Counterparty” means:

(a)	any Original Hedge Counterparty; and

(b)	any entity which has become a Party as a “Hedge Counterparty” in accordance with Clause 25.8 (Accession of Hedge Counterparties),

which, in each case, is or has become, a party to the Intercreditor Agreement as a “Hedge Counterparty” (as defined in the Intercreditor Agreement) in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to the Facility which the Hedging Letter (by reference to its form at the time that agreement, confirmation, schedule or other agreement is entered into) either requires or had required, or permits, to be hedged and which complies with the Intercreditor Agreement.

“Hedging Letter” means the letter dated on or about the date of this Agreement and made between the Facility Agent and the Borrower describing the hedging arrangements to be entered into in respect of the interest rate liabilities of the Borrower of, and in relation to, the Facility.

“Holdco” means New WuXi Life Science Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 301566 and registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“Holdco Shareholders Agreement” means the shareholders agreement relating to Holdco entered into or to be entered into between, among others, the shareholders of Holdco and Holdco.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for such payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation) or any other form agreed between the Facility Agent and the Borrower.

“Increase Lender” has the meaning given to that term in paragraph (a)(iii) of Clause 2.2 (Increase).

“Indebtedness for Borrowed Money” means, at any time, Financial Indebtedness other than any Financial Indebtedness falling within (a) paragraph (f) of the definition of “Financial Indebtedness” or (b) paragraph (k) of the definition of “Financial Indebtedness” (to the extent related to Financial Indebtedness falling within paragraph (f) of the definition of “Financial Indebtedness”).

“Indirect Tax” means any value added tax, goods and services tax, consumption tax, business tax or any Tax of a similar nature.

“Insolvency Event” in relation to an entity means that entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009 or in each case, any equivalent legislation in any relevant jurisdiction;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains such possession, or any such distress, execution, attachment, sequestration or other legal process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means all right, title and interest from time to time in and to:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use any or all of the rights and/or items referred to paragraph (a) from time to time and which may now or in the future subsist,

and in each case including any related lease, licences and sub-licences of the same.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, among others, Holdco, the Parent, the Borrower, the Security Agent, the Facility Agent and the Mandated Lead Arrangers.

“Interest Period” means:

(a)	in relation to the Loan, each period determined in accordance with Clause 11 (Interest Periods); and/or

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Interest Reserve Amount” means, as at any date, the aggregate amount of interest accruing on the Loan during the period of six (6) Months from such date (taking into account the effect of any interest rate hedging under any Hedging Agreement that is in force). For the purposes of such calculation as at any date, it shall be assumed that:

(a)	the amount of the Loan shall not be reduced at any time during such period (other than repayment of the Loan in accordance with Clause 6.1 (Repayment of the Loan));

(b)	the rate of interest applicable to the Loan throughout such period shall be the rate of interest applicable to the Loan as at such date of calculation; and

(c)	the Loan (if any) to be made on such date of calculation has been made in full.

“Interpolated Screen Rate” means, in relation to LIBOR for the Loan or any Unpaid Sum and any Interest Period relating thereto, the rate (rounded to the same number of decimal places as the two Screen Rates referred to below) which results from interpolating on a linear basis between:

(a)	the rate per annum that is equal to the applicable Screen Rate (for the currency of the Loan or such Unpaid Sum) for the longest period (for which that Screen Rate is available) which is less than the length of such Interest Period; and

(b)	the rate per annum that is equal to the applicable Screen Rate (for the currency of the Loan or such Unpaid Sum) for the shortest period (for which that Screen Rate is available) which exceeds the length of such Interest Period, each as of the Specified Time on the Quotation Day (for the currency of such Loan or Unpaid Sum and for such Interest Period).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of reasonableness and fairness (to the extent applicable to the laws to which this definition relates) and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws and defences of acquiescence, set off or counterclaim, including the Limitation Acts and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	the principle that in certain circumstances security granted by way of fixed charge may be recharacterised as a floating charge or that security purported to be constituted as an assignment may be re-characterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“LIBOR” means, in relation to the Loan or any Unpaid Sum and any Interest Period relating thereto, the rate per annum equal to:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the currency of the Loan or such Unpaid Sum and for a period equal in length to such Interest Period;

(b)	(if a Screen Rate is available for the currency of the Loan or such Unpaid Sum but is not available for such Interest Period (provided that a Screen Rate is available for such currency for both a period longer and a period shorter than such Interest Period)) the Interpolated Screen Rate in respect of the Loan or such Unpaid Sum and such Interest Period; or

(c)	(if no Screen Rate is available for the currency of the Loan or such Unpaid Sum or if no Screen Rate is available for such currency for both a period longer and a period shorter than such Interest Period) the Reference Bank Rate in respect of the Loan or such Unpaid Sum and such Interest Period, provided that (in each case) if that rate is below zero, LIBOR for the Loan or such Unpaid Sum and such Interest Period will be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listco” has the meaning set out in Schedule 14 (Permitted Restructuring).

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Major Default” means with respect to the Parent or the Borrower only (in each case, without taking into account any Target Group Member and whether or not the Acquisition has occurred or will occur), any circumstances constituting a Default under any of:

(a)	Clause 24.3 (Other obligations) insofar as it relates to any of Clause 23.5 (Merger), Clause 23.7 (Acquisitions and investments), Clause 23.8 (Joint Ventures), Clause 23.9 (Holding Companies),

Clause 23.13 (Negative pledge), Clause 23.14 (Disposals), Clause 23.16 (Loans or credit), Clause 23.17 (No Guarantees or indemnities), Clause 23.18 (Dividends and share redemption), Clause 23.21 (Financial Indebtedness), Clause 23.32 (Anti-corruption law and anti-money laundering) to Clause 23.34 (Anti-Terrorism Law) (in each case of Clause 23.32 (Anti-corruption law and anti-money laundering) to Clause 23.34 (Anti-Terrorism Law), only to the extent it relates to complying with the applicable laws, regulations and Sanctions) and Clause 23.38 (Amendments and waivers under Merger Documents);

(b)	Clause 24.4 (Misrepresentation) insofar as it relates to any Major Representation; and

(c)	Clause 24.1 (Non-payment), Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings), Clause 24.8 (Creditors’ process), Clause 24.10 (Unlawfulness and invalidity), Clause 24.15 (Expropriation) and Clause 24.16 (Repudiation and rescission of agreements).

“Major Representation” means a representation or warranty with respect to the Parent or the Borrower only (in each case, without taking into account any Target Group Member and whether or not the Acquisition has occurred or will occur) under any of Clauses 20.2 (Status) to 20.6 (Validity and admissibility in evidence), Clauses 20.18 (Anti-Terrorism Law) to 20.20 (Sanctions) (in each case of Clauses 20.18 (Anti-Terrorism Law) to 20.20 (Sanctions), only to the extent it relates to complying with the applicable laws, regulations and Sanctions), Clause 20.21 (Ranking), paragraph (a) of Clause 20.24 (Legal and beneficial ownership) (to the extent it relates to assets to be charged under the Transaction Security Documents (to which Mergerco and/or the Parent is a party, other than (for the avoidance of doubt) shares in the Target)), Clause 20.25 (Shares) (to the extent it relates to Equity Interests in Mergerco), Clause 20.28 (Merger Documents), Clause 20.29 (Shareholder Documents) and Clause 20.31 (Holding Companies).

“Majority Lenders” means a Lender or Lenders whose Commitment(s) aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction of the Total Commitments to zero), provided that a Lender may exercise its voting rights in respect of different portions of its Commitment in different manners and for such purposes shall be deemed to constitute separate Lenders each holding a portion of such Commitment (provided that the aggregate thereof shall not exceed 100% of such Commitment).

“Management Facility” means the U.S.$300,000,000 term loan facility granted to Group & Cloud Limited pursuant to the Management Facility Agreement.

“Management Facility Agent” means the “Facility Agent” (as defined in the Management Facility Agreement.

“Management Facility Agreement” means the facility agreement dated on or about the date of this Agreement between, among others, Group & Cloud Limited as borrower, Shanghai Pudong Development Bank Co., Ltd. ( ) as facility agent and Ping An Bank Co., Ltd. ( ) as security agent.

“Margin” means 3.65% per annum.

“Margin Stock” means “margin stock” or “margin security” within the meaning of Regulation U and Regulation X of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets or financial condition of the Group (taken as a whole);

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	(i) (subject to applicable Legal Reservations and Perfection Requirements which are not overdue) the validity or enforceability of, or the effectiveness or ranking of any Security or any subordination granted or purporting to be granted pursuant to, any of the Finance Documents (in each case, in accordance with its terms) or (ii) the rights or remedies of any Finance Party under any applicable Finance Document (which, in each case for this paragraph (c), if capable of remedy, is not remedied within 20 Business Days of the earlier of a Transaction Obligor first becoming aware of such event or circumstance or being given written notice of such event or circumstance by the Facility Agent (provided that such grace period will run concurrently with any other applicable grace period)).

“Material Company” means, at any time:

(a)	any Original Obligor;

(b)	any Additional Guarantor;

(c)	any Group Member identified as a “Material Company” on the Group Structure Chart;

(d)	(at any time on or after any Permitted Merger/Sale or any Permitted IPO (each as defined in Schedule 14 (Permitted Restructuring)) Listco; or

(e)	any Group Member which:

(i)	has net revenue (after deducting sales tax) (determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements but calculated on an unconsolidated basis if such Group Member has any Subsidiary) representing 5% or more of the net revenue (after deducting sales tax) of the Group (determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements and calculated on a consolidated basis); or

(ii)	has gross assets (determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements but calculated on an unconsolidated basis if such Group Member has any Subsidiary) representing 5% or more of the gross assets of the Group (determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements and calculated on a consolidated basis); or

(f)	any Group Member that holds or beneficially owns (directly or indirectly) any Equity Interests in any Obligor or any Group Member referred to in paragraphs (c), (d), (e)(i) and (e)(ii) above,

but excluding, in each case, the Corporate Venture Capital Fund Group and subject to paragraph 18 of Schedule 14 (Permitted Restructuring).

A report by the auditors of the Group (which shall be one of the Auditors) that a Group Member is or is not a Material Company (falling within paragraphs (e)(i) and/or (e)(ii) above) shall, in the absence of manifest error, be conclusive and binding on all Parties.

Compliance with the conditions set out in paragraphs (e)(i) and/or (e)(ii) above in relation to any Group Member shall be determined (subject to paragraph (B) below) quarterly by reference to the period (or, in the case of paragraph (e)(ii), as at the end of the period) covered by the latest consolidated financial statements of the Group and the Compliance Certificate delivered in respect of such financial statements, provided that:

(A)	at all times on or after the Closing Date but prior to the date when the first set of the consolidated financial statements of the Group shall have been delivered pursuant to Clause 21.1 (Financial statements), compliance with the conditions set out in paragraphs (e)(i) and/or (e)(ii) above shall be determined by reference to the Original Financial Statements of the Target (as if the Closing Date had occurred as at the commencement of the period to which such Original Financial Statements of the Target relate); and

(B)	if a person becomes or ceases to be a Group Member since the date as at which the latest consolidated financial statements of the Group were prepared, compliance with the conditions set out in paragraphs (e)(i) and/or (e)(ii) above shall be re-determined and for such purposes, such latest consolidated financial statements of the Group shall be deemed to be adjusted (on a pro forma basis as if such person had become a Group Member or, as the case may be, had ceased to be a Group Member at the commencement of the period to which such financial statements relate) in order to take into account such person’s becoming or (as the case may be) cessation as a Group Member (such adjustment being certified by the auditors of the Group (which shall be one of the Auditors) as representing an accurate reflection of the net revenue (after deducting sales tax and determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements) and the gross assets of the Group (each calculated on a consolidated basis and determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements) after taking into account such person’s becoming or (as the case may be) cessation as a Group Member as at the commencement of such period or, if such certification is not available, such adjustment being made in such manner as the Borrower (acting reasonably) may determine).

“Merger Certificate” means the certificate of merger issued or to be issued by the Registrar of Companies of the Cayman Islands in accordance with section 233(11) of the Companies Law (2013 Revision) of the Cayman Islands in respect of the Acquisition.

“Merger Consideration” means the aggregate consideration payable by the Parent and/or the Borrower in cash under the Acquisition Agreement.

“Merger Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed and required to be paid by the Parent, the Borrower or any other Group Member in connection with the Acquisition or the Transaction Documents.

“Merger Documents” means the Acquisition Agreement, the Merger Plan, the Company Disclosure Schedule and any other document designated as a “Merger Document” by the Facility Agent and the Borrower.

“Merger Effective Date” means the date on which the Acquisition becomes effective pursuant to the Acquisition Agreement, being the “Effective Date” specified in the Merger Plan.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Acquisition Agreement.

“Mergerco” means WuXi Merger Limited., an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 301597 and registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“MOFCOM” means the Ministry of Commerce of the PRC ( ) (including its successors) and its local counterparts.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if such numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day in that calendar month in which that period is to end;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month in which that period is to end; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Most Recent Relevant Period” means, at any time, the most recently elapsed Relevant Period as at such time, in respect of which the consolidated financial statements of the Group for a period ending on the last day of such Relevant Period, and the accompanying Compliance Certificate, have been delivered to the Facility Agent, provided that if such time falls prior to the time when the first set of the consolidated financial statements of the Group and the accompanying Compliance Certificate are delivered to the Facility Agent, (a) the “Most Recent Relevant Period” at such time shall be deemed to be the Relevant Period ending on 31 December 2014, (b) the consolidated financial statements of the Group for such Relevant Period shall be deemed to be the consolidated financial statements of the Target Group for such Relevant Period (but adjusted on a pro forma basis as if the Acquisition had been completed at the commencement of that Relevant Period and the Loan was incurred in full by the Target as at the commencement of that Relevant Period and remained outstanding throughout such Relevant Period) and (c) the financial covenants under Clause 22.2 (Financial condition) applicable to such Relevant Period shall be deemed to be the financial covenants under Clause 22.2 (Financial condition) applicable to the First Test Date.

“New Lender” has the meaning given to that term in Clause 25.1 (Assignments and transfers by the Lenders).

“New Shareholder Injections” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Non-Consenting Lender” has the meaning given to that term in Clause 37.6 (Replacement of Lender).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 26.3 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Obligor” means the Borrower or a Guarantor.

“Obligor Threshold Requirement” has the meaning given to that term in paragraph (b) of Clause 23.30 (Guarantors).

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Offshore Group” means the Offshore Group Members.

“Offshore Group Member” means a Group Member which is not an Onshore Group Member.

“Offshore Mandatory Prepayment Account” means an interest-bearing account:

(a)	held in a jurisdiction reasonably satisfactory to the Facility Agent by the Borrower with the Facility Agent (or an Affiliate thereof specified by the Facility Agent);

(b)	identified in writing (including in a Transaction Security Document) between (i) the Borrower and (ii) the Facility Agent or the Security Agent as the “Offshore Mandatory Prepayment Account”;

(c)	subject to Security under the Account Charge (Borrower) or other Security in favour of the Security Agent which other Security is in form and substance satisfactory to the Facility Agent and the Security Agent (acting reasonably); and

(d)	from which no withdrawals may be made by any Transaction Obligor or any Group Member except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“Onshore Distributions” means (without duplication):

(a)	any Distribution by any or all of the Onshore Group Members paid or made by one or more of the Onshore Group Members to or in favour of any or all of the holders of Equity Interests in any or all of the Onshore Group Members; and

(b)	any amount paid or made available by any or all of the Onshore Group Members to or in favour of any or all of the Transaction Obligors (excluding any Transaction Obligor which is an Onshore Group Member), the Offshore Group Members and/or the holders of Equity Interests in any or all of the Onshore Group Members by way of loans, advances, cash pooling and/or other equivalent means.

“Onshore Group” means the Onshore Group Members.

“Onshore Group Member” means a Group Member which is established or incorporated in the PRC.

“Onshore Mandatory Prepayment Account” means an account:

(a)	held by an Onshore Group Member in the PRC with the Facility Agent (or any Affiliate thereof specified by the Facility Agent);

(b)	identified in writing between (i) the Borrower and (ii) the Facility Agent or the Security Agent as an “Onshore Mandatory Prepayment Account”;

(c)	subject to the terms of a PRC Account Control Agreement; and

(d)	from which no withdrawals may be made by any Transaction Obligor or any Group Member except as contemplated by this Agreement,

(as the same may be re-designated, substituted or replaced from time to time).

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Target for the Financial Year ended 31 December 2014; and

(b)	the audited unconsolidated financial statements of WXAT for the Financial Year ended 31 December 2014,

each prepared in accordance with the applicable Accounting Principles.

“Original Jurisdiction” means:

(a)	in relation to an Original Obligor, the jurisdiction under whose laws that Original Obligor is incorporated as at the date of this Agreement; or

(b)	in relation to an Additional Guarantor, the jurisdiction under whose laws that Additional Guarantor is incorporated or established as at the date on which that Additional Guarantor becomes Party as a Guarantor; or

(c)	in relation to any other Transaction Obligor, the jurisdiction under whose laws that Transaction Obligor is incorporated or established as at the date on which that Transaction Obligor becomes a Transaction Obligor.

“Original Obligor” means the Borrower and the Parent.

“Ownership Percentage” means, at any time, (a) in relation to any Group Member (that is not the Borrower), the direct or indirect equity interest (expressed as a percentage) of the Borrower in such Group Member or (b) in relation to the Borrower, 100%.

“Parent Loan” means any loan made by the Parent to the Borrower and outstanding from the Borrower to the Parent from time to time, provided that such loan is subordinated to the Secured Obligations pursuant to the Intercreditor Agreement.

“Participant” means any person to whom a Lender has assigned, transferred or disposed of all or any of its obligations, economic interest or other interest under any of the Finance Documents by way of Participation.

“Participation” means, in relation to a person, a transaction where such person:

(a)	enters into any sub-participation in respect of;

(b)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of; or

(c)	enters into a credit derivative (including a credit default swap or credit linked note), total return swap in respect of,

any Commitment (or any commitment represented thereby) or any amount outstanding under any Finance Document.

“Participation Agreement” means each agreement or letter (including a Fee Letter) between a Lender and a Participant under which the Lender has assigned, transferred or disposed of all or any of its obligations, economic interest or other interest under any of the Finance Documents, directly or indirectly, whether by Participation or in any other way but excluding any assignment, transfer or novation of any of a Lender’s Commitments and/or rights and/or obligations under any Finance Document in accordance with Clause 25 (Changes to the Lenders).

“Participating Member State” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Paying Agent Agreement” means the exchange and paying agent agreement to be entered into by the Parent and the Paying Agent (as defined in the Acquisition Agreement) as contemplated under section 2.04 of the Acquisition Agreement.

“PBOC” means the central bank of the People’s Republic of China ( ) (including its successors).

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of the Transaction Security Documents as specifically contemplated by any Legal Opinion or Transaction Security Document.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a Group Member (other than by the Borrower) of an asset sold, leased, transferred or otherwise disposed of by another Group Member in circumstances constituting a Permitted Disposal;

(c)	an acquisition of Equity Interests or securities pursuant to a Permitted Management Transaction;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)

the incorporation or establishment by a Group Member (other than by the Borrower) of a limited liability company or the purchase by a Group Member (other than by the Borrower) of a shelf company, in each case, with no prior liabilities or activities since the date of its incorporation or establishment which on such incorporation, establishment or purchase becomes a Group Member

(that is wholly-owned by such Group Member that incorporates, establishes or purchases such company) but only if that company is incorporated with limited liability in a jurisdiction which is not a Sanctioned Country, provided that the aggregate consideration for any acquisition of Equity Interests in that company by such Group Member in connection with such incorporation, establishment or purchase shall be nominal;

(f)	the acquisition by any Group Member (other than the Borrower) of any share or interest in or the establishment by any Group Member (other than the Borrower) of any Joint Venture, where such acquisition or establishment constitutes any Permitted Joint Venture Investment (other than any Permitted Joint Venture Investment falling within paragraph (b) of the definition of “Permitted Joint Venture Investment”);

(g)	an acquisition by a Group Member (other than the Borrower) of (1) the issued voting share capital or other applicable ownership interests of a person (incorporated with limited liability) following which more than 50% of the aggregate voting share capital or other applicable ownership interests in such person is or are owned by the Group Members or (2) all or the majority of any business or undertaking carried on as a going concern (such person referred to in (1) or such business or undertaking referred to in (2) being the “Future Acquisition Target”) (including any such acquisition by way of a solvent merger or amalgamation between such Group Member making such acquisition and such Future Acquisition Target), in each case subject to the following conditions:

(i)	no Event of Default is continuing or would occur as a result of such acquisition, as at the closing date of such acquisition (subject to Clause 24.21 (Clean-Up period));

(ii)	each of the Future Acquisition Target and its Subsidiaries (if any):

(A)	is engaged in a business the general nature of which is substantially similar, related or complementary to that carried on by the Group or a material part of the Group;

(B)	is incorporated in a jurisdiction that is not a Sanctioned Country, and has not carried on business activities in any Sanctioned Country and is not a Sanctions Restricted Person and (to the best of the knowledge of the Group Member making such acquisition, after having made due enquiries) does not have any interest in any Sanctions Restricted Person; and

(C)	was not a Group Member and was not owned by a Group Member prior to such acquisition;

(iii)	the Total Purchase Price of that acquisition (excluding the amount thereof to the extent funded in cash from Non-Operating Sources) when aggregated with (A) the aggregate Total Purchase Price of any and all other acquisitions by any or all Group Members in the same Financial Year and (B) any and all Joint Venture Investments by any or all of the Group Members in the same Financial Year (in each case of (A) and (B), excluding the amount thereof to the extent funded in cash from Non-Operating Sources), does not (x) (in the case of any of the Financial Years ending 31 December 2015, 31 December 2016 and 31 December 2017) exceed U.S.$100,000,000 (or its equivalent in other currencies) or (y) (in the case of any other Financial Year) exceed U.S.$80,000,000 (or its equivalent in other currencies);

(iv)	(in the case of (1) above), the assets of such Future Acquisition Target and its Subsidiaries (if any) do not primarily comprise minority interests in other companies or entities;

(v)

(if such Future Acquisition Target is a Negative EBITDA Entity) the earnings before Tax, depreciation and amortisation of that Negative EBITDA Entity (calculated on the same basis as EBITDA (as defined in Clause 22.1 (Financial definitions), applying mutatis mutandis, and (in the case of a Future Acquisition Target that is a business or undertaking)

as if such Future Acquisition Target constituted a separate legal entity)) for the 12-month period immediately prior to such acquisition (“Future Acquisition Target EBITDA” of such Future Acquisition Target) (when expressed as a positive number), when aggregated with the Future Acquisition Target EBITDA (when expressed as a positive number) of each other Negative EBITDA Entity (in each case for the 12-month period prior to the applicable acquisition relating to such other Negative EBITDA Entity) the subject of any acquisition by any Group Member in the same Financial Year, does not exceed (when expressed as a positive number) U.S.$5,000,000 (or its equivalent in other currencies), and for the purposes of this paragraph “Negative EBITDA Entity” shall mean an entity or business or undertaking whose Future Acquisition Target EBITDA (for the 12-month period prior to the applicable acquisition relating to such entity or business or undertaking) is less than zero;

(vi)	the Borrower would have remained in compliance with its obligations under Clause 22.2 (Financial condition) if the requirements thereunder were re-calculated on a pro forma basis for the Most Recent Relevant Period ending immediately prior to the closing date of such acquisition and, for the purposes of such re-calculation, consolidating the financial statements of such Future Acquisition Target (consolidated if it has Subsidiaries and (in the case where such Future Acquisition Target is a business or undertaking) prepared as if such Future Acquisition Target constituted a separate legal entity) with the consolidated financial statements of the Group for such Most Recent Relevant Period on a pro forma basis and as if the Total Purchase Price in respect of such acquisition had been paid and incurred and such acquisition had been consummated at the start of that Most Recent Relevant Period;

(vii)	the Borrower is forecast to remain in compliance with its obligations under Clause 22.2 (Financial condition) (calculated on the same pro forma basis as in paragraph (vi) above) for the four Relevant Periods ending on the next four Quarter Dates falling immediately after the closing date of that acquisition; and

(viii)	any and all reports actually prepared and available in respect of such acquisition and/or such Future Acquisition Target (and/or its Subsidiaries) are delivered to the Facility Agent and, in respect of any such acquisition the Total Purchase Price for which is in excess of U.S.$20,000,000 (or its equivalent in other currencies), a legal due diligence report is prepared and delivered to the Facility Agent, provided that any acquisition will only be permitted under this paragraph (g) if the Borrower has delivered to the Facility Agent not later than three Business Days after the closing date of that acquisition a certificate signed by two directors of the Borrower (or a director of the Borrower and the Chief Financial Officer) in form and substance satisfactory to the Facility Agent (acting reasonably) confirming or demonstrating (with calculations giving reasonable detail) that each of the conditions set out in this paragraph (g) have been met and to which is attached a copy of the latest audited accounts (or if not available, management accounts) of such Future Acquisition Target (on a consolidated basis if such Future Acquisition Target has any Subsidiaries and, in the case where such Future Acquisition Target is a business or undertaking, as if such Future Acquisition Target had constituted a separate legal entity);

(h)	an acquisition of Equity Interests in a Group Member pursuant to a Permitted Share Issue by such Group Member;

(i)	an acquisition by a Group Member of Equity Interests in another Group Member constituting any part of the Permitted Restructuring;

(j)	an acquisition with the prior consent of the Majority Lenders;

(k)	an investment in cash by any Group Member in the Corporate Venture Capital Fund Group, provided that the aggregate of any and all such investments by any or all of the Group Members shall not exceed U.S.$50,000,000 (or its equivalent in other currencies) during the term of the Facility;

(l)	an investment by the Corporate Venture Capital Fund Group in the ordinary course of business;

(m)	an acquisition by a Group Member (other than the Borrower) of assets (other than Equity Interests) constituting Capital Expenditure; or

(n)	an acquisition made by a Target Group Member pursuant to any legally binding contractual obligation agreement existing at the Closing Date (immediately prior to giving effect to the Acquisition) where (A) such contractual obligation existed at the date of the Commitment Letter and is disclosed in writing to the Mandated Lead Arrangers prior to the date of the Commitment Letter or (B) such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such acquisition requires the consent of Mergerco or the Parent under the Acquisition Agreement, provided that (in each case) the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such acquisition) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of Mergerco or the Parent under the Acquisition Agreement).

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	of assets in the ordinary course of day-to-day business of the disposing entity;

(b)	of assets (other than any Equity Interests, businesses or undertakings, Real Property, Intellectual Property or any interest in any of the foregoing) in exchange for other assets comparable or superior as to type, value or quality;

(c)	of surplus, obsolete or redundant assets (other than any Equity Interests, businesses or undertakings, Real Property, Intellectual Property or any interest in any of the foregoing) for cash;

(d)	of cash not otherwise prohibited under the Finance Documents;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by any Permitted Loan, Permitted Distribution or Permitted Subsidiary Capital Raising or any part of the Permitted Restructuring;

(g)	to the extent constituting a Permitted Joint Venture Investment;

(h)	that is made with the prior consent of the Majority Lenders;

(i)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), provided that if:

(i)	the Disposing Company had given Transaction Security over that asset, the Acquiring Company gives equivalent Transaction Security over that asset; and

(ii)	the Disposing Company is:

(A)	an Obligor, the Acquiring Company is also an Obligor; and

(B)	an Offshore Group Member, the Acquiring Company is also an Offshore Group Member;

and provided further that:

(iii)	if the Ownership Percentage in respect of the Acquiring Company is less than the Ownership Percentage in respect of the Disposing Company, the higher of the market value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, licence, transfer or other disposal (the “Disposal Amount” in respect of such sale, lease, licence, transfer or other disposal), when aggregated with the Disposal Amounts in respect of any and all other sales, leases, licences, transfers and/or other disposals falling under this paragraph (i)(iii) in the same Financial Year as such first-mentioned sale, lease, licence, transfer or other disposal does not exceed U.S.$5,000,000 (or its equivalent in other currencies); and

(iv)	neither the Disposing Company nor the Acquiring Company is the Borrower;

(j)	of any asset by an Obligor (other than the Borrower) to a Group Member that is not an Obligor, provided that the aggregate of the higher (in each case) of the maximum book value and the market value (“Relevant Disposal Amount”) of any and all assets so sold, leased, licensed, transferred or otherwise disposed by any or all Obligors to any or all Group Members under this paragraph (j) during any Financial Year does not exceed U.S.$5,000,000 (or its equivalent in other currencies);

(k)	constituted by (i) a licence of Intellectual Property in the ordinary course of day-to-day business or (ii) a termination of any licence of Intellectual Property no longer required for the Group’s business;

(l)	constituted by a disposal of accounts receivable for cash on arm’s length terms and on a non-recourse basis, provided that (i) such accounts receivable arise in the ordinary course of day-to-day business and (ii) such disposal is made for cash collection purposes;

(m)	constituted by a disposal of assets by a Group Member pursuant to a sale and leaseback or similar arrangement to facilitate a Finance Lease (in respect of such assets) of such Group Member permitted under paragraph (d) of the definition of “Permitted Financial Indebtedness” where such assets disposed of are leased or acquired by a Group Member pursuant to such Finance Lease;

(n)	constituted by leases, sub-leases, licences or sub-licences (or a surrender of any lease, sublease, licence or sub-licence) of Real Property granted by a Group Member and not constituting any Security or Quasi-Security or sale and leaseback, provided that (in the case of any exclusive lease, sub-lease, licence or sub-licence) such Real Property is not required for the operation of the Group’s business;

(o)	of assets which are seized or nationalised or any disposal of any asset made to comply with an order of any Governmental Authority or any applicable law or regulation, provided that, in each case, such seizure, nationalisation or disposal would not constitute or give rise to any event or circumstance set out in Clause 24.8 (Creditors’ process) and/or Clause 24.15 (Expropriation);

(p)	constituted by any close out or other disposal of an interest in any hedging transaction effected (if applicable), in each case, in compliance with the Intercreditor Agreement;

(q)	constituted by a disposal of any asset by the Corporate Venture Capital Fund Group in the ordinary course of business;

(r)	made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed in writing to the Mandated Lead Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such sale, lease, licence, transfer or other disposal requires the consent of Mergerco or the Parent under the Acquisition Agreement;

and (in each case) the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such sale, lease, licence, transfer or other disposal) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of Mergerco or the Parent under the Acquisition Agreement);

(s)	of assets by any Group Member (that is not permitted by any of paragraphs (a) to (r) above) for cash where the higher of the market value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, licence, transfer or other disposal (when aggregated with the higher (in each case) of the market value and consideration (net of applicable costs and Taxes) receivable for any and all other sales, leases, licences, transfers and/or other disposals by any or all Group Members and not falling within any of paragraphs (a) to (r) above) does not exceed U.S.$10,000,000 (or its equivalent in other currencies) during the term of this Agreement, but notwithstanding any of the foregoing, excluding in each case any sale, lease, licence, transfer or other disposal:

(A)	where (1) a Group Member (which is a wholly-owned Subsidiary of the Borrower) would cease to be a wholly-owned Subsidiary of the Borrower or (2) (at any time on or after the commencement of the WXAT Share Reorganisation) a Group Member (which is a wholly-owned Subsidiary of WXAT) would cease to be a wholly-owned Subsidiary of WXAT (other than, in each case, any disposal of Equity Interests in such Group Member constituted by any part of the Permitted Restructuring); or

(B)	(except in the case of any sale, lease, licence, transfer or other disposal made pursuant to paragraph (i)): of

(1)	any Equity Interest in any of the Borrower, the Target or any Material Company (or any beneficial interest in any of the foregoing) (other than any disposal constituted by any part of the Permitted Restructuring);

(2)	any rights in respect of, or any amount standing to the credit of, any Offshore Mandatory Prepayment Account, the DSRA or any Dividend Account (excluding any application of any such amount in accordance with the provisions of the Finance Documents); and

(3)	any right to receive any Onshore Distributions or any right or claim under, or the proceeds of any right or claim under, any Merger Document.

“Permitted Distribution” means the making of a lawful Distribution subject to, in each case, the Intercreditor Agreement:

(a)	by a Group Member (other than the Borrower) to the holders of equity interests in such Group Member in cash, provided that the amount of any such Distribution to any such holder (that is not a Group Member that is wholly-owned directly or indirectly by the Borrower) does not exceed such holder’s proportionate share of such equity interests in the Group Member making such Distribution (and without prejudice to any requirement in Schedule 14 (Permitted Restructuring) in relation to the making available to the Borrower of any such Distribution made by WXAT);

(b)	by a Group Member in cash to fund the administrative costs, Taxes, professional fees, regulatory costs and similar costs and expenses (including payments by way of remuneration to directors and employees) incurred (or reasonably expected to be incurred) or paid by the Parent or any direct or indirect Holding Company of the Parent to register and maintain their corporate existence or to maintain their corporate substance, provided that the aggregate amount of all such Distributions (by any and all of the Group Members) falling within this paragraph (b) does not, in any Financial Year, exceed U.S.$1,000,000 (or its equivalent in other currencies);

(c)	by a Group Member to fund any Permitted Management Transaction (and not exceeding the applicable amount payable by Group Members pursuant to such Permitted Management Transaction);

(d)	constituted by any part of the Permitted Restructuring;

(e)	by the Borrower to the Parent in cash, provided that such Distribution is:

(i)	funded from distributable profits (to the extent not already distributed or applied for any other purpose) of the Borrower in respect of any Financial Year and made at a time when there are no Trapped Amounts that have not yet been applied towards mandatory prepayment of the Loan;

(ii)	made when no Default in respect of Clause 24.1 (Non-payment) or Event of Default is continuing or would occur immediately after the making of that Distribution; and

(iii)	not in breach of the Intercreditor Agreement, and the Adjusted Leverage in respect of the Most Recent Relevant Period (as at the date of such Distribution) is less than or equal to 1.00:1.00 (adjusted on a pro forma basis as if such Distribution had been paid immediately prior to the end of that Most Recent Relevant Period and Cash and Cash Equivalent Investments of the Group as at the end of such Most Recent Relevant Period were reduced by the amount of such Distribution);

(f)	by the Parent to Holdco in cash, provided that such Distribution is:

(i)	funded from a Distribution from the Borrower to the Parent falling within paragraph (e) above or a Permitted Loan from the Borrower to the Parent falling within paragraph (f) of the definition of “Permitted Loan”;

(ii)	made when no Default in respect of Clause 24.1 (Non-payment) or Event of Default is continuing or would occur immediately after the making of that Distribution; and

(iii)	not in breach of the Intercreditor Agreement; or

(g)	by Target Group Members to fund any payment expressly set out in the Funds Flow Statement on or prior to the Closing Date which is specified in the Funds Flow Statement as being funded out of the cash of the Target Group by way of dividends, provided that any and all dividends and other Distributions from any and all of the Onshore Group Members to any and all of the Offshore Group Members shall be deposited into a Dividend Account of WXAT BVI or a Dividend Account of the Borrower (in each case, that is subject to Transaction Security) and shall only be applied in accordance with Clause 23.40 (Dividend Accounts).

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under any Finance Document or constituting New Shareholder Injections, in each case, subject to the terms of this Agreement and the Intercreditor Agreement;

(b)	any Financial Indebtedness:

(i)	arising under a Permitted Loan (excluding paragraph (b) of the definition of “Permitted Loan”);

(ii)	arising under a Permitted Guarantee (excluding paragraph (d) of the definition of “Permitted Guarantee”);

(iii)	arising under the Permitted Restructuring (subject to paragraph 30 of Schedule 14 (Permitted Restructuring)); or

(iv)	constituted by any Permitted Hedging Transaction;

(c)	any Financial Indebtedness of any person that becomes a Group Member after the Closing Date (excluding, for the avoidance of doubt, any Target Group Member existing as at the Closing Date) pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such Permitted Acquisition, but not incurred or increased (other than pursuant to the accrual of interest) or having its maturity date extended in contemplation of, or since, that Permitted Acquisition, and outstanding only for a period of not more than three months following the date of such Permitted Acquisition, unless such Financial Indebtedness is permitted to remain outstanding pursuant to another paragraph of this definition;

(d)	any Financial Indebtedness of any Group Member (other than the Borrower) under finance or capital leases by such Group Member of vehicles, plant, equipment or computers, or fixed or capital assets and any renewals and/or replacements thereof (each in the form of a finance or capital lease) by such Group Member, provided that:

(i)	the aggregate outstanding capital value and/or amount of any and all such leases (including any renewals and/or replacements thereof) by Group Members does not exceed U.S.$2,500,000 (or its equivalent in other currencies) at any time; and

(ii)

in respect of each such finance or capital lease by any Group Member to be entered into after the date of this Agreement, (A) such Group Member shall have given each Lender (and any Affiliate thereof as designated by such Lender) a right to match any offer that any Group Member obtains or receives from any person for such finance or capital lease and disclosed to each Lender all of the material terms of such offer, (B) if any Lender (or any Affiliate designated by any Lender) has (1) notified the Borrower or such Group Member, within 5 Business Days after the date on which each of the Lenders and such Affiliates has been notified in writing by such Group Member of such offer in favour of such Group Member and such material terms are disclosed to each of the Lenders and such Affiliates, that such Lender or such designated Affiliate is willing to match such offer subject to obtaining all relevant internal approvals (such notification under (1) being an “Indicative Notification (Finance Lease)”) and (2) notified the Borrower or such Group Member, within 10 Business Days after the date of such Indicative Notification (Finance Lease), that such Lender or such designated Affiliate has obtained all relevant internal approvals in respect of such finance or capital lease (such notification under (2) being a “Final Notification (Finance Lease)”), such Group Member shall enter into such finance or capital lease on substantially such disclosed terms with any Lender (or any such designated Affiliate of any Lender) that has given both an Indicative Notification (Finance Lease) and a Final Notification (Finance Lease) in respect of such finance or capital lease as such Group Member may select and (C) if no Lender (and no such designated Affiliate) has given an Indicative Notification (Finance Lease) in respect of such finance or capital lease within such 5-Business Day period, or no Lender (and no such designated Affiliate) which has given an Indicative Notification (Finance Lease) in respect of such finance or capital lease within such 5-Business Day period has given a Final Notification (Finance Lease) in respect of such finance or capital lease within such 10-Business Day period, such Group Member may enter into such finance or capital lease with any person on substantially such disclosed terms (but no Group Member may enter into any such finance or capital lease except as expressly permitted pursuant to this part (C)), provided that a Lender may only designate one of its Affiliates for the purposes of giving any Indicative Notification (Finance Lease) or Final Notification (Finance Lease) in respect of such finance or capital lease, and if (x) any Indicative Notification (Finance Lease) or Final Notification (Finance Lease) is given by a Lender in respect of such finance or capital lease, no Affiliate designated by such Lender may give any Indicative Notification (Finance Lease) or Final Notification (Finance Lease) in respect of such finance or capital lease or (y) any Indicative Notification (Finance Lease) or Final Notification (Finance Lease) is given by an Affiliate designated by a Lender in respect of such finance or capital lease, such Lender may not itself give any Indicative Notification (Finance Lease) or Final Notification (Finance Lease) in respect of such finance or capital lease;

(e)	any netting or set-off arrangements entered into by a Group Member in the ordinary course of its banking and other trading arrangements for the purposes of netting credit and debit balances of the Group Members including cash pooling, net balance, balance transfer or similar arrangements, provided that:

(i)	none of such arrangements shall provide for or allow any amount owing to or any credit balance of any Obligor to be netted or set off against, any obligations or liabilities of or debit balance of any person other than a Group Member that is an Obligor; and

(ii)	none of such arrangements shall provide for or allow any amount owing to or any credit balance of any Group Member to be netted or set off against, any obligations or liabilities of or debit balance of any person other than (A) a Group Member that is an Obligor or (B) a Group Member whose Ownership Percentage is not less than the Ownership Percentage of such first-mentioned Group Member;

(f)	any Financial Indebtedness of any Group Member (other than the Borrower) (i) constituting any earn out or deferred consideration payable by such Group Member to the seller in respect of a Permitted Acquisition by such Group Member (where payment of such earn out or deferred consideration is based on performance of the applicable business (the subject of such Permitted Acquisition)) so long as such earn out or such deferred consideration is permitted (and included in the calculation of the Total Purchase Price in respect of such Permitted Acquisition) pursuant to, and such Permitted Acquisition falls within, paragraph (g) of the definition of “Permitted Acquisition” or (ii) arising in connection with any other deferred consideration in connection with any Permitted Acquisition or Permitted Joint Venture Investment by such Group Member, provided that such deferral is not made or entered into for the purpose of raising Financial Indebtedness and such deferral is for less than 150 days;

(g)	any Financial Indebtedness constituted by the issue of redeemable Equity Interests which are either:

(i)	issued by a Group Member (other than the Borrower) to and held by another Group Member pursuant to a Permitted Share Issue, which other Group Member must be an Obligor if such Equity Interests are issued by an Obligor; or

(ii)	issued by the Parent so long as such issue does not result in a Change of Control and such Equity Interests are not redeemable at the option of their holder(s) until after the Termination Date and the claims of the holder(s) of such Equity Interests are subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;

(h)	any Financial Indebtedness of any Group Member (other than the Borrower) arising under:

(i)	(in the case of any Offshore Group Member) any trade finance facility or any working capital (or similar) facility; or

(ii)	(in the case of any Onshore Group Member) any trade finance (or similar) facility,

not exceeding U.S.$80,000,000 (or its equivalent in other currencies) (in aggregate for any and all Group Members and any and all Financial Indebtedness falling within this paragraph (h)) at any time, provided that in respect of each such trade finance facility, working capital facility or similar facility to be entered into after the date of this Agreement, (A) such Group Member shall have given each Lender (and any Affiliate thereof as designated by such Lender) a right to match any offer that any Group Member obtains or receives from any person for such facility and disclosed to each Lender all of the material terms of such offer, (B) if any Lender (or any Affiliate designated by any Lender) has (1) notified the Borrower or such Group Member, within 5 Business Days after the date on which each of the Lenders and such Affiliates has been notified in writing by such Group Member of such offer in favour of such Group Member and such material terms are disclosed to each of the Lenders and such Affiliates, that such Lender or such designated Affiliate is willing to match such offer subject to obtaining all relevant internal approvals (such notification under (1) being an “Indicative Notification (Facility)”) and (2) notified the Borrower or such Group Member, within 10 Business Days of such Indicative Notification (Facility), that such Lender or such designated Affiliate has obtained all relevant internal approvals in respect of such facility (such notification under (2) being a “Final Notification (Facility)”), such Group Member shall enter into such facility on substantially such disclosed terms with each such Lender (and each such designated Affiliate) that has given both an Indicative Notification (Facility) and a Final Notification (Facility) in respect of such facility (on a pro rata basis among each such Lender and each such designated Affiliate by reference to the respective Commitment and participation in the Loan of such Lender or, as the case may be, the Lender which has designated such Affiliate) and (C) if no Lender (and no such designated Affiliate) has given an Indicative Notification (Facility) in respect of such facility within such 5-Business Day period, or no Lender (and no such designated Affiliate) which has given an Indicative Notification (Facility) in respect of such facility within such 5-Business Day period has given a Final Notification (Facility) in respect of such facility within such 10-Business Day period, such Group Member may enter into such facility with any person on substantially such disclosed terms (but no Group Member may enter into any such facility except as expressly permitted pursuant to this part (C)) and provided further that a Lender may only designate one of its Affiliates for the purposes of giving any Indicative Notification (Facility) or Final Notification (Facility) in respect of such facility, and if (x) any Indicative Notification (Facility) or Final Notification (Facility) is given by a Lender in respect of such facility, no Affiliate designated by such Lender may give any Indicative Notification (Facility) or Final Notification (Facility) in respect of such facility or (y) any Indicative Notification (Facility) or Final Notification (Facility) is given by an Affiliate designated by a Lender in respect of such facility, such Lender may not itself give Indicative Notification (Facility) or Final Notification (Facility) in respect of such facility;

(i)	incurred by the Parent from Holdco, which is subordinated to the Secured Obligations on the terms set out in the Intercreditor Agreement or otherwise in a manner satisfactory to the Facility Agent; or

(j)	the Existing Indebtedness, provided that such Existing Indebtedness is subsisting as at the Closing Date (immediately prior to giving effect to the Acquisition), the principal amount thereof is not increased at any time on or after the Closing Date and all of the Existing Indebtedness is repaid and discharged in full by no later than the date falling 30 days after the Closing Date.

“Permitted Guarantee” means:

(a)	any guarantee arising under any of the Finance Documents;

(b)	the endorsement of negotiable instruments by any Group Member (other than the Borrower) in the ordinary course of its day-to-day business;

(c)	a guarantee by a Group Member (other than the Borrower) (the “Guarantor Company”) in respect of obligations or Financial Indebtedness (which obligations or Financial Indebtedness are permitted to subsist pursuant to the terms of this Agreement) of another Group Member (the “Guaranteed Company”) (including (x) any performance or similar bond given by the Guarantor Company guaranteeing performance by the Guaranteed Company under any contract and (y) any unsecured bond, guarantee, indemnity or counter indemnity issued by the Guarantor Company in relation to the obligations of the Guaranteed Company to pay rent under a lease of Real Property), but provided that:

(i)	either:

(A)	all of the following requirements are satisfied (or the Guarantor Company is neither an Obligor nor an Offshore Group Member): (1) if the Guarantor Company is an Obligor, the Guaranteed Company is an Obligor and (2) if the Guarantor Company is an Offshore Group Member, the Guaranteed Company is an Offshore Group Member; or

(B)	the maximum aggregate liabilities (actual or contingent) of the Guarantor Company under such guarantee, when aggregated within (1) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all other guarantees falling within this paragraph (c)(i)(B), (2) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(i)(B) of the definition of “Permitted Loan” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iii)(B) of the definition of “Permitted Share Issue”, do not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time; and

(ii)	either:

(A)	the Ownership Percentage of the Guaranteed Company is not less than the Ownership Percentage of the Guarantor Company; or

(B)	the maximum aggregate liabilities (actual or contingent) of the Guarantor Company under such guarantee, when aggregated within (1) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all other guarantees falling within this paragraph (c)(ii)(B), (2) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(ii)(B) of the definition of “Permitted Loan” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iv)(B) of the definition of “Permitted Share Issue”, do not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time;

(d)	any guarantee constituted by Permitted Financial Indebtedness (other than paragraph (b)(ii) of the definition of “Permitted Financial Indebtedness”);

(e)	any guarantee granted with the prior written consent or approval of the Majority Lenders;

(f)	any customary indemnity given by a Group Member in favour of the applicable hedging counterparty in respect of a Permitted Hedging Transaction entered into by such Group Member;

(g)	any guarantee given by a Group Member (the “Tax Group Guarantor”) for Taxes, assessments or charges imposed by the relevant Tax authority on any Group Member (the “Tax Group Debtor”) which are (i) not yet due or (ii) are being contested in good faith, provided that (in each case) (A) if such Tax Group Guarantor is an Obligor, such Tax Group Debtor is an Obligor and (B) the Ownership Percentage of the Tax Group Debtor is not less than the Ownership Percentage of the Tax Group Guarantor;

(h)	any indemnity (not constituting Financial Indebtedness) given by a Group Member (other than the Borrower) in the ordinary course of the documentation of an acquisition or disposal transaction by such Group Member which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(i)	customary indemnities (not constituting Financial Indebtedness) given by a Group Member in favour of directors and officers of such Group Member in their capacity as such and in connection with the performance of their duties to the Group;

(j)	customary indemnities (not constituting Financial Indebtedness) to (i) professional advisers and consultants under their standard terms of business or (ii) other service providers subject to customary limitations;

(k)	a guarantee by a Group Member of another Group Member (that is incorporated in the same jurisdiction or Tax resident in the same jurisdiction as such first-mentioned Group Member) mandatorily arising under Tax or corporate legislation and not as a result of any default or omission by any Obligor or Group Member;

(l)	customary indemnities (not constituting Financial Indebtedness) given by a Group Member in mandate, engagement and commitment letters entered into in respect of Permitted Financial Indebtedness to be incurred by such Group Member or refinancing of the Facility;

(m)	any guarantee granted by any person that becomes a Group Member (pursuant to a Permitted Acquisition) after the Closing Date, where that guarantee:

(i)	is granted prior to the date of that Permitted Acquisition, and is not granted, and the aggregate liability thereunder is not increased, and its maturity or expiry date (if any) is not extended, in contemplation of, or since, that Permitted Acquisition; and

(ii)	is released within three months of the date of that Permitted Acquisition (unless such guarantee is permitted to subsist pursuant to another paragraph of this definition);

(n)	any guarantee given by a Group Member that is not an Obligor in respect of obligations or Financial Indebtedness (which obligations or Financial Indebtedness are permitted to subsist pursuant to this Agreement) of a Group Member that is an Obligor, provided that the Group Member which is not an Obligor first accedes to the Intercreditor Agreement as an “Intra-Group Lender” (as defined in the Intercreditor Agreement); or

(o)	any guarantee given by a Target Group Member in respect of the Existing Indebtedness, provided that such guarantee is subsisting as at the Closing Date (immediately prior to giving effect to the Acquisition) and each such guarantee is discharged and released in full by no later than the date falling 60 days after the Closing Date.

“Permitted Hedging Transaction” means any Treasury Transaction:

(a)	required or contemplated by the Hedging Letter;

(b)	entered into in the ordinary course of business of a Group Member for the purpose of hedging anticipated exposures of any Group Member and not for speculative purposes;

(c)	of any Group Member constituted by the Existing Hedging Agreements, provided that such Treasury Transaction is subsisting immediately prior to and as at the Closing Date and the scope or notional amount of such Treasury Transaction is not increased on or after the Closing Date (except to the extent where such increased scope or notional amount falls within paragraph (b)); and/or

(d)	approved by the Majority Lenders.

“Permitted Joint Venture Investment” means any investment by a Group Member (other than the Borrower) in any Joint Venture (which investment does not constitute any guarantee):

(a)	where:

(i)	that Joint Venture is incorporated, or established in any country or territory which is not a Sanctioned Country and has not carried on business activities in any Sanctioned Country and is not a Sanctions Restricted Person and (to the best of the knowledge of the Group Member making such investment, after having made due enquiries) does not have any interest in any Sanctions Restricted Person;

(ii)	that Joint Venture is engaged in a business substantially similar, related or complementary to that carried on by the Group or a material part of the Group;

(iii)	in any Financial Year of the Borrower, the aggregate (the “Joint Venture Investment”) of:

(A)	all amounts subscribed for Equity Interests in, lent to, and/or otherwise invested in any or all of such Joint Ventures by any or all of the Group Members; plus

(B)	the market value of any and all assets transferred by any or all Group Members to any or all such Joint Ventures,

(excluding the amount thereof to the extent funded in cash from Non-Operating Sources), when aggregated with (1) the aggregate amount of any and all other Joint Venture Investments (by any or all Group Members) in that Financial Year and (2) the aggregate Total Purchase Prices of any and all Permitted Acquisitions by any or all Group Members falling within paragraph (g) of the definition of “Permitted Acquisition” in that Financial Year (in each case of (1) and (2), excluding the amount thereof to the extent funded in cash from Non-Operating Sources), does not (x) (in the case of any of the Financial Years ending 31 December 2015, 31 December 2016 and 31 December 2017) exceed U.S.$100,000,000 (or its equivalent in other currencies) or (y) (in the case of any other Financial Year) exceed U.S.$80,000,000 (or its equivalent in other currencies);

(iv)	no Event of Default is continuing as at the date of such investment or would occur as a result of such investment; and

(v)	the documents evidencing the terms of that Joint Venture do not commit any Group Member to fund any amount or transfer any assets in excess of the amount permitted under paragraph (a)(iii) above;

(b)	an investment in cash by any Group Member in the Corporate Venture Capital Fund Group and falling within paragraph (k) of the definition of “Permitted Acquisition”;

(c)	approved by the Majority Lenders; or

(d)	made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed to the Mandated Lead Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such investment requires the consent of Mergerco or the Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such investment) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of Mergerco or the Parent under the Acquisition Agreement).

“Permitted Loan” means:

(a)	any trade credit extended by a Group Member to its customers, and any advance payment by a Group Member (for goods and services supplied to it) to its suppliers, (in each case) on normal commercial terms and in the ordinary course of day-to-day business;

(b)	any loan constituted by the making available of Financial Indebtedness by a Group Member to a Group Member, which Financial Indebtedness constitutes Permitted Financial Indebtedness

(excluding any Financial Indebtedness falling within paragraph (b)(i) of the definition of “Permitted Financial Indebtedness”);

(c)	a loan or credit made by a Group Member to a Joint Venture to the extent constituting a Permitted Joint Venture Investment;

(d)	a loan or credit by a Group Member (other than the Borrower) (the “Creditor Company”) to another Group Member (the “Debtor Company”), but provided that:

(i)	either:

(A)	all of the following requirements are satisfied (or the Creditor Company is neither an Obligor nor an Offshore Group Member): (1) if the Creditor Company is an Obligor, the Debtor Company is an Obligor and (2) if the Creditor Company is an Offshore Group Member, the Debtor Company is an Offshore Group Member; or

(B)	the aggregate outstanding principal amount of such loan or credit, when aggregated with (1) the outstanding principal amount of any and all such other loans and credits by any or all Group Members falling within this paragraph (d)(i)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(i)(B) of the definition of “Permitted Guarantee” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iii)(B) of the definition of “Permitted Share Issue”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time; and

(ii)	either:

(A)	the Ownership Percentage of the Debtor Company is not less than the Ownership Percentage of the Creditor Company; or

(B)	the aggregate outstanding principal amount of such loan or credit, when aggregated with (1) the outstanding principal amount of any and all such other loans and credits by any or all Group Members falling within this paragraph (d)(ii)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(ii)(B) of the definition of “Permitted Guarantee” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iv)(B) of the definition of “Permitted Share Issue”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time;

(e)	any Parent Loan;

(f)	a loan made by the Borrower to the Parent to the extent that the amount so lent would have been a Permitted Distribution if distributed by way of dividend, provided that the making of such loan shall be deemed to constitute a dividend by the Borrower to the Parent for the purposes of Clause 23.18 (Dividends and share redemption) and the definition of “Permitted Distribution”;

(g)	any loan or credit constituted by any deferred consideration payable by a purchaser (that is not a Group Member or an Obligor) in respect of any Permitted Disposal by a Group Member to such purchaser made on arm’s length terms;

(h)	a loan or credit made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition), where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed to the Mandated Lead Arrangers in writing prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such loan or credit requires the consent of Mergerco or the Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such loan or credit) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of Mergerco or the Parent under the Acquisition Agreement);

(i)	a loan or credit falling within paragraph (a) or (b) of the definition of “Permitted Management Transaction”;

(j)	a loan or credit constituted by a cash credit balance at a bank or other financial institution;

(k)	any loan which is approved by the Majority Lenders; or

(l)	any loan or credit by any Group Member not permitted by any of paragraphs (a) to (k) above (other than a loan or credit made by any Group Member to another Group Member or any Obligor) so long as the aggregate outstanding principal amount of any and all such loans and credits made available by any or all of the Group Members falling within this paragraph (l) does not exceed U.S.$10,000,000 (or its equivalent in other currencies) at any time, provided that (in each case) (1) in the case of any loan or credit made to any Group Member, the Obligor or Group Member making such loan or credit and the Group Member owing such loan or credit shall (to the extent required under the Intercreditor Agreement) become party to the Intercreditor Agreement, and (2) in the case of any loan or credit made by any Onshore Group Member to any Offshore Group Member, such loan or credit shall be subordinated to the Secured Obligations pursuant to the Intercreditor Agreement and (if such subordination or the related turnover obligation may not be enforceable under the laws of the PRC) such loan or credit may only be available to (and may only be owed by) an Offshore Group Member that is an Obligor and that does not hold or own any Equity Interest in any Onshore Group Member and that does not have any asset (other than assets subject to Transaction Security).

“Permitted Management Transaction” means:

(a)	a loan made by a Group Member to an employee or director of any Group Member so long as the outstanding principal amount of that loan does not exceed U.S.$2,000,000 (or its equivalent in other currencies) in the case of any single loan and does not (when aggregated with the aggregate outstanding principal amount of all other loans and payments made under this paragraph (a) and paragraphs (b) and (c) below by any or all of the Group Members) U.S.$5,000,000 (or its equivalent in other currencies) in aggregate at any time and provided that, in each case, no Event of Default is continuing or would result from making such loan;

(b)	a loan from the Borrower to an employee share option scheme of a Group Member to fund the purchase of any of the management equity in any Group Member held by (together with the purchase or repayment of any related loans owing to such Group Member by) a director or similar officer of a Group Member who has ceased employment with a Group Member, provided that (i) such loan will be repaid when that director or similar officer is replaced by a successor and (ii) the aggregate outstanding principal amount of any and all such loans falling within this paragraph (b), when aggregated with the aggregate amount of any and all loans and payments made under paragraphs (a) and (c) by any or all of the Group Members, does not exceed U.S.$5,000,000 (or its equivalent in other currencies) at any time; or

(c)

a payment by a Group Member to a director or similar officer of any Group Member following the termination of their directorship or employment with such Group Member provided that such payment is required to be paid by such Group Member under the terms of such director’s or officer’s service contract with such Group Member and so long as the aggregate amount of any and all such payments by any or all Group Members, when aggregated with the aggregate outstanding principal amount of all loans made under paragraphs (a) and (b) above by any or all of the Group Members, does not exceed U.S.$5,000,000 (or its equivalent in other currencies) at any time.

“Permitted Restructuring” means the transactions set out in Schedule 14 (Permitted Restructuring), provided that the requirements set forth in Schedule 14 (Permitted Restructuring) are complied with.

“Permitted Sanction Action” means an action in relation to any Sanction imposed, administered or enforced from time to time by a Sanctioning Authority in relation to such action, which is expressly licensed or otherwise authorised by that Sanctioning Authority, and provided that such action would not cause any Finance Party, any Affiliate of any Finance Party, any Transaction Obligor or any Group Member to be in breach of any Sanctions.

“Permitted Security” means:

(a)	any Transaction Security;

(b)	any lien arising by operation of law and in the ordinary course of day-to-day business and not as a result of any default or omission by any Obligor or any Group Member, provided that all of the amounts secured thereby are paid when due or contested in good faith (and to the extent required by the Accounting Principles, adequate reserves have been made in respect of such amounts);

(c)	any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Members but only so long as:

(i)	such arrangement does not permit credit balances of:

(A)	any Obligor to be netted or set off against debit balances of any person other than such Obligor itself or another Group Member that is an Obligor;

(B)	any Offshore Group Member to be netted or set off against debit balances of any person other than an Offshore Group Member; or

(C)	any Group Member to be netted or set off against debit balances of any other Group Member the Ownership Percentage in relation to which is less than the Ownership Percentage in relation to such first-mentioned Group Member; and

(ii)	such arrangement does not give rise to other Security over the assets of:

(A)	Obligors in support of liabilities of any person other than such Obligor itself or another Group Member that is an Obligor;

(B)	any Offshore Group Member in support of liabilities of any person other than an Offshore Group Member; or

(C)	any Group Member in support of liabilities of any other Group Member the Ownership Percentage in relation to which is less than the Ownership Percentage in relation to such first-mentioned Group Member;

(d)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging Transaction entered into by a Group Member, provided that the requirements under paragraphs (c)(i) and (c)(ii) are complied with mutatis mutandis in respect of such netting or set-off arrangement and such arrangement does not include any Security or Quasi-Security under a credit support arrangement;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a Group Member (from a person that is not a Group Member) after the Closing Date if:

(i)	such Security or Quasi-Security was subsisting as at the time of such acquisition and was not created in contemplation of the acquisition of that asset by a Group Member;

(ii)	the principal amount secured by such Security or Quasi-Security has not been increased (other than by reason of capitalised interest) in contemplation of or since such acquisition of that asset by a Group Member; and

(iii)	such Security or Quasi-Security is removed or discharged within three months of the date of such acquisition of such asset;

(f)	any Security or Quasi-Security over or affecting any asset of any person (that is not a Target Group Member as at the Closing Date) which becomes a Group Member after the Closing Date, where such Security or Quasi-Security is created prior to the date on which that person becomes a Group Member and:

(i)	such Security or Quasi-Security was not created in contemplation of such person’s becoming a Group Member;

(ii)	the principal amount secured by such Security or Quasi-Security has not increased (other than by reason of capitalised interest) in contemplation of or since that person’s becoming a Group Member; and

(iii)	such Security or Quasi-Security is removed or discharged within three months of that person’s becoming a Group Member;

(g)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Member in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Obligor or any Group Member;

(h)	any Security or Quasi-Security arising as a consequence of any finance or capital lease of any Group Member (other than the Borrower) permitted pursuant to paragraph (d) of the definition of “Permitted Financial Indebtedness”, provided that such Security or Quasi-Security only subsists over the asset to which such finance or capital lease relates and only secures obligations in respect of such finance or capital lease;

(i)	any Security over account receivables (i) granted by any Offshore Group Member (other than the Borrower) to secure trade finance or working capital (or similar) facilities permitted to be incurred by such Offshore Group Member pursuant to paragraph (h) of the definition of “Permitted Financial Indebtedness” or (ii) granted by any Onshore Group Member to secure trade finance (or similar) facilities permitted to be incurred by such Onshore Group Member pursuant to paragraph (h) of the definition of “Permitted Financial Indebtedness”, provided that, in each case, the aggregate outstanding face or capital amount of any and all such account receivables of any or all of the Group Members (whether securing one or more such trade finance, working capital and/or similar facilities) does not exceed U.S.$100,000,000 (or its equivalent in other currencies) at any time;

(j)	any Security or Quasi-Security constituted by rental deposits made by any Group Member (other than the Borrower) and arising in the ordinary course of its day-to-day business in respect of any property leased or licensed by such Group Member on arm’s length terms (and not in connection with the incurrence of any Financial Indebtedness);

(k)	any Security or Quasi-Security constituted by any deposit or pledge of cash by any Group Member (other than the Borrower) in the ordinary course of day-to-day business and on arm’s length basis (and not in connection with the incurrence of any Financial Indebtedness) to secure the performance of bids, trade contracts, performance bonds and other obligations of a similar nature incurred by such Group Member;

(l)	any Security or Quasi-Security over bank accounts (other than any bank account that is, or is expressed to be, subject to Transaction Security) arising by operation of law or granted as part of the standard terms and conditions of the applicable bank or financial institution (with which such bank account is held);

(m)	any Security or Quasi-Security over Equity Interests held by any Group Member in any Joint Venture (that is not a Group Member) to secure (i) obligations of such Joint Venture or (ii) obligations of such Group Member to other holders of Equity Interests in that Joint Venture, (in each case) pursuant to the applicable shareholders’ agreement or similar documentation governing the terms of such Joint Venture (and not in connection with the incurrence of Financial Indebtedness);

(n)	any Security or Quasi-Security arising as a result of legal proceedings being contested in good faith and which is discharged within 90 days of such Security or Quasi-Security first arising;

(o)	any Security or Quasi-Security arising by operation of law in respect of Taxes (i) not yet due or payable or (ii) being contested in good faith with adequate reserves being maintained therefor;

(p)	any Security granted with the prior written consent or approval of the Majority Lenders; or

(q)	any Security given by any Target Group Member securing the Existing Indebtedness, provided that such Security is subsisting as at the Closing Date (immediately prior to giving effect to the Acquisition) and each such Security is discharged and released in full by no later than the date falling 60 days after the Closing Date, provided that (in each case under paragraphs (b) to (p)) none of such Security or Quasi-Security subsists over or in respect of (A) any Equity Interest in any Obligor or Group Member that is subject or expressed to be subject to Transaction Security, or any Equity Interest in WXAT or any other Material Company, (B) any account that is subject to or expressed to be subject to any Transaction Security (other than any netting or set-off arrangement falling within paragraph (c), which arrangement is waived by the applicable account bank to the fullest extent permitted by law in the case of any Offshore Mandatory Prepayment Account, any Dividend Account or the DSRA), or (C) any right to receive any Onshore Distributions or any right or claim under, or the proceeds of any right or claim under, any Merger Document, or any right, title or interest in any of the foregoing.

“Permitted Share Issue” means an issue of:

(a)	ordinary shares by the Parent to Holdco, paid for in full in cash upon issue and which by their terms are not redeemable;

(b)	ordinary shares by the Borrower to the Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where such shares become subject to Transaction Security upon the issuance thereof;

(c)	Equity Interests by a Group Member (other than the Borrower) (the “Investee”) to any other Group Member (the “Investor”), provided that:

(i)	(if any existing Equity Interests of the Investee are the subject of any Transaction Security) all of such newly-issued Equity Interests also become subject to Transaction Security on the same terms;

(ii)	(if the Investee is an Obligor or a Material Company) such issuance does not result in a reduction in the percentage of Equity Interests (of any class) beneficially owned by the Borrower directly or indirectly in such Investee;

(iii)	either:

(A)	all of the following requirements are satisfied (or the Investor is neither an Obligor nor an Offshore Group Member): (1) if the Investor is an Obligor, the Investee is an Obligor and (2) if the Investor is an Offshore Group Member, the Investee is an Offshore Group Member; or

(B)	the aggregate amount and/or consideration paid and/or payable by any and all Group Members for such issuance, when aggregated with (1) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all other such issuances falling within this paragraph (c)(iii)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(i)(B) of the definition of “Permitted Guarantee” and (3) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(i)(B) of the definition of “Permitted Loan”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time; and

(iv)	either:

(A)	the Ownership Percentage of the Investee is not less than the Ownership Percentage of the Investor; or

(B)	the aggregate amount and/or consideration paid and/or payable by any and all Group Members for such issuance, when aggregated with (1) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all other such issuances falling within this paragraph (c)(iv)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(ii)(B) of the definition of “Permitted Guarantee” and (3) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(ii)(B) of the definition of “Permitted Loan”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time;

(d)	Equity Interests by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and disclosed to the Mandated Lead Arrangers in writing prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such issue of Equity Interests requires the consent of Mergerco or the Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such issue of Equity Interests) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of Mergerco or the Parent under the Acquisition Agreement);

(e)	Equity Interests (not constituting Financial Indebtedness) constituted by any part of the Permitted Restructuring;

(f)	Equity Interests pursuant to the Permitted Subsidiary Capital Raising; or

(g)	Equity Interests issued with the prior written consent of the Majority Lenders.

“Permitted Subsidiary Capital Raising” means:

(a)	a primary issue (a “Primary Permitted Subsidiary Capital Raising”) of ordinary shares by any of Shanghai SynTheAll Pharmaceutical Co., Ltd., WuXi Biologics (Cayman) Inc., WuXi Biologics Holdings Co., Ltd., WuXi Nextcode Genomics, Inc. or WuXi Nextcode (Shanghai) BioTech Co., Ltd., or any of their direct Subsidiaries, in each case in favour of persons (other than Obligors and Group Members); or

(b)	a secondary share sale (a “Secondary Permitted Subsidiary Capital Raising”) by any Group Member on arm’s length terms of ordinary shares of Shanghai SynTheAll Pharmaceutical Co., Ltd., WuXi Biologics (Cayman) Inc., WuXi Biologics Holdings Co., Ltd., WuXi Nextcode Genomics, Inc. or WuXi Nextcode (Shanghai) BioTech Co., Ltd., or any of their direct Subsidiaries, in each case, to persons (other than Obligors and Group Members), including, for the avoidance of doubt, by way of listing or admission to trading on any stock or securities exchange or market of such ordinary shares, or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of such ordinary shares, provided that, in each case, the Borrower continues to beneficially own (directly or indirectly) in aggregate more than 50% of the ordinary shares of the applicable person (the ordinary shares in which are subject of such Primary Permitted Subsidiary Capital Raising or Secondary Permitted Subsidiary Capital Raising).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	an amalgamation, demerger, merger, consolidation or corporate reconstruction (in each case) on a solvent basis of a Group Member which is not an Obligor (and not involving Holdco, the Parent or the Borrower) where all of the business and assets of that Group Member remain solely held and beneficially owned by and are distributed to other Group Members, provided that none of such business or assets are held or beneficially owned by, or distributed to, any Group Member the Ownership Percentage of which is less than the Ownership Percentage (immediately prior to such amalgamation, demerger, merger, consolidation or corporate reconstruction) of such first-mentioned Group Member;

(c)	any transaction (other than (i) any sale, lease, licence, lending, transfer or other disposal, (ii) the granting or creation of Security or the granting, incurring or permitting to subsist of Financial Indebtedness or guarantee and (iii) any acquisition of any Equity Interest or business or undertaking) conducted in the ordinary course of day-to-day business on arm’s length terms;

(d)	any payments or other transactions expressly contemplated under the Merger Documents in connection with the Acquisition;

(e)	any liquidation or dissolution on a solvent basis of a Group Member (which is not an Obligor or a Material Company) where (A) the earnings before Tax, depreciation and amortisation (calculated on the same basis as EBITDA (as defined in Clause 22.1 (Financial definitions)) or (B) the revenue of which is equal to or less than zero for the 12-month period immediately prior to such liquidation or dissolution, provided that, in each case, all of the business and assets of that first-mentioned Group Member remain solely held and beneficially owned by, and are distributed to, other Group Members in proportion to such Group Members’ Equity Interests in that first-mentioned Group Member;

(f)	where necessary to comply with any Tax or other legislation, any conversion of any loans owed by any Onshore Group Member to another Onshore Group Member into distributable reserves of such first-mentioned Onshore Group Member, provided that such conversion shall not result in any reduction of any Ownership Percentage of any Group Member;

(g)	any transaction constituted by any part of the Permitted Restructuring; or

(h)	any other transaction entered into with the prior written consent of the Majority Lenders.

“Ping An Life Insurance” means Ping An Life Insurance Company of China, Ltd. ( ) (Registration No. 100000000037463), a joint stock limited company formed under the laws of the PRC.

“PRC” means the People’s Republic of China (which, for the purposes of this Agreement, does not include Hong Kong, the Special Administrative Region of Macau or Taiwan).

“PRC Account Control Agreement” means, in respect of an account maintained by any person, an account control agreement to be entered into between such person, the bank or financial institution with which such account is held and the Security Agent, in form and substance reasonably satisfactory to the Facility Agent and the Security Agent, which shall in any event terminate upon the time when all of the Secured Obligations shall have been irrevocably paid and discharged in full and no Finance Party is under any actual or contingent obligation to provide any advance or financial accommodation under any Finance Document and no hedging transaction is outstanding under any Hedging Agreement.

“Pre-Qualifying Flotation Percentage” means, as at any time and in relation to voting shares of or economic interest in Holdco, 50% less the aggregate percentage (without double counting) of voting shares of or, as the case may be, economic interest in Holdco that have been disposed of to any person (other than any Sponsor) pursuant to enforcement of Security (granted as security for the Management Facility) over such voting shares or, as the case may be, economic interest as at such time.

“Post-Qualifying Flotation Percentage” means, as at any time and in relation to voting shares of or economic interest in Holdco, 30% less the aggregate percentage (without double counting) of voting shares of or, as the case may be, economic interest in Holdco that have been disposed of to any person (other than any Sponsor) pursuant to enforcement of Security (granted as security for the Management Facility) over such voting shares or, as the case may be, economic interest as at such time.

“Qualifying Flotation” has the meaning given to that term in Clause 8.1 (Exit and Flotation).

“Qualifying Flotation Proceeds” has the meaning given to that term in Clause 8.1 (Exit and Flotation).

“Quarter Date” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Quasi-Security” has the meaning given to that term in Clause 23.13 (Negative pledge).

“Quotation Day” means:

(a)	in relation to any period for which an interest rate is to be determined, one Business Day before the first day of that period; and

(b)	in relation to any Interest Period the duration of which is selected by the Facility Agent pursuant to Clause 10.3 (Default interest), such date as may be reasonably determined by the Facility Agent.

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Recapitalisation” means any return of capital, repayment of capital contribution or other redemption, repurchase, retirement or reduction of Equity Interests of Onshore Group Members.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recovery Claim” has the meaning given to it in Clause 8.2 (Disposal, Insurance and Recovery Proceeds).

“Reference Bank Rate” means, in relation to the Loan or any Unpaid Sum and any Interest Period relating thereto, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by each of the Reference Banks in relation to LIBOR, as the rate at which such Reference Bank could borrow funds in the London interbank market, in the currency of the Loan or such Unpaid Sum and for such Interest Period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in such currency and for such Interest Period.

“Reference Banks” means the principal London offices of Bank of America N.A., BNP Paribas SA, HSBC Bank plc and JP Morgan Chase Bank or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Regulation T” means Regulation T of the Federal Reserve Board (or any successor).

“Regulation U” means Regulation U of the Federal Reserve Board (or any successor).

“Regulation X” means Regulation X of the Federal Reserve Board (or any successor).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Persons” means:

(a)	any Sponsor Affiliate, any Related Fund relating to any of the foregoing, any Founder, any Family Member or any Affiliate of any of the foregoing;

(b)	any holder or beneficial owner of any Equity Interest of any Group Member, the Parent, or any Affiliate of any such holder or beneficial owner; or

(c)	any Joint Venture in which any person referred to in paragraph (a) or (b) above or any Group Member is a member or is party,

provided that “Related Persons” shall not include Group Members.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdictions” means, in relation to any Transaction Obligor or any Group Member:

(a)	(in respect of any Transaction Obligor) its Original Jurisdiction and (in respect of any Group Member that is not a Transaction Obligor) its jurisdiction of incorporation or establishment;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	any jurisdiction where it conducts its business.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Repatriation Account” means an account:

(a)	held by an Offshore Group Member with any Lender (or an Affiliate of a Lender as specified by such Lender);

(b)	identified in writing between (i) the Borrower and (ii) the Facility Agent or the Security Agent as a “Repatriation Account”; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Facility Agent and Security Agent (acting reasonably),

(as the same may be re-designated, substituted or replaced from time to time). For the avoidance of doubt, such account of an Offshore Group Member may be the same account as the Central Collection Account of such Offshore Group Member.

“Repayment Date” means each date set out in paragraph (a) of Clause 6.1 (Repayment of the Loan).

“Repayment Instalment” means, in respect of any Repayment Date, any instalment for the repayment of the Loan on such Repayment Date as determined in accordance with Clause 6.1 (Repayment of the Loan).

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11 (No default), paragraph (d) of Clause 20.12 (No misleading information) (with respect to any information provided since the last time such representation or warranty was made), paragraph (c) of Clause 20.13 (Original Financial Statements), Clause 20.18 (Anti-Terrorism Law) to Clause 20.20 (Sanctions), Clause 20.22 (Security, Financial Indebtedness and guarantees) to Clause 20.25 (Shares), Clause 20.28 (Merger Documents), Clause 20.29 (Shareholder Documents) and Clause 20.33 (U.S. Margin Regulations).

“Report Addressee” means any addressee of a Report.

“Report Proceeds Letter” means any letter between any Report Addressee, the Borrower, Group & Cloud Limited, the Facility Agent and the Management Facility Agent (in the agreed form) governing the right of such Report Addressee and others to receive sums recovered as a result of any claim brought against the author or issuer of any Report.

“Reports” means:

(a)	the report entitled “Project Super Legal Due Diligence Summary” dated 10 August 2015 prepared by Fangda Partners;

(b)	the report entitled “Project Super Commercial Due Diligence Final Report” dated 10 August 2015 prepared by McKinsey & Company;

(c)	the report entitled “Project Super: Financial and Tax Due Diligence Report” dated 10 August 2015 prepared by Ernst & Young Transactions Limited;

(d)	the report entitled “Project Super: High-Level Summary of Preliminary Legal Due Diligence” dated 10 August 2015 prepared by Sullivan & Cromwell LLP;

(e)	the report entitled “Project Super Offshore Financing Report” dated 11 August 2015 prepared by Weil Gotshal & Manges LLP;

(f)	the report entitled “Project Super (Red flag issues on corporate documents only)” dated 10 August 2015 prepared by Conyers Dill & Pearman; and

(g)	the Structure Memorandum.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Retained Disposal Proceeds” means Excluded Disposal Proceeds received by Group Members (from persons that are not Group Members), to the extent that such Excluded Disposal Proceeds are not taken into account in the determination of EBITDA for any period, and to the extent that such Excluded Disposal Proceeds have not been applied towards any other purpose.

“Retained Insurance Proceeds” means Excluded Insurance Proceeds received by Group Members (from persons that are Group Members), to the extent that such Excluded Insurance Proceeds are not taken into account in the determination of EBITDA for any period, and to the extent that such Excluded Insurance Proceeds have not been applied towards any other purpose.

“Retained Recovery Proceeds” means Excluded Recovery Proceeds received by Group Members (from persons that are not Group Members), to the extent that such Excluded Recovery Proceeds are not taken into account in the determination of EBITDA for any period, and to the extent that such Excluded Recovery Proceeds have not been applied towards any other purpose.

“SAFE” means the State Administration of Foreign Exchange of the PRC ( ) (including its successors), or its local branch.

“SAFE Circular 37” means the Circular on Related Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and in Roundtrip Investment via Special Purpose Companies ( ) (Hui Fa [2014] No. 37), issued by SAFE on 4 July 2014, effective from 4 July 2014, and any implementation, successor rule or regulation which is effective from time to time relating thereto under PRC law.

“SAFE Rules” means:

(a)	the Circular on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment ( ) (Hui Fa [2015] No. 13), issued by SAFE on 13 February 2015, effective from 1 June 2015, and any implementation, successor rule or regulation which is effective from time to time relating thereto under PRC law;

(b)	SAFE Circular 37; and

(c)	the Notice of the State Administration of Foreign Exchange on Issues concerning the Foreign Exchange Administration of Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies ( ) (Hui Fa [2012] No. 7) issued by SAFE on 15 February 2012, effective from 15 February 2012, and any implementation, successor rule or regulation which is effective from time to time relating thereto under PRC law.

“SAIC” means the State Administration of Industry and Commerce of the PRC ( ) (including its successors), or its local counterpart.

“Sanctioned Country” means the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria and any other country or territory which is the subject of any countrywide or territory-wide Sanctions.

“Sanctioning Authority” means:

(a)	the U.S. government or any U.S. agency (including OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury);

(b)	the United Nations Security Council;

(c)	the European Union (or any of its member states);

(d)	the U.K. government (including any of Her Majesty’s Treasury, the Foreign and Commonwealth Office and the U.K. Department for Business, Innovation & Skills);

(e)	the government of Hong Kong (including the Hong Kong Monetary Authority);

(f)	the PRC government; and/or

(g)	any other government or authority notified in writing by the Facility Agent (acting on behalf of any Lender, acting reasonably) to the Borrower from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctioning Authority.

“Sanctions List” means any of the specifically designated nationals or designated persons or entities in relation to Sanctions issued by a Sanctioning Authority.

“Sanctions Restricted Person” means any person or entity that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, resident in, or incorporated or established under the laws of, any Sanctioned Country;

(c)	with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law as notified by such Finance Party or the Facility Agent to the Borrower from time to time; or

(d)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. person or other national of a Sanctioning Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Screen Rate” means, in relation to LIBOR for the Loan and any Unpaid Sum and any Interest Period relating thereto, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the currency of the Loan or such Unpaid Sum and such Interest Period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, or if such page or service ceases to be available, on such other page or service displaying such rate as specified by the Facility Agent after consultation with the Borrower.

“Secured Obligations” has the meaning given to it in the Intercreditor Agreement.

“Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement (WXAT Holding Company and AppTec)” means the document dated on or after the date of this Agreement creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first ranking grant, pledge, transfer and/or assignment of security interests over right, title and/or interest in assets and properties of WXAT Holding Company and AppTec in favour of the Security Agent.

“Security Principles” means the principles set out in Schedule 11 (Security Principles).

“Share Charge (Mergerco)” means the document dated on or about the date of this Agreement between the Parent and the Security Agent creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first equitable mortgage and a first ranking fixed charge or similar security interest over all of the Equity Interests in Mergerco in favour of the Security Agent under the laws of the Cayman Islands.

“Share Charge (Target)” means the document dated on or about the date of this Agreement between the Parent and the Security Agent creating or expressing to create, or effecting, implementing or expressing to effect or implement, a first equitable mortgage and a first ranking fixed charge or similar security interest over all of the Equity Interests in the Target in favour of the Security Agent under the laws of the Cayman Islands which shall be effective, in respect of such Equity Interests, on and from the Closing Date.

“Shareholder Documents” means:

(a)	the Shareholder Terms;

(b)	the Holdco Shareholders Agreement;

(c)	the WXAT Shareholders Agreement; and

(d)	any other document designated as a “Shareholder Document” by the Facility Agent and the Borrower.

“Shareholder Terms” means the document entitled “Shareholders Agreement Term Sheet” in the agreed form.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sponsor Affiliate” means any Sponsor, any Affiliate of any Sponsor, any trust of which any Sponsor or any of its Affiliates is a trustee, any partnership of which any Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, any Sponsor or any of its Affiliates provided that:

(a)	any such trust, fund or other entity (which is not itself a Group Member, any Obligor or a Sponsor) which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by any Sponsor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of and/or equity interests in companies and/or entities; or

(b)	any banking arm, branch or Affiliate of such Sponsor which (i) has the Authorisation to engage in financial services and businesses (including lending and investment banking), (ii) is separated by information barriers from such Sponsor (and any team or part of such Sponsor that is engaged in or involved in relation to any Finance Document or any transactions contemplated thereby) and (iii) (in the case of an Affiliate of a Sponsor) is not itself a Group Member, any Obligor or a Sponsor, shall not constitute a Sponsor Affiliate. For the avoidance of doubt, neither Ping An Bank Co., Ltd. ( ) nor Shanghai Pudong Development Bank Co., Ltd. ( ) shall be considered to be a Sponsor Affiliate.

“Sponsors” means:

(a)	the Founders;

(b)	funds managed or advised by ABG Capital Partners II GP Limited;

(c)	funds managed or advised (or investment vehicles Controlled) by Boyu Capital Fund II, L.P.;

(d)	funds managed or advised (or investment vehicles Controlled) by Temasek Holdings (Private) Limited and/or Pavilion Capital Holdings Pte. Ltd. (an entity indirectly wholly-owned by Temasek Holdings (Private) Limited but under independent management);

(e)	funds managed or advised by Hillhouse Fund II Holdings GP, Ltd.;

(f)	Ping An Life Insurance;

(g)	any Approved Investor that has become or will become a shareholder (direct or indirect) of Holdco on or prior to the Closing Date; and

(h)	any other investor(s) designated by the Borrower (in writing to the Mandated Lead Arrangers prior to the Closing Date) and that have become or will become shareholder(s) (direct or indirect) of Holdco on or prior to the Closing Date (“Co-investors”), provided that for the purposes of the definition of “Change of Control”, to the extent that at any time the aggregate interest of any and all Co-investors in the voting shares or economic interest of or in Holdco, WXAT or Listco exceeds 20 per cent of the aggregate voting shares or, as the case may be, economic interest of or in Holdco, WXAT or, as the case may be, Listco that are, directly or indirectly, held and/or beneficially owned by all of the Sponsors (determined without giving effect to this proviso), then such excess portion of such voting shares or economic interest shall be deemed not to be held or beneficially owned by such Co-investors or the Sponsors.

“STA Hong Kong” means STA Pharmaceutical Hong Kong Limited, a company incorporated with limited liability under the laws of Hong Kong with registered number 1586940 and registered office at Unit 1005, 10 / F, Prosperous Building, 48-52 Des Voeux Road Central, Hong Kong.

“Structure Memorandum” means the structure paper entitled Project Super Structure Tax Planning Analysis and dated 22 October 2015 describing the Group and the Acquisition and prepared by Ernst & Young Transactions Limited.

“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body.

“Target” means WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 183355 with registered office at Maples Corporate Services Limited, P.O. Box 309 George Town, Ugland House, South Church Street, Grand Cayman, Cayman Islands and, as of the date of this Agreement, listed on the New York Stock Exchange.

“Target Group” means the Target and each of its Subsidiaries for the time being.

“Target Group Member” means any member of the Target Group.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is 84 Months after the Utilisation Date.

“Third Party Disposal” has the meaning given to it in Clause 27.3 (Resignation of a Guarantor).

“Total Commitments” means the aggregate of the Commitments, being U.S.$800,000,000 at the date of this Agreement.

“Total Purchase Price” means, in respect of any acquisition of any interest in any Future Acquisition Target, the consideration (including associated costs and expenses) for that acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case, remaining in such Future Acquisition Target and/or its Subsidiaries at the time of such acquisition.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member (which obligations do not constitute Financial Indebtedness) arising in the ordinary course of trading of that Group Member.

“Transaction Documents” means the Finance Documents and the Merger Documents.

“Transaction Obligors” means:

(a)	each Obligor; and

(b)	each Onshore Group Member that is party to any PRC Account Control Agreement;

(c)	each person (that is not a Secured Party) that gives or purports to give any guarantee or indemnity pursuant to a Guarantee;

(d)	each person (that is not a Secured Party) that grants or purports to grant any Security pursuant to a Transaction Security Document; and

(e)	each person party to a Finance Document (other than a Finance Party and (in the case of a PRC Account Control Agreement) any account bank party thereto),

(each, a “Transaction Obligor”).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(a) of Part IA of Schedule 2 (Conditions Precedent), and any document required to be delivered to the Facility Agent under paragraph 13 of Part II of Schedule 2 (Conditions Precedent) and/or under Clause 23.45 (Conditions subsequent: hedging and security), together with any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer by a Lender of any or all of its rights and/or obligations under this Agreement, the later of:

(a)	the proposed “Transfer Date” specified in the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer; and

(b)	the date on which the Facility Agent executes such Assignment Agreement or Transfer Certificate.

“Trapped Amount” means any amount of Disposal Proceeds or Insurance Proceeds that would otherwise be required to be applied in mandatory prepayment of the Loan pursuant to Clause 8.2 (Disposal, Insurance and Recovery Proceeds) where:

(a)	applicable legal (including thin capitalisation, financial assistance and corporate benefit restrictions on upstreaming of cash and fiduciary and statutory duties of directors or other officers of the relevant Group Members) restrictions prevent such amount from being applied towards prepayment of the Loan (including by making such amount available to a Group Member that can make such prepayment), and such restrictions have not and cannot (with the use of all reasonable endeavours by the Obligors and Group Members) be overcome; or

(b)	applying such amount towards prepayment of the Loan or making such amount available to a Group Member for prepayment of the Loan would result in the incurrence by Group Members of material costs or expenses (including material Tax or other liabilities, but excluding (i) any withholding Tax applicable as at the date of this Agreement (or, in the case of a Group Member that becomes a Group Member after the date of this Agreement, on the date on which it becomes a Group Member); (ii) any reserve requirements; and (iii) any fees, costs and expenses payable to any bank or financial institution in connection with any demand for return, refund or repayment of cash credited to an account) (where “material” for these purposes shall be defined as being an amount in excess of 5% of such amount otherwise required to be applied towards prepayment of the Loan).

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“U.K.” means the United Kingdom.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“U.S.”, “United States of America” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. 101 et seq., as amended.

“U.S.A. PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“WXAT” means WuXi AppTec Co., Ltd. ( ), a wholly foreign-owned enterprise incorporated under the laws of the PRC (subject to paragraph (h) of Clause 1.2 (Construction)).

“WXAT BVI” means WuXi AppTec (BVI) Inc., a company incorporated under the laws of the British Virgin Islands with registered number 599267 and registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

“WXAT Holding Company” means WuXi AppTec Holding Company, Inc., a Delaware corporation.

“WXAT Onshore Dividend Account” means an account:

(a)	held by WXAT in the PRC with any Lender (or an Affiliate of a Lender as specified by such Lender); and

(b)	identified in writing between (i) the Borrower and (ii) the Facility Agent or the Security Agent as the “WXAT Onshore Dividend Account”,

(as the same may be re-designated, substituted or replaced from time to time).

“WXAT (Hong Kong)” means WuXi AppTec (Hong Kong) Limited, a company incorporated with limited liability under the laws of Hong Kong with registered number 1720106 and registered office at Unit 1005, 10 / F, Prosperous Building, 48-52 Des Voeux Road Central, Hong Kong.

“WXAT Share Reorganisation” means the transactions set out in paragraphs 1 to 19 (inclusive) of Schedule 14 (Permitted Restructuring), provided that the requirements set forth in Schedule 14 (Permitted Restructuring) are complied with.

“WXAT Shareholders Agreement” means the shareholders agreement relating to WXAT entered into or to be entered into between the holders of Equity Interests in WXAT from time to time and WXAT as contemplated under paragraph 16 of Schedule 14 (Permitted Restructuring).

“WX (BVI)” means WX (BVI), Limited, a company incorporated with limited liability under the laws of the British Virgin Islands with registered number 1491449 and registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Facility Agent, any Mandated Lead Arranger, any Finance Party, any Hedge Counterparty, any Lender, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in the “agreed form” is a document which is previously agreed in writing (including via email) by or on behalf of the Borrower and the Facility Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “certified copy” means a copy certified by a director of the Borrower as being true, accurate and complete copy of the original;

(v)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document, Transaction Document or other agreement or instrument;

(vi)	a “group of Lenders” includes all the Lenders (and/or any group of less than all of the Lenders);

(vii)	“guarantee” means (other than in Clause 19 (Guarantee and indemnity) or any Guarantee) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“including” (or similar expressions) means including without limitation;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, Joint Venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which compliance is customary) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	one person is “acting in concert” with another person in relation to any Equity Interests in any entity if, whether pursuant to any agreement or understanding, formal or informal or otherwise, such persons actively co-operate to obtain, maintain, consolidate or exercise Control over that entity or control of the voting rights attaching to Equity Interests in that entity to a greater extent than would be possible by reason of each such person’s individual holding of Equity Interests in such entity alone;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiv)	a time of day is a reference to Shanghai time.

(b)	References to any Permitted Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Hedging Transaction, Permitted Joint Venture Investment, Permitted Loan, Permitted Management Transaction, Permitted Restructuring, Permitted Security, Permitted Share Issue and Permitted Transaction shall be construed subject to and in accordance with Clause 23.43 (Ring-fencing) and paragraph 19 of Schedule 14 (Permitted Restructuring).

(c)	Any reference in this Agreement to the “Borrower” shall mean, on and from the Closing Date, the Target as the surviving entity of the Acquisition.

(d)	Section, Clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default and an Event of Default is “continuing” if it has not been remedied or waived.

(g)	The “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Facility Agent’s spot rate of exchange (or, if no such spot rate of exchange is available, such prevailing rate of exchange selected by the Facility Agent, acting reasonably) for the purchase of the first currency with the second currency at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances), provided that for purposes of any calculation under this Agreement requiring the conversion of RMB amounts into U.S.$, such conversion will be made at the officially published PBOC exchange rate (if any) for purchasing U.S.$.

(h)	Any reference in any Finance Document to WXAT or Listco shall include, upon and with effect from the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)):

(i)	(in the case where the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) takes the form of a sale of all of the Equity Interests in WXAT to Listco) Listco; or

(ii)	(in the case where the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) takes the form of a merger between Listco and WXAT) the surviving or resulting entity of the Permitted Merger/Sale.

(i)	Unless a contrary indication appears, any reference to the Group on a “consolidated” basis shall, upon and with effect on and from:

(i)	the commencement of the WXAT Share Reorganisation but prior to the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)), be construed as if WXAT remained a wholly-owned Subsidiary of the Borrower;

(ii)	the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) in the form of a sale of all of the Equity Interests in WXAT to Listco, be construed as if Listco were a wholly-owned Subsidiary of the Borrower; and

(iii)	the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) in the form of a merger between Listco and WXAT, be construed as if the surviving or resulting entity of the Permitted Merger/Sale were a wholly-owned Subsidiary of the Borrower, and, for the avoidance of doubt, with effect from the commencement of the WXAT Share Reorganisation, the Ownership Percentage in relation to WXAT or Listco shall be the actual Ownership Percentage in relation to WXAT or, as the case may be, Listco, and shall not be deemed to be 100% by reason of this paragraph (i) (or paragraph 18 of Schedule 14 (Permitted Restructuring)).

1.3	Currency symbols and definitions

(a)	Any reference in this Agreement to “U.S.$”, “USD” and “U.S. dollars” is to the lawful currency of the United States of America.

(b)	Any reference in this Agreement to “RMB” is to the lawful currency of the PRC.

1.4	Currency fluctuations

(a)	For the purpose of determining compliance with any basket amount, thresholds and other exceptions to the representations and warranties in Clause 20 (Representations), undertakings in Clause 23 (General undertakings) and Events of Default in Clause 24 (Events of Default) that are determined by reference to amounts in U.S. dollars, the equivalent amount in U.S. dollars shall be calculated as at the date on which the applicable Transaction Obligor or Group Member incurs, commits to or makes the applicable Financial Indebtedness, acquisition, disposal, investment or other action.

(b)	No breach of any representation and warranty in Clause 20 (Representations), general undertaking under Clause 23 (General undertakings) or Events of Default under Clause 24 (Events of Default) (other than an Event of Default under Clause 24.2 (Financial covenants)) shall arise merely as a result of a subsequent change in the U.S. dollar equivalent of any relevant amount due to fluctuation in exchange rates.

(c)	This Clause 1.4 shall not apply to Clause 8.9 (Trapped Amount) and Clause 23.41 (DSRA).

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a USD term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Facility Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)	the Available Commitment of a Defaulting Lender in accordance with Clause 7.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitment of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.4 (Right of cancellation and repayment in relation to a single Lender),

(such Available Commitment or Commitment so cancelled being the “Cancelled Commitment”) request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount in USD of up to the amount of such Cancelled Commitment as follows:

(iii)	such increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower (each of which shall not be a Sponsor Affiliate, a Transaction Obligor or a Group Member) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such increased Commitments which it is to assume (the “Assumed Commitment” of such Increase Lender), as if it had been an Original Lender (for the avoidance of doubt, the aggregate Assumed Commitments of all of the Increase Lenders shall not exceed such Cancelled Commitment);

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as that Obligor and that Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender (with such Assumed Commitment so assumed by it, in addition to any other Commitment which that Increase Lender may otherwise have in accordance with this Agreement);

(v)	each Increase Lender which is not already party hereto as a Lender shall become a Party as a “Lender” (with such Assumed Commitment so assumed by it, in addition to any other Commitment which that Increase Lender may otherwise have in accordance with this Agreement), and any Increase Lender and each of the other Finance Parties and the Hedge Counterparties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties and Hedge Counterparties would have assumed and/or acquired had that Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any such increase in the Commitments shall take effect on the later of (A) the date specified by the Borrower in the notice referred to above and (B) the date on which the conditions set out in paragraph (b) below are satisfied in respect of such increase.

In the case of cancellation of the Available Commitment of a Defaulting Lender referred to in paragraph (i), the Commitment of such Defaulting Lender shall be permanently cancelled and reduced by the aggregate Assumed Commitment of each such Increase Lender upon the effectiveness of such increase in the Commitments.

(b)	An increase in the Commitments pursuant to paragraph (a) will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from each Increase Lender in respect of such increase (setting out the Assumed Commitment which such Increase Lender is assuming in accordance with paragraph (a)) provided that the requirements set out in paragraph (ii)(B) below have been satisfied in the case of an Increase Lender which is not a Lender immediately prior to such increase;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to such increase:

(A)	that Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement); and

(B)	the Facility Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policies in relation to the assumption of such Assumed Commitment by that Increase Lender. The Facility Agent shall promptly notify the Borrower and that Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the increase in Commitments (to which such Increase Confirmation relates) becomes effective.

(d)	The Borrower shall promptly on written demand pay the Facility Agent and the Security Agent the amount of all reasonable and documented costs and expenses (including legal fees, subject to any agreed cap) incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	An Increase Lender shall (or the Borrower shall on its behalf), on the date upon which such increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 25.3 (Assignment or transfer fee) if such increase was a transfer to such Increase Lender pursuant to Clause 25.5 (Procedure for transfer) and if such Increase Lender was a New Lender.

(f)	The Borrower may pay to an Increase Lender a fee in the amount and at the times agreed between the Borrower and such Increase Lender in a Fee Letter.

(g)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to each of the Lenders immediately prior to the relevant increase in Commitments or the assumption of any Assumed Commitment by that Increase Lender;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c). Any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf), is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents (excluding the Hedging Agreements), separately enforce its rights under or in connection with the Finance Documents and, except as specifically provided in the Finance Documents (excluding the Hedging Agreements), shall be entitled to separately enforce its rights under the Finance Documents against each of the Obligors to recover any amount that is due and payable to it under any Finance Document (or to recover its share of any amount that is due and payable under any Finance Document) without the consent of any other Party; and nothing shall prejudice the rights of a Finance Party from separately enforcing its rights in relation to any debt arising under any Finance Document owing to it (or its share of any debt arising under a Finance Document), which debt is due and payable.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and the Hedge Counterparties and to give all notices, consents, and instructions, to agree, accept and execute on its behalf any Accession Deed and any Finance Document, to make such agreements and to effect all amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect that Obligor and to give confirmations as to the continuation of guarantee obligations, in each case, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case that Obligor shall be bound as though that Obligor itself had given such notices, consents and instructions (including the Utilisation Request) or agreed, accepted and executed such Accession Deed and such Finance Document, made such agreements or effected such amendments, supplements and variations, and received such notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	payment of the Merger Consideration under the Acquisition Agreement; and

(b)	payment of the Merger Costs (but not fees, costs and expenses in relation to the Facility),

in each case, as described in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the Loan if on or before the date on which the Utilisation Request is delivered, the Facility Agent has received all of the documents and other evidence listed in Part IA of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably) unless the Facility Agent (acting on the instructions of all the Mandated Lead Arrangers) has waived receipt of any such document or other evidence listed in Part IA of Schedule 2 (Conditions Precedent). The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that a Mandated Lead Arranger notifies the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation:

(i)	if, on the date of the Utilisation Request and on the proposed Utilisation Date relating to such Certain Funds Utilisation:

(A)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation; and

(B)	all the Major Representations are true in all material respects (or, where any Major Representation is already qualified by materiality or Material Adverse Effect, in all respects); and

(ii)	each of the conditions and requirements set out in Part IB of Schedule 2 (Conditions Precedent) is satisfied.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality) and paragraph (b)(ii) of Clause 8.1 (Exit and Flotation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation requested by the Borrower in accordance with the provisions of this Agreement;

(iv)	exercise any right of set-off or counterclaim in respect of a Certain Funds Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements (whether arising prior to, during or after the Certain Funds Period) shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.3	Maximum number of Utilisations

(a)	The Borrower may not deliver more than one Utilisation Request.

(b)	The Borrower may not request that the Loan be divided.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as all of the Lenders may agree).

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request for the Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be an amount equal to the Total Commitments or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to a proportion of the Loan, which proportion is equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Limitations on Utilisations

The Facility may only be utilised on the Business Day immediately prior to the proposed Closing Date.

5.6	Cancellation of Commitment

Upon the expiry of the Availability Period, the Commitment of each Lender which, at that time, is unutilised (that is, an amount equal to that Lender’s Available Commitment at that time) shall be immediately cancelled, and then that Lender’s Available Commitment shall be immediately reduced to zero.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of the Loan

(a)	The Borrower shall repay the Loan in instalments by repaying on each Repayment Date an amount which reduces the outstanding Loan by an amount equal to a percentage of the aggregate Loan (as the close of business in New York City) on the Utilisation Date, which percentage is set out opposite that Repayment Date below:

Number of months from the Utilisation Date	Percentage
6	0%
12	0%
18	0%
24	0%
30	0.1%
36	9.9%
42	0.12%
48	11.88%
54	0.22%
60	21.78%
66	0.27%
72	26.73%
78	0.29%
84	28.71%

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

(c)	On the Termination Date, the Borrower shall repay the Loan in full.

6.2	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)	If the Loan is repaid or prepaid in accordance with (i) Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality) or (ii) sub-paragraph (B) of paragraph (a) of Clause 37.6 (Replacement of Lender) then, other than (in the case of (i)) to the extent that the Commitments are subsequently increased pursuant to Clause 2.2 (Increase), the amount of the Repayment Instalment for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan so repaid or prepaid.

(b)	If the Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment shall be reduced in such manner as the Borrower may direct, provided that the aggregate amount of such reduction for all such Repayment Instalments shall not exceed the amount of that prepayment.

(c)	If the Loan is prepaid in accordance with Clause 8.2 (Disposal, Insurance and Recovery Proceeds), Clause 8.3 (Permitted Restructuring Proceeds), Clause 8.4 (Cure Amount), Clause 8.5 (Secondary Permitted Subsidiary Capital Raising Proceeds) or paragraph (c) of Clause 8.1 (Exit and Flotation), the amount of such prepayment shall be applied first against the Repayment Instalments for the next two Repayment Dates falling after the date of such prepayment in chronological order and thereafter against the remaining Repayment Instalments on a pro rata basis.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan (or it becomes unlawful for any Affiliate of a Lender for that Lender to do so):

(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall notify the Borrower as soon as reasonably practicable after receiving such notification;

(b)	upon the Facility Agent so notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled to the extent necessary to comply with applicable laws; and

(c)	to the extent that the Lender’s participation in the Loan has not been transferred to another person pursuant to Clause 37.6 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in such notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of its participation in the Loan so repaid.

7.2	Voluntary cancellation

(a)	The Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$5,000,000) of the Available Facility, provided that any such cancellation of the Facility shall be subject to provision of satisfactory evidence that the Borrower will have sufficient funds to consummate the Acquisition and pay for all of the Pro Forma Uses (as defined in Part IB of Schedule 2 (Conditions Precedent)).

(b)	Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment

(a)	Subject to paragraph (b) below, the Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of U.S.$5,000,000).

(b)	The Loan may only be prepaid pursuant to this Clause 7.3 after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On the date falling five Business Days after receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of the Interest Period for the Loan which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan together with all interest and other amounts accrued in relation to such repaid amount under the Finance Documents.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Exit and Flotation

(a)	For the purpose of this Clause 8:

“Flotation” means the listing or admission to trading on any stock or securities exchange or market of any shares or securities of any Group Member or any direct or indirect Holding Company of any Group Member (other than a Sponsor), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of any Group Member or any direct or indirect Holding Company of any Group Member (other than a Sponsor) in any jurisdiction or country (the person whose shares or securities are the subject of such listing, admission to trading, flotation or public offering being the “IPO Entity” in respect of such Flotation).

“Qualifying Flotation” means a Flotation where at least 50% of the gross cash proceeds of that Flotation are received or recovered as a result of primary issuance of shares by Holdco or any direct or indirect Holding Company of Holdco (other than a Sponsor).

“Qualifying Flotation Proceeds” means the cash proceeds in relation to any issuance (by the IPO Entity in respect of any Qualifying Flotation) of shares or securities in connection with a Qualifying Flotation, after deducting all reasonable fees, costs, expenses and Taxes incurred (by or on behalf of such IPO Entity) in connection with such Qualifying Flotation.

(b)	Upon the occurrence of:

(i)	any Flotation (which is not a Qualifying Flotation, Permitted Subsidiary Capital Raising or Permitted IPO (as defined in Schedule 14 (Permitted Restructuring))); or

(ii)	a Change of Control; or

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and the Loan, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(c)	Upon the occurrence of a Qualifying Flotation (not resulting in a Change of Control), the Borrower will:

(i)	promptly notify the Facility Agent upon becoming aware of that occurrence; and

(ii)	(whether or not the Borrower has complied with paragraph (i) above) ensure that an amount equal to a percentage of Qualifying Flotation Proceeds for such Qualifying Flotation is applied in prepayment of the Loan (which percentage is the percentage set out in the table below beside the Adjusted Leverage for the Most Recent Relevant Period as at the occurrence of such Qualifying Flotation, such prepayment to be made at the times and in the order contemplated by Clause 8.6 (Application of mandatory prepayments and cancellations), provided that if such Qualifying Flotation occurs prior to the delivery of the Compliance Certificate in respect of the First Test Date, such percentage shall be deemed to be 75%.

Adjusted Leverage ratio	Percentage of Qualifying Flotation Proceeds

Greater than or equal to 1.50:1.00	75%
Less than 1.50:1.00	50%

8.2	Disposal, Insurance and Recovery Proceeds

(a)	For the purposes of this Clause 8.2, Clause 8.6 (Application of mandatory prepayments and cancellations) and Clause 8.7 (Offshore Mandatory Prepayment Account):

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration received or recovered by any Obligor or any Group Member (including any amount received in repayment of intercompany debt) for any Disposal made by any Obligor or any Group Member except for Excluded Disposal Proceeds and after deducting (without double counting):

(i)	any reasonable expenses which are incurred by any Obligor or Group Member with respect to that Disposal to persons who are not Obligors, Group Members or Related Persons; and

(ii)	any Tax incurred and required to be paid by the Obligor or Group Member (making that Disposal) in connection with that Disposal (as reasonably determined by such Obligor or Group Member, on the basis of existing rates and taking account of any available credit, deduction or allowance).

to the extent the aggregate amount of such consideration so received or recovered exceeds (in aggregate for any and all such Disposals made by any or all Obligors and Group Members) U.S.$2,000,000 in any Financial Year.

“Excluded Disposal Proceeds” means any proceeds of any Disposal by any Obligor or Group Member where:

(i)	such Disposal is made in accordance with paragraphs (a), (b), (d) to (g), (i), (j), (k)(i), (l) to (n), (p) (but only in the case of proceeds of a termination, close out or unwinding of any hedging transaction) or (q) (other than to the extent such proceeds have been distributed to an Obligor or a Group Member by the Corporate Venture Capital Fund Group or any member thereof) of the definition of “Permitted Disposal”);

(ii)

such proceeds of such Disposal are (A) applied in the purchase of operating assets for use in the business of the Group within 12 months (or such longer period as the Majority Lenders may agree) of the receipt or recovery of such proceeds by any Obligor or Group

Member or (B) committed (pursuant to a legally binding commitment entered into by an Obligor or a Group Member with a person that is not an Obligor or a Group Member) to be so applied within 12 months (or such longer period as the Majority Lenders may agree) of the receipt or recovery of such proceeds by any Obligor or Group Member and actually so applied within 18 months (or such longer period as the Majority Lenders may agree) after such receipt or recovery; or

(iii)	such proceeds are received in kind (other than in the form of cash or cash equivalents) or by way of non-cash consideration (other than in the form of cash equivalents).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim or series of related claims (not relating to third party liability, business interruption, loss of earnings or similar claims) received or recovered by any Obligor or any Group Member which are applied:

(i)	to meet a third party claim in respect of which such insurance claim was made;

(ii)	to cover operating losses of the Group in respect of which such insurance claim was made;

(iii)	in the replacement, reinstatement and/or repair of the assets in respect of which such insurance claim was made or otherwise in amelioration of the loss in respect of which such insurance claim was made; or

(iv)	in the purchase of operating assets for use in the business of the Group,

and in each case are (A) actually so applied within 12 months (or such longer period as the Majority Lenders may agree) after the receipt or recovery of such proceeds by any Obligor or any Group Member or (B) committed (pursuant to a legally binding commitment entered into by an Obligor or a Group Member with a person that is not an Obligor or a Group Member) to be applied within 12 months (or such longer period as the Majority Lenders may agree) of the receipt or recovery of such proceeds by any Obligor or any Group Member and are actually so applied within 18 months (or such longer period as the Majority Lenders may agree) after such receipt or recovery.

“Excluded Recovery Proceeds” means any proceeds of a Recovery Claim which are applied:

(i)	to rectify the deficiency leading to such Recovery Claim;

(ii)	to meet a third party claim in respect of which such Recovery Claim was made;

(iii)	in the replacement, reinstatement and/or repair of the assets in respect of which such Recovery Claim was made; or

(iv)	in the purchase of operating assets for use in the business of the Group,

and in each case are (A) actually so applied within 12 months (or such longer period as the Majority Lenders may agree) after receipt or recovery of such proceeds by any Obligor or any Group Member or (B) committed (pursuant to a legally binding commitment entered into by an Obligor or a Group Member with a person that is not an Obligor or a Group Member) to be applied within 12 months (such longer period as the Majority Lenders may agree) of receipt or recovery of such proceeds by any Obligor or any Group Member and actually so applied within 18 months (or such longer period as the Majority Lenders may agree) after such receipt or recovery.

“Insurance Proceeds” means the proceeds of an insurance claim or series of related claims (not relating to third party liability, business interruption, loss of earnings or similar claims) under any insurance maintained by any Obligor or any Group Member (except for Excluded Insurance Proceeds) and after deducting any reasonable expenses in relation to that claim or those claims which are incurred by any Obligor or any Group Member to persons who are not Obligors, Group Members or Related Persons, to the extent the aggregate amount of such proceeds exceeds (in aggregate for any and all such claims for any or all of the Obligors and Group Members) U.S.$2,000,000 in any Financial Year.

“Recovery Proceeds” means the proceeds of any claim, or exercise of any right of remedy, or the receipt or recovery of any compensation, indemnification, reimbursement or other payment (including any refund or return of consideration), under or in respect of any claim in relation to any of the Merger Documents or against the provider of any Report (in its capacity as a provider of that Report) or any settlement, award or order in respect of any of the foregoing (collectively a “Recovery Claim”) except for Excluded Recovery Proceeds, and after deducting (without double counting):

(i)	any reasonable expenses which are incurred by any Obligor or any Group Member to persons who are not Obligors, Group Members or Related Persons; and

(ii)	any Tax incurred and required to be paid by an Obligor or a Group Member (as reasonably determined by such Obligor or such Group Member on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim, and to the extent the aggregate amount of such proceeds exceeds (in aggregate for any and all Recovery Claims) U.S.$2,000,000 in any Financial Year.

(b)	Subject to Clause 8.9 (Trapped Amount), the Borrower shall prepay the Loan at the times and in the order of application contemplated by Clause 8.6 (Application of mandatory prepayments and cancellations) in amounts equal to 100% of (i) any Disposal Proceeds, (ii) any Insurance Proceeds and (iii) any Recovery Proceeds.

8.3	Permitted Restructuring Proceeds

(a)	For the purposes of this Clause 8.3, capitalised terms used but not otherwise defined shall have the meanings given to them in Schedule 14 (Permitted Restructuring), and:

“Disposal of Listco Shares Proceeds” means the Net Proceeds from any disposal of any Pledged Listco Shares by any of WXAT BVI, any Offshore SPV1 or any Onshore SPV (subject to paragraphs 36, 46 and 47 of Schedule 14 (Permitted Restructuring)) after deducting any Tax incurred and required to be paid by WXAT BVI, such Offshore SPV1 or, as the case may be, such Onshore SPV (as reasonably determined by WXAT BVI, such Offshore SPV1 or, as the case may be, such Onshore SPV on the basis of existing rates and taking into account any available credit, deduction or allowance) with respect to such disposal.

“Net Proceeds” means, in relation to any sale, transfer or disposal of any Equity Interest or any other asset or any issuance of any Equity Interest, the cash proceeds of such sale, transfer, disposal or issuance (after deducting any reasonable expenses (excluding, for the avoidance of doubt, any Tax) which are incurred by the person making such sale, transfer, disposal or issuance to persons who are not Obligors, Group Members or Related Persons with respect to such sale, transfer, disposal or issuance).

“New Investor Proceeds” has the meaning given to that term in paragraph 23 of Schedule 14 (Permitted Restructuring) .

“Opcos Reorganisation Proceeds” means the Net Proceeds (if any) from any Offshore Co Purchase in accordance with paragraph 21 of Schedule 14 (Permitted Restructuring) (including any deferred portion of any consideration for any such Offshore Co Purchase if it is actually paid or settled), after deducting (to the extent not otherwise deducted in connection with any other mandatory prepayment of the Loan and not otherwise paid or reserved against) any capital gains Tax payable by the Borrower or WXAT BVI in respect of such Offshore Co Purchase.

“Pledged Listco Shares” means any shares in Listco which from time to time are, or are expressed to be, the subject of any Transaction Security.

“WXAT Share Reorganisation Proceeds” means the Net Proceeds (if any) (excluding, for the avoidance of doubt, any Non-cash Payment or Cash Payment (each as defined in Schedule 14 (Permitted Restructuring)) of any transfer of any Equity Interest in WXAT pursuant to the WXAT Share Reorganisation, after deducting (to the extent not otherwise deducted in connection with any other mandatory prepayment of the Loan and not otherwise paid or reserved against) any capital gains Tax payable by WXAT BVI in respect of such transfer.

(b)	The Borrower shall prepay the Loan at the times and in the order of application contemplated by Clause 8.6 (Application of mandatory prepayments and cancellations) in amounts equal to 100% of (i) any Disposal of Listco Shares Proceeds, (ii) any New Investor Proceeds, (iii) any Opcos Reorganisation Proceeds and (iv) any WXAT Share Reorganisation Proceeds.

8.4	Cure Amount

The Borrower shall prepay the Loan in an amount equal to 100% of each Cure Amount at the times and in the order of application contemplated by Clause 8.6 (Application of mandatory prepayments and cancellations).

8.5	Secondary Permitted Subsidiary Capital Raising Proceeds

The Borrower shall prepay the Loan in an amount equal to 100% of any Secondary Permitted Subsidiary Capital Raising Proceeds at the times and in the order of application contemplated by Clause 8.6 (Application of mandatory prepayments and cancellations).

For such purposes, “Secondary Permitted Subsidiary Capital Raising Proceeds” means the cash proceeds from any Secondary Permitted Subsidiary Capital Raising received or recovered by any Obligor or any Group Member after deducting:

(i)	any reasonable expenses which are incurred by the Obligor or the Group Member (that is making such Secondary Permitted Subsidiary Capital Raising) to persons who are not Obligors, Group Members or Related Persons; and

(ii)	any Tax incurred and required to be paid by the Obligor or the Group Member (that is making such Secondary Permitted Subsidiary Capital Raising) (as reasonably determined by such Obligor or such Group Member on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to such Secondary Permitted Subsidiary Capital Raising.

8.6	Application of mandatory prepayments and cancellations

(a)	A prepayment of the Loan made under Clause 8.2 (Disposal, Insurance and Recovery Proceeds), Clause 8.3 (Permitted Restructuring Proceeds), Clause 8.4 (Cure Amount), Clause 8.5 (Secondary Permitted Subsidiary Capital Raising Proceeds) or under paragraph (c) of Clause 8.1 (Exit and Flotation) shall be applied in prepayment of the Loan as contemplated in paragraphs (b) to (d) inclusive below.

(b)

Unless the Borrower makes an election under paragraph (c) below, the Borrower shall prepay the Loan, in the case of any prepayment relating to, in respect of or on account of any Qualifying Flotation Proceeds, Disposal Proceeds, Insurance Proceeds, Recovery Proceeds, Disposal of Listco Shares Proceeds, New Investor Proceeds, Opcos Reorganisation Proceeds, WXAT Share Reorganisation Proceeds, Cure Amount or Secondary Permitted Subsidiary Capital Raising Proceeds, as soon as reasonably practicable upon receipt or recovery of the same by any Obligor or any Group Member or (in the case of any Recovery Proceeds) by any Report Addressee or (in the case of any Qualifying Flotation Proceeds) by Holdco or any Holding Company of any Group Member or (in the case of any Disposal of Listco Shares Proceeds) by any Offshore SPV1 or any

Onshore SPV (each as defined in Schedule 14 (Permitted Restructuring)) (or, in the case of any Excluded Disposal Proceeds, Excluded Insurance Proceeds or Excluded Recovery Proceeds which cease to constitute Excluded Disposal Proceeds, Excluded Insurance Proceeds or, as the case may be, Excluded Recovery Proceeds, promptly upon such cessation) and (without prejudice to the foregoing) such prepayment of the Loan shall be made in any event within:

(i)	(in the case of any prepayment relating to, in respect of or on account of any Cure Amount) two Business Days of such receipt or recovery;

(ii)	(in the case of any prepayment relating to, in respect of or on account of any Qualifying Flotation Proceeds, Disposal Proceeds, Insurance Proceeds, Recovery Proceeds, Disposal of Listco Shares Proceeds, New Investor Proceeds, Opcos Reorganisation Proceeds, WXAT Share Reorganisation Proceeds or Secondary Permitted Subsidiary Capital Raising Proceeds received or recovered outside of the PRC) ten Business Days of such receipt or recovery.

(c)	Subject to paragraph (d) below, the Borrower may elect, by notice to the Facility Agent, that any amount required to be applied towards prepayment of the Loan under Clause 8.2 (Disposal, Insurance and Recovery Proceeds), Clause 8.3 (Permitted Restructuring Proceeds), Clause 8.4 (Cure Amount), Clause 8.5 (Secondary Permitted Subsidiary Capital Raising Proceeds) or under paragraph (c) of Clause 8.1 (Exit and Flotation) be so applied in prepayment of the Loan on the last day of the current Interest Period for the Loan, provided that such election must be made and notified to the Facility Agent no later than the time which, but for this paragraph (c), the Borrower would have been so required to apply such amount towards prepayment of the Loan. If the Borrower makes that election then a proportion of the Loan equal to the amount to be so applied in prepayment of the Loan will be due and payable on the last day of the current Interest Period in respect of the Loan (as at the date of such election).

(d)	If the Borrower has made an election under paragraph (c) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan equal to the amount to be so applied in prepayment of the Loan shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.7	Offshore Mandatory Prepayment Account

(a)	The Borrower shall ensure that an amount equal to the amount of Qualifying Flotation Proceeds, Disposal Proceeds, Insurance Proceeds, Recovery Proceeds, Disposal of Listco Shares Proceeds, New Investor Proceeds, Opcos Reorganisation Proceeds, WXAT Share Reorganisation Proceeds, Cure Amount or Secondary Permitted Subsidiary Capital Raising Proceeds in respect of which the Borrower has made an election under paragraph (c) of Clause 8.6 (Application of mandatory prepayments and cancellations) (each an “Elected Amount”) is paid into an Offshore Mandatory Prepayment Account as soon as reasonably practicable after receipt or recovery of the same by any Obligor or any Group Member or (in the case of any Recovery Proceeds) by any Report Addressee or (in the case of any Qualifying Flotation Proceeds) by Holdco or any Holding Company of any Group Member or (in the case of any Disposal of Listco Shares Proceeds) by any Offshore SPV1 or any Onshore SPV (each as defined in Schedule 14 (Permitted Restructuring)) (or, in the case of any Excluded Disposal Proceeds, Excluded Insurance Proceeds or Excluded Recovery Proceeds which cease to constitute Excluded Disposal Proceeds, Excluded Insurance Proceeds or, as the case may be, Excluded Recovery Proceeds, promptly upon such cessation) and (without prejudice to the foregoing) in any event within:

(i)	(in the case of any Cure Amount) two Business Days of such receipt or recovery;

(ii)	(in the case of any Qualifying Flotation Proceeds, Disposal Proceeds, Insurance Proceeds, Recovery Proceeds, Disposal of Listco Shares Proceeds, New Investor Proceeds, Opcos

Reorganisation Proceeds, WXAT Share Reorganisation Proceeds or Secondary Permitted Subsidiary Capital Raising Proceeds received or recovered outside of the PRC) ten Business Days of such receipt or recovery, provided that (in each case) if an Event of Default is continuing each such Elected Amount shall be applied towards mandatory prepayment of the Loan immediately.

(b)	The Borrower irrevocably authorises each of the Facility Agent, the Security Agent and any Finance Party (or any Affiliate thereof) with which an Offshore Mandatory Prepayment Account is opened, severally, to apply amounts credited to any Offshore Mandatory Prepayment Account to pay amounts due and payable under Clause 8.6 (Application of mandatory prepayments and cancellations) and otherwise under the Finance Documents.

(c)	The determination of the Facility Agent as to whether any amount deposited or transferred into or withdrawn or transferred from any Offshore Mandatory Prepayment Account is so deposited, transferred or withdrawn on account of any applicable proceeds or any applicable provision of this Clause 8 or otherwise, and whether any balance standing to the credit of any Offshore Mandatory Prepayment Account represents amounts deposited or transferred into such Offshore Mandatory Prepayment Account on account of any applicable proceeds or as referred to or on account of any provision of this Clause 8 or otherwise, shall, in the absence of manifest error, be binding on the Parties.

8.8	Excluded proceeds

(a)	Where Excluded Recovery Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of “Excluded Recovery Proceeds”, “Excluded Disposal Proceeds” or, as the case may be, “Excluded Insurance Proceeds”), the Borrower shall ensure that those amounts are used for that purpose and, if requested to do so by the Facility Agent (acting reasonably), shall deliver a certificate to the Facility Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within such period provided for in such definition.

(b)	Any amount of Excluded Recovery Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds that is not applied within the applicable time period specified in the definition of “Excluded Recovery Proceeds”, “Excluded Disposal Proceeds” or, as the case may be, “Excluded Insurance Proceeds” towards the applicable purpose(s) specified in such definition shall cease to be Excluded Recovery Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds (as the case may be) upon the expiry of such period, and shall (upon the expiry of such period) constitute Recovery Proceeds, Disposal Proceeds or Insurance Proceeds (as the case may be) that are required to be applied towards prepayment of the Loan pursuant to Clause 8.2 (Disposal, Insurance and Recovery Proceeds) and Clause 8.6 (Application of mandatory prepayments and cancellations), subject to Clause 8.9 (Trapped Amount).

8.9	Trapped Amount

(a)	To the extent that and for so long as any amount of Disposal Proceeds or Insurance Proceeds (“Required Prepayment Amount”) constitutes a Trapped Amount, there will be no obligation to effect prepayment of the Loan under Clause 8.2 (Disposal, Insurance and Recovery Proceeds) on account of such Trapped Amount, provided that:

(i)	such Trapped Amount is, as soon as reasonably practicable (and in any event at or prior to such time as that Required Prepayment Amount would have been required to be applied towards prepayment of the Loan had it not constituted a Trapped Amount), paid into an Onshore Mandatory Prepayment Account. Such Trapped Amount may not be used other than for application towards prepayment of the Loan; and

(ii)	the Borrower shall certify in a Compliance Certificate that, and provide reasonable particulars in such Compliance Certificate demonstrating that, such Required Prepayment Amount constitutes a Trapped Amount.

(b)	If, at any time, the circumstances resulting in any Required Prepayment Amount being a Trapped Amount are removed or no longer subsisting, the Borrower shall ensure that an amount equal to such Required Prepayment Amount will be applied towards prepayment of the Loan promptly at the end of the Interest Period relating to the Loan ending (or, if an Event of Default is continuing, immediately) after the date such circumstances are removed or no longer subsisting, to the extent that such prepayment has not otherwise been made on account of such Required Prepayment Amount. For the avoidance of doubt, any such prepayment pursuant to this paragraph (b) shall constitute a prepayment of the Loan made under Clause 8.2 (Disposal, Insurance and Recovery Proceeds) on account of such Required Prepayment Amount and satisfy the obligation of the Borrower to make such prepayment on account of such Required Prepayment Amount thereunder pro tanto.

(c)	To the extent that any Group Member holds any available cash (not constituting New Shareholder Injections, Retained Disposal Proceeds, Retained Insurance Proceeds and Retained Recovery Proceeds) that may be applied towards mandatory prepayment of the Loan in lieu of any Trapped Amount, each Obligor shall procure that such cash shall be applied towards mandatory prepayment of the Loan in lieu of such Trapped Amount (and to the extent of such mandatory prepayment, such Trapped Amount shall be released from the requirement under paragraph (a)(i) above).

(d)	Paragraphs (a) and (b) above shall be subject always to the obligation of each Obligor to use (and to procure that each Group Member uses) all reasonable endeavours to overcome any restrictions and limitations resulting in any Required Prepayment Amount being a Trapped Amount and/or minimise any costs of effecting prepayment of the Loan on account of any Required Prepayment Amount.

9.	RESTRICTIONS

9.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation), paragraph (c) of Clause 8.6 (Application of mandatory prepayments and cancellations) or Clause 8.7 (Offshore Mandatory Prepayment Account) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of the Facility

The Borrower may not reborrow any part of the Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments of all or any of the Lenders except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments (or the Commitment of any Lender) cancelled under this Agreement may be subsequently reinstated.

9.6	Facility Agent’s receipt of notices

If the Facility Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation) or an election under paragraph (c) of Clause 8.6 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender(s), as appropriate.

9.7	Prepayment elections

The Borrower shall (through the Facility Agent) notify the Lenders as soon as possible of any proposed prepayment of the Loan under Clause 8 (Mandatory prepayment and cancellation).

9.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of such participation which is repaid or prepaid) will be deemed to be cancelled on the date of such repayment or prepayment.

9.9	Application of prepayments

Any prepayment of the Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or sub-paragraph (B) of paragraph (a) of Clause 37.6 (Replacement of Lender)) shall be applied pro rata to each Lender’s participation in the Loan.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on the Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR (for the Loan and such Interest Period).

10.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period relating thereto.

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if that overdue amount had, during the period of such non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by that Obligor on demand by the Facility Agent.

(b)	If any overdue amount under any Finance Document consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to that overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if that overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount under any Finance Document will be compounded with that overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Interest Period

(a)	Each Interest Period for the Loan shall be 3 Months.

(b)	No Interest Period for the Loan shall extend beyond the Termination Date.

(c)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR for the Loan and any Interest Period relating thereto is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day for the currency of the Loan and such Interest Period, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period relating thereto, then the rate of interest on each Lender’s share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by close of business in Shanghai on the date falling two Business Days after the Quotation Day for the Loan and that Interest Period (or, if later, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select, provided that if such rate is below zero, such rate will be deemed to be zero.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above in relation to the Loan and any Interest Period is less than LIBOR in relation to the Loan and such Interest Period; or

(ii)	a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above in respect of the Loan and any Interest Period,

the cost to that Lender of funding its participation in the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR for the Loan and such Interest Period (and that Lender shall be deemed to have so notified the Facility Agent).

(c)	If a Market Disruption Event occurs in relation to the Loan and any Interest Period the Facility Agent shall, as soon as is practicable, notify the Borrower and the Lenders.

(d)	In this Agreement:

“Market Disruption Event” means, in relation to the Loan and any Interest Period relating thereto:

(i)	at or about noon (London time) on the Quotation Day for the Loan and such Interest Period LIBOR (for the Loan and such Interest Period) is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the Loan and such Interest Period; or

(ii)	before noon in Shanghai on the Business Day immediately following the Quotation Day for the Loan and such Interest Period, the Facility Agent receives notification(s) from a

Lender or Lenders (whose participations in the Loan exceed 50% of the Loan) that the cost to it or them of funding its or their participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR for the Loan and such Interest Period.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs in relation to the Loan and any Interest Period and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	The Facility Agent shall promptly inform the Borrower and each Lender of any alternative basis agreed under this Clause 12.3 (Alternative basis of interest or funding).

(d)	For the avoidance of doubt, in the event that no alternative basis is agreed at the end of such 30 day period, the rate of interest applicable to the Loan shall be determined in accordance with Clause 12.1 (Absence of quotations) and Clause 12.2 (Market disruption).

12.4	Break Costs

(a)	The Borrower shall, within five Business Days of written demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any Unpaid Sum being paid by or recovered from any Transaction Obligor on a day other than the last day of an Interest Period for the Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Upfront fee

The Borrower shall pay to the Mandated Lead Arrangers an upfront fee (the “Upfront Fee”) in the amount and at the times agreed in a Fee Letter, provided that, notwithstanding anything to the contrary in such Fee Letter, if an amount equal to the Initial DSRA Required Balance (as defined in Part IB of Schedule 2 (Conditions Precedent)) has been deposited in full into the DSRA on the Utilisation Date in accordance with the Funds Flow Statement, (a) the Upfront Fee shall be due and payable on the first Business Day in January 2016 (or on such earlier date as the Mandated Lead Arrangers may otherwise specify in writing, provided that such earlier date shall not be earlier than the Utilisation Date) in lieu of the date specified in such Fee Letter, and (b) without prejudice to the Borrower’s obligation to pay the Upfront Fee to the extent that such deduction, withdrawal or application referred to in this part (b) is not or cannot be made for any reason, and without prejudice to the rights of the Security Agent under the Transaction Security Documents, an amount equal to the Upfront Fee shall be deducted (and each of the Facility Agent and the Security Agent is hereby irrevocably severally authorised to withdraw such amount) from the DSRA and such deducted or withdrawn amount shall be applied towards payment of the Upfront Fee on such date.

13.2	Facility agency fee

The Borrower shall pay to the Facility Agent (for its own account) a facility agency fee in the amount and at the times agreed in a Fee Letter.

13.3	Security agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a FATCA Deduction).

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor (to which such Tax Deduction relates) shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to such payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to that Finance Party that that Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to any loss, liability or cost to the extent that:

(A)	it is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	it relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to such claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment in respect of a Finance Party and that Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had that Tax Payment not been required to be made by that Obligor.

14.5	Stamp taxes

The Borrower shall pay and, within five Business Days of written demand, indemnify each of the Secured Parties and the Mandated Lead Arrangers against any cost, loss or liability that Secured Party or Mandated Lead Arranger incurs in relation to any or all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Indirect Tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party under or in connection with a Finance Document, that Party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall at the same time pay and indemnify such Finance Party against all Indirect Tax incurred by such Finance Party in respect of such costs or expenses, except to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax.

14.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is a FATCA Exempt Party or not a FATCA Exempt Party;

(ii)	supply to that requesting Party such forms, documentation and other information relating to its status under FATCA as that requesting Party reasonably requests for the purposes of that requesting Party’s compliance with FATCA; and

(iii)	supply to that requesting Party such forms, documentation and other information relating to its status as that requesting Party reasonably requests for the purposes of that requesting Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments thereunder) as if it is not a FATCA Exempt Party, until such time as that Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Lender fails to supply any forms, documentation and other information in accordance with paragraph (a) above, or any forms, documentation and other information provided by a Lender to the Facility Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Facility Agent, within five Business Days of demand, against any cost, loss, Tax or liability (including for negligence or any other category of liability whatsoever) incurred by the Facility Agent (including any related interest and penalties) in acting as Facility Agent under the Finance Documents as a result of such failure, inaccuracy or incompleteness.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of that payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, in addition, shall notify the Borrower, the Facility Agent and the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within five Business Days of written demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of or compliance with Basel III (provided it is that Finance Party’s general policy or practice to demand compensation in relation to Basel III in similar circumstances under comparable provisions of other financing agreements entered into by such Finance Party for similar borrowers, to the extent such Finance Party is entitled to do so),

(in the case of (i) or (ii) only) excluding the implementation or application of, or compliance with, Basel III (in the form subsisting as at the date of this Agreement) or any law or regulation that implements or applies Basel III (in the form subsisting as at the date of this Agreement) but including any change in (or in the interpretation, administration or application of) Basel III after the date of this Agreement and/or the introduction of or compliance with any amendment or supplement to Basel III after the date of this Agreement.

(b)	In this Agreement:

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or any of its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into or assumed any Commitment (or any commitment represented thereby) or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent of the event giving rise to that claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs)does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iv)	incurred by a Finance Party or an Affiliate of a Finance Party and is attributable to the wilful breach by such Finance Party or such Affiliate of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), but excluding Basel III.

(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of receipt of written demand, indemnify each of the Mandated Lead Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of that conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt or recovery of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within five Business Days of receipt of written demand, indemnify each of the Mandated Lead Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by any Transaction Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, negligence or breach of a Finance Document by that Secured Party); or

(iv)	the Loan (or any part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall within five Business Days of receipt of written demand indemnify each of the Finance Parties, each Affiliate of a Finance Party and each officer or employee of a Finance Party or any of its Affiliates, against any cost, loss or liability incurred by that Finance Party, Affiliate, officer or employee in connection with or arising out of the Acquisition or the funding of the Acquisition (including those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), except to the extent that such loss or liability is primarily caused by the gross negligence or wilful misconduct of that Finance Party, Affiliate, employee or officer (as the case may be). Any Affiliate of any Finance Party or any officer or employee of a Finance Party or any of its Affiliates may rely on this Clause 16.2, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against:

(a)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under any Finance Document; and

(b)	any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to payment systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents.

16.4	Transfer costs and expenses

Notwithstanding any other term of the Finance Documents, if a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents, no Group Member shall be required to pay any fees, costs or expenses (“Transfer Costs”) relating to or arising in connection with that assignment or transfer (including any Taxes and any costs relating to the perfection or amendment of the Transaction

Security in connection with such assignment or transfer). This Clause 16.4 shall not apply in respect of an assignment or transfer made (a) while an Event of Default is continuing or (b) by operation of Clause 37.6 (Replacement of Lender).

16.5	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify each of the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 18 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of any Transaction Security;

(iv)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in any of the Security Agent, any Receiver or any Delegate by the Finance Documents or by law;

(v)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the Security Agent’s, such Receiver’s or such Delegate’s (as the case may be) gross negligence or wilful misconduct).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 16.5 will not be prejudiced by any release or disposal under clause 13 (Distressed Disposals and Appropriation) of the Intercreditor Agreement taking into account the operation of that clause.

(c)	Each of the Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.5 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it under any Finance Document.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would be reasonably expected to be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall, within five Business Days of written demand, pay each of the Facility Agent, the Mandated Lead Arrangers and the Security Agent the amount of all reasonable and documented costs and expenses (including legal fees subject to any agreed caps) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate), subject to any cap agreed between the Mandated Lead Arrangers and the Borrower, in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 31.10 (Change of currency),

the Borrower shall, within five Business Days of written demand, reimburse each of the Facility Agent and the Security Agent for the amount of all reasonable and documented costs and expenses (including legal fees, subject to any agreed cap) incurred (excluding management time) by the Facility Agent or the Security Agent (and/or, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Borrower shall, within five Business Days of written demand, pay to each of the Mandated Lead Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and/or any Transaction Security and/or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing those rights.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all of that other Obligor’s obligations under the Finance Documents (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, would become due and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Finance Documents, whether or not such interest is an allowed claim in any such proceeding);

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount demanded had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if that discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or any other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any Transaction Obligor or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any claims or set-off right that a Transaction Obligor may have;

(h)	any law, regulation, governmental orders or decrees of any jurisdiction that may otherwise affect the currency in which any payment under any Finance Document is or may be made; or

(i)	any insolvency or similar proceedings.

19.5	Guarantor intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until (i) all amounts which may be or become payable by any or all of the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, (ii) no Finance Party is under any actual or contingent obligation to make available any further advance or financial accommodation under any Finance Document and (iii) no hedging transaction is outstanding under any Hedging Agreement, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of such amounts referred to in (i), or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantors’ rights

Until (i) all amounts which may be or become payable by any or all of the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, (ii) no Finance Party is under any actual or contingent obligation to make available any further advance or financial accommodation under any Finance Document and (iii) no hedging transaction is outstanding under any Hedging Agreement and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by any Transaction Obligor;

(b)	to claim any contribution from any other guarantor of any Transaction Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to any such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with Clause 31 (Payment mechanics) and the Intercreditor Agreement.

19.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee limitations

(a)	The guarantee given by a Guarantor under this Clause 19 does not apply to any liability to the extent that it would result in that Guarantor breaching any applicable law and/or regulation (including any financial assistance laws) and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

(b)	Any term or provision of this Clause 19 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement or any other Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement or any Finance Document subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws.

(c)	Any term or provision of this Clause 19 or any other term in this Agreement or any Finance Document notwithstanding, no Guarantor (other than any Qualified ECP Guarantor) shall be liable for any Excluded Swap Obligation.

(d)	Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honour all of its obligations under the Finance Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph (d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 19, or otherwise under the Finance Documents, voidable under applicable United States federal or state law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph (d) shall remain in full force and effect until the Senior Discharge Date (as defined in the Intercreditor Agreement). Each Qualified ECP Guarantor intends that this paragraph (d) constitute, and this paragraph (d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(e)	In this Agreement:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § I et seq.) of the U.S., as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, “Excluded Swap Obligation” shall only include the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (i) each Guarantor that has total assets exceeding U.S.$10,000,000 at the time the relevant guarantee or grant of the relevant security interest given or granted by it becomes effective with respect to such Swap Obligation or (ii) each other person that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell, support, or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

20.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

(b)	For the purposes of representations and warranties made on the Closing Date (but without prejudice to Clause 4.2 (Further conditions precedent)), the Closing Date shall be deemed to have occurred and the Target Group Members shall be deemed to have become Group Members.

20.2	Status

(a)	It is a limited liability corporation or company, duly incorporated and validly existing (and, if incorporated or established in the Cayman Islands or the British Virgin Islands, in good standing) under the law of its Original Jurisdiction.

(b)	Each Group Member is a limited liability corporation or company, duly incorporated and validly existing (and, if incorporated or established in the Cayman Islands or the British Virgin Islands, in good standing) under the law of its jurisdiction of incorporation.

(c)	Each of it and each Group Member has the power to own its or such Group Member’s assets and carry on its or such Group Member’s business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations and, in the case of the Transaction Security Documents, completion of the applicable Perfection Requirements which are not overdue:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security (pursuant to the Security Principles (where applicable)) do not and will not conflict with:

(a)	any applicable law or regulation in any material respect;

(b)	the Constitutional Documents of any Obligor or any Group Member that has obligations under the Transaction Documents or over whose assets or Equity Interests Security is purported to be given; or

(c)	any agreement or instrument binding upon it or any Group Member or any of its or any Group Member’s assets or constitute a default or termination event (however described) under any such agreement or instrument to the extent it has, or would reasonably be expected to have, a Material Adverse Effect or result in any liability on the part of any Finance Party.

20.5	Power and authority

(a)	It has the power (or, in relation to any Transaction Document to be entered into, will by the time of execution of such Transaction Document have the power) to enter into, perform and deliver,

and has (or, in relation to any Transaction Document to be entered into, will by the time of execution of such Transaction Document have) taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Validity and admissibility in evidence

(a)	Subject to any applicable Legal Reservations, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and

(iii)	to implement or effect the Permitted Restructuring or any part thereof (if actually implemented or effected),

have been obtained or effected and are in full force and effect (save for any Authorisation that is not required to be in effect under applicable law or regulation or under the applicable Transaction Documents at the time when the representation and warranty under this paragraph (a) is made or deemed to be made, in which case such Authorisation will, by the earlier of the time such Authorisation is required to be obtained or effected under applicable law or regulation and the time required under the applicable Transaction Documents, be obtained or effected and will thereafter be in full force and effect).

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of Group Members have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or would reasonably be expected to have a Material Adverse Effect.

20.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to any Obligor or any Material Company and none of the circumstances described in Clause 24.6 (Insolvency) applies to any Obligor or any Material Company.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any of the Finance Documents or the transactions contemplated by the Finance Documents, except for any filing, recording or enrolling (or the payment of Taxes or fees payable) in relation to any Transaction Security (constituting Perfection Requirements) which will be made and/or paid within the time limits specified in the relevant Transaction Security Document (and in any event by the earlier of (i) the time such filing, recording or enrolling is required to be made or (as the case may be) such Taxes or fees are required to be paid under applicable law or regulation and (ii) the time required under the Finance Documents) and except that Cayman Islands stamp duty will be payable if any Finance Document is executed in, brought into, or produced to a court of, the Cayman Islands.

20.10	Deduction of Tax

It is not required under the laws of its Original Jurisdiction to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Finance Party.

20.11	No default

(a)	No Event of Default and, on the date of this Agreement, the Utilisation Date and the Closing Date, no Default is continuing or would reasonably be expected to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any Group Member or to which its assets or the assets of any Group Member are subject which has or would reasonably be expected to have a Material Adverse Effect.

20.12	No misleading information

Save as disclosed in writing to the Mandated Lead Arrangers prior to the date of the Commitment Letter:

(a)	to the knowledge, information and belief of each Obligor (having made due and careful enquiry) any factual information (other than information of a general economic nature) contained in the Reports was true and accurate in all material respects as at the date on which such information is expressed to be given and all expressions of opinion or intention provided by or on behalf of any Obligor or any Group Member in the Reports were made after careful consideration and (as at the date of the relevant Report containing such expression of opinion or intention) were based on reasonable grounds;

(b)	the financial projections or forecasts contained in the Base Case Model have been prepared on the basis of recent historical information as available to the Sponsors and on the basis of fair and reasonable assumptions (in each case, as at the date of preparation) (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised);

(c)	to the knowledge, information and belief of each Obligor (having made due and careful enquiry) no event or circumstance has occurred or arisen and no information has been omitted from the Reports and no information has been given or withheld that results in the information, forecasts or projections contained in the Base Case Model being untrue or misleading in any material respect as at their stated date (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised); and

(d)	any written factual information provided by or on behalf of any Transaction Obligor or any Group Member to a Finance Party (or its agents or advisors) on or after the date of the Commitment Letter is complete and accurate in all material respects and is not misleading in any material respect (in each case) as at the date on which such information is so provided.

20.13	Original Financial Statements

(a)	No Obligor is aware that the Original Financial Statements were not prepared in all material respects in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Mandated Lead Arrangers in writing to the contrary prior to the date of the Commitment Letter or disclosed in the Reports.

(b)	No Obligor is aware that the Original Financial Statements do not give a true and fair view of the consolidated financial condition and the consolidated results of operations of the Target, or, as the case may be, the financial condition and results of operations of WXAT during the period to which such Original Financial Statements relate unless expressly disclosed to the Mandated Lead Arrangers in writing to the contrary prior to the date of the Commitment Letter.

(c)	The most recent financial statements of the Borrower or, as the case may be, WXAT delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles; and

(ii)	give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited) (it being understood that unaudited statements are prepared for the management of the Borrower or, as the case may be, WXAT) the Borrower’s or, as the case may be, WXAT’s consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate (to the extent appropriate, in the context of management accounts, subject to customary year-end adjustments), provided that:

(A)	(in the case of financial statements of the Borrower on or after commencement of the WXAT Share Reorganisation but prior to the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) such financial statements are prepared as if WXAT remained a wholly-owned Subsidiary of the Borrower;

(B)	(in the case of financial statements of the Borrower on or after the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring) in the form of a sale of all of the Equity Interests in WXAT to Listco) such financial statements are prepared as if Listco were a wholly-owned Subsidiary of the Borrower; and

(C)	(in the case of financial statements of the Borrower on or after the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring) in the form of a merger between Listco and WXAT) such financial statements are prepared as if the surviving or resulting entity of the Permitted Merger/Sale were a wholly-owned Subsidiary of the Borrower.

(d)	Since 31 December 2014 there has been no material adverse change in the assets, business or financial condition of the Group (taken as a whole).

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or formally threatened in writing against it or any Group Member.

20.15	No breach of laws

(a)	It has not (and no Group Member has) breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it or any Group Member which have or would reasonably be expected to have a Material Adverse Effect.

20.16	Environmental laws

(a)	Each of it and each Group Member is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is formally threatened against it or any Group Member where that claim is reasonably likely to be adversely determined and which, if determined against it or that Group Member, has or would reasonably be expected to have a Material Adverse Effect.

20.17	Taxation

(a)	It is not (and no Group Member is) materially overdue (taking into account any extension or grace period) in the filing of any Tax returns.

(b)	It is not (and no Group Member is) overdue in payment of Taxes (except where (i) such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and (ii) failure to pay those Taxes does not have and is not reasonably likely to have a Material Adverse Effect).

(c)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any Group Member) with respect to Taxes which are reasonably likely to have a Material Adverse Effect.

(d)	It is resident for Tax purposes only in its Original Jurisdiction.

20.18	Anti-Terrorism Law

No Obligor or any Group Member or (to the best of its knowledge and belief, after due and careful enquiry) any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan:

(a)	is in violation of any Anti-Terrorism Law;

(b)	is a Sanctions Restricted Person; or

(c)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

20.19	Anti-corruption law and anti-money laundering

(a)	None of the Obligors or any Group Member or any director, officer, senior manager or, to the best of its knowledge and belief after due and careful enquiry, agent or employee associated with or acting on behalf of any Obligor or any Group Member, has made any unlawful payment within the meaning of, or is in any other way in violation of, any Anti-Corruption Laws.

(b)	The business and operations of each Obligor and each Group Member are and have been conducted at all times in compliance with Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving any Obligor or any Group Member with respect to Anti-Money Laundering Laws is pending or, to the best of its knowledge and belief (after due and careful inquiry), threatened.

(c)	Each of it, each other Obligor and each Group Member has instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

20.20	Sanctions

(a)	Neither it (nor any other Obligor or any Group Member) is contributing or is otherwise making available all or any part of the proceeds of the Facility, directly or indirectly, to, or for the benefit of, any person (whether or not related to any Obligor or any Group Member) for the purpose of financing or facilitating the activities of, transactions with, or investments in, any Sanctions Restricted Person or any Sanctioned Country.

(b)	No Sanctions Restricted Person owns or Controls it, any other Obligor or any Group Member, in each case, to the extent such action or status is prohibited by, or would itself cause any Finance Party, any Obligor or any Group Member to be in breach of, any Sanctions (for the avoidance of doubt, in each case, other than an action which is a Permitted Sanction Action).

(c)	Neither it (nor any other Obligor or any Group Member) or any director, officer, senior manager or agent or employee associated with or acting on behalf of any Obligor or any Group Member:

(i)	is in violation of any Sanctions;

(ii)	engages in any transaction, activity or conduct prohibited by any Sanctions applicable to a Sanctions Restricted Person;

(iii)	has been engaged in any transaction, activity or conduct that would reasonably be expected to result in it, any other Obligor or any Group Member being designated as a Sanctions Restricted Person; or

(iv)	has received notice of, or is otherwise aware of having made due and careful enquiry of, any claim, action, suit, proceedings or investigation involving it, any other Obligor or any Group Member with respect to Sanctions, provided that, the representations and warranties in (c)(i) to (c)(iii) above with respect to any agent or employee associated with or acting on behalf of any Obligor or any Group Member are made to the best of each Obligor’s knowledge and belief after due and careful enquiry.

20.21	Ranking

Without limiting Clause 20.22 (Security, Financial Indebtedness and guarantees), its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for those obligations mandatorily preferred by laws of general application to companies.

20.22	Security, Financial Indebtedness and guarantees

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of it or any Group Member other than as permitted by Clause 23.13 (Negative pledge).

(b)	Neither it nor any Group Member has any Financial Indebtedness outstanding or any guarantee outstanding other than as permitted by Clause 23.21 (Financial Indebtedness) or Clause 23.17 (No Guarantees or indemnities).

(c)	Subject to the Legal Reservations and any applicable Perfection Requirements (that are not overdue), each Transaction Security Document creates (or, once entered into, will create), in favour of the Security Agent for the benefit of the Secured Parties, the Security which it is expressed to create with the ranking and priority it is expressed to have, except for obligations mandatorily preferred by law applying to companies generally.

20.23	Good title to assets

Each of it and each Group Member has a good, valid and marketable title to, or valid leases or licences of, and all necessary Authorisations to use, the assets necessary to carry on its business or such Group Member’s business as presently conducted, in each case, where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

20.24	Legal and beneficial ownership

(a)	Subject to any Transaction Security, each of it, each other Transaction Obligor and each Group Member is the sole legal and beneficial owner of the respective assets over which it, such Transaction Obligor or such Group Member purports to grant Security.

(b)	All of the Equity Interests in the Target are or will be as at the Closing Date legally and beneficially owned by the Parent free from any Security, claims, third party rights or competing interests other than Transaction Security.

(c)	At all times on or prior to the Closing Date, all of the Equity Interests in Mergerco are legally and beneficially owned by the Parent free from any Security, claims, third party rights or competing interests other than Transaction Security.

20.25	Shares

(a)	The Equity Interests of any Transaction Obligor or any Group Member which are (or are required by this Agreement to be or become) subject to Transaction Security are (or, at the time such Transaction Security will be granted, will be) fully paid and not subject to any option to purchase or similar rights.

(b)	The Constitutional Documents of any entity any of the Equity Interests in which are (or are required by this Agreement to be or become) subject to Transaction Security do not and could not (or, at the time such Transaction Security will be granted, will not except as required by law) restrict or inhibit any transfer of any such Equity Interests on creation or enforcement of the Transaction Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any Equity Interest in or loan capital of any Material Company (including any option or right of pre-emption or conversion).

(d)	The Equity Interests in Mergerco which are subject to Transaction Security constitute all of the Equity Interests in Mergerco.

(e)	The Equity Interests in the Target which are subject to Transaction Security constitute (or, with effect from the first time Transaction Security is required to be granted over any Equity Interests in the Target, will constitute) all of the Equity Interests in the Target.

(f)	The Equity Interests in WXAT BVI which are subject to Transaction Security constitute (or, with effect from the first time Transaction Security is required to be granted over any Equity Interests in WXAT BVI, will constitute) all of the Equity Interests in WXAT BVI.

20.26	Intellectual Property

(a)	Each of it and each Group Member is the sole legal and beneficial owner of or has licensed to it or such Group Member on normal commercial terms all the Intellectual Property which is material in the context of its or such Group Member’s business and which is required by it or such Group Member in order to carry on its or such Group Member’s business as it is being conducted and as contemplated in the Base Case Model.

(b)	There has been no material infringement or, to its knowledge, threatened or suspected infringement of or challenge to the validity of any Intellectual Property owned by or licensed to it or any Group Member which has or would reasonably be expected to have a Material Adverse Effect.

(c)	Each of it and each Group Member has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it or such Group Member to the extent that failure to do so has or would reasonably be expected to have a Material Adverse Effect.

(d)	Neither it nor any Group Member, in carrying on its or such Group Member’s businesses, infringe any Intellectual Property of any third party in any respect which has or would reasonably be expected to have a Material Adverse Effect.

20.27	Group Structure Chart

Assuming completion of the Acquisition (with respect to the Target Group, so far as each Obligor is aware) the Group Structure Chart delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) shows all Group Members and contains a description of the corporate structure of the Group and is true, complete and accurate in all material respects.

20.28	Merger Documents

(a)	The Merger Documents contain all the material terms of the Acquisition.

(b)	Except with the prior written consent of (at any time on or prior to the Closing Date) the Mandated Lead Arrangers or (at any time after the Closing Date) the Facility Agent (acting on the instructions of the Majority Lenders):

(i)	there has been no amendment, variation or supplement of or to, or any waiver by any Obligor or any Group Member of, any of the terms of any Merger Document in any manner that would reasonably be expected to be materially adverse to the interests of the Finance Parties (provided that the acceptance of any disclosure under or pursuant to any Merger Document, other than those set out in the Company Disclosure Schedule, shall be deemed to constitute a waiver of such Merger Document); and

(ii)	none of any Obligor or any Group Member has given any consent (which would reasonably be expected to be materially adverse to the interests of the Finance Parties) under any Merger Document.

(c)	There has been no termination, rescission, cancellation or assignment of any of the Merger Documents (other than any assignment constituted by any Transaction Security) and each of the Merger Document is in full force and effect (save for any discharge through performance in full).

20.29	Shareholder Documents

(a)	The Holdco Shareholders Agreement is consistent with the Shareholder Terms (except for any difference that could not reasonably be expected to be materially adverse to the Finance Parties, provided that no such difference shall result in any merger control filing with or any anti-trust clearance from MOFCOM or any other applicable Governmental Authority being required).

(b)	Upon and after the commencement of the WXAT Share Reorganisation, the WXAT Shareholders Agreement has been entered by the parties thereto, is in full force and effect and complies with paragraph 16 of Schedule 14 (Permitted Restructuring) and is on terms such that no merger control filing with or any anti-trust clearance from MOFCOM or any other applicable Governmental Authority is required (or, if any such filing or clearance is required, all such filings have been made and all such clearances have been obtained without adverse conditions).

(c)	Except with the prior written consent of (at any time on or prior to the Closing Date) the Mandated Lead Arrangers or (at any time after the Closing Date) the Facility Agent (acting on the instructions of the Majority Lenders):

(i)	there has been no amendment, variation or supplement of or to, or any waiver by any party to any Shareholder Document of, any of the terms of any Shareholder Document in any manner that (A) would reasonably be expected to be materially adverse to the interests of the Finance Parties or (B) (in the case of the WXAT Shareholders’ Agreement) would result in any non-compliance with or adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring);

(ii)	no party to any Shareholder Document has given any consent (which (A) would reasonably be expected to be materially adverse to the interests of the Finance Parties or (B) would result in any non-compliance with or adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring)) under any Shareholder Document.

(d)	There has been no termination, rescission or cancellation of any of the Shareholder Documents and each of the Shareholder Documents (other than the Shareholder Terms) is in full force and effect.

(e)	If the WXAT Shareholders Agreement has been entered into, there has been no assignment by any Transaction Obligor or WXAT of the WXAT Shareholders Agreement or any rights or obligations thereunder (other than any assignment constituted by any Transaction Security).

20.30	Pensions and ERISA

(a)	All pension schemes and employee benefit schemes (social insurance, housing fund contributions or otherwise) operated by or maintained for the benefit of any or all of it and Group Members and/or the employees of any of the foregoing are operated and maintained in accordance with the requirements of applicable laws and regulations, in each case, where failure to do has or would reasonably be expected to have a Material Adverse Effect.

(b)	Neither it nor any ERISA Affiliate has liability with respect to any employee benefit plan that is covered by Title IV of ERISA that could give rise to a Material Adverse Effect.

20.31	Holding Companies

Except as may arise under the Transaction Documents and for Merger Costs or as expressly contemplated by the Structure Memorandum, before the Closing Date none of Holdco, the Parent or the Borrower has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than as permitted by Clause 23.9 (Holding Companies).

20.32	Compliance with SAFE Rules etc.

All approvals of, and filings and registrations and other requisite formalities with, any Governmental Authority in the PRC required in respect of the Target and/or any Target Group Member and/or their respective capital structure and operations, including registrations with the SAIC, the SAFE and the State

Administration of Taxation of the PRC, and their respective local counterparts, have been duly obtained or effected in accordance with applicable PRC laws and regulations (including the SAFE Rules) and are in full force and effect, except where failure to do so has not and would not reasonably be expected to have a Material Adverse Effect.

20.33	U.S. Margin Regulations

(a)	No Obligor is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loan or any other extension of credit under any Finance Document will be used for the immediate, incidental or ultimate purpose of buying or carrying any Margin Stock (other than in connection with the acquisition of the shares in the Target pursuant to the Transaction Documents) or in any event in violation of Regulation U or Regulation X.

20.34	Times when representations made

(a)	All the representations and warranties in this Clause 20 are made by each Obligor on the date of this Agreement.

(b)	In addition:

(i)	All the representations and warranties in this Clause 20 are deemed to be made by each Obligor on the date of the Utilisation Request, on the Utilisation Date and on the Closing Date.

(ii)	The representations and warranties in Clause 20.29 (Shareholder Documents) are deemed to be made by each Obligor on each day on which any agreement or document referred to therein is entered into on or after the date of this Agreement.

(iii)	The representations and warranties in paragraph (c) of Clause 20.13 (Original Financial Statements) are deemed to be made on each day on which any Quarterly Financial Statements, Annual Financial Statements or Annual WXAT Financial Statements are delivered.

(iv)	The Repeating Representations are deemed to be made by each Obligor on the first day of each Interest Period (except that, for the avoidance of doubt, the representations and warranties in paragraph (c) of Clause 20.13 (Original Financial Statements) with respect to any set of financial statements of the Borrower or WXAT shall cease to be made (with respect of such set of financial statements only) once subsequent financial statements of the Borrower or, as the case may be, WXAT have been delivered pursuant to this Agreement, but this is without prejudice to the making of the representations and warranties under such paragraph with respect to such subsequent financial statements).

(c)	(i) The Repeating Representations (other than Clauses 20.12 (No misleading information), 20.13 (Original Financial Statements), 20.28 (Merger Documents) and 20.29 (Shareholder Documents)) and (ii) the representations and warranties in Clause 20.9 (No filing or stamp taxes) (in each case, to the extent relating to the accession of an Additional Guarantor as a party to this Agreement, the applicable Accession Deed relating to such accession and/or any Transaction Security Document required to be executed by such Additional Guarantor in connection with such accession) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date such representation or warranty is deemed to be made.

(e)	In respect of each representation and warranty relating to the Target Group that is expressed to be qualified by reference to the knowledge of any Obligor and that is given on or prior to the Closing Date shall be given to the knowledge and belief of management (having made due and careful enquiry) of such Obligor which shall not include the knowledge or belief of the management of the Target Group.

(f)	In respect of each representation and warranty which is stated to be subject to the awareness of the Borrower and that is given on or prior to the Closing Date, such representation and warranty shall be made after such due and careful enquiry as is practicable in the context of the Acquisition.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment (or any commitment represented thereby) is in force.

In this Clause 21:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a)(i)(A) of Clause 21.1 (Financial statements).

“Annual WXAT Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a)(i)(B) of Clause 21.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (a)(ii) of Clause 21.1 (Financial statements).

21.1	Financial statements

(a)	The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	as soon as reasonably practicable, but in any event within 150 days after the end of the Financial Year in which the Closing Date occurs and within 120 days after the end of each subsequent Financial Year:

(A)	the audited consolidated financial statements of the Borrower for that Financial Year; and

(B)	the audited consolidated financial statements of WXAT for that Financial Year; and

(ii)	as soon as reasonably practicable, but in any event within 60 days after the end of each Financial Quarter of each of its Financial Years, the consolidated unaudited financial statements of the Borrower for that Financial Quarter (save that if the latest due date for delivery of such financial statements falls on or before the date falling six months after the Closing Date, the Borrower shall have an additional 15 Business Days following such latest due date to deliver such financial statements).

(b)	Upon and with effect on and from:

(i)	the commencement of the WXAT Share Reorganisation but prior to the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)), the Borrower shall procure that each set of the Annual Financial Statements and the Quarterly Financial Statements shall be prepared as if WXAT remained a wholly-owned Subsidiary of the Borrower.

(ii)	the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) in the form of a sale of all of the Equity Interests in WXAT to Listco, the Borrower shall procure that each set of the Annual Financial Statements and the Quarterly Financial Statements shall be prepared as if Listco were a wholly-owned Subsidiary of the Borrower; and

(iii)	the Permitted Merger/Sale (as defined in Schedule 14 (Permitted Restructuring)) in the form of a merger between Listco and WXAT, the Borrower shall procure that each set of the Annual Financial Statements and the Quarterly Financial Statements shall be prepared as if the surviving or resulting entity of the Permitted Merger/Sale were a wholly-owned Subsidiary of the Borrower.

21.2	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply a Compliance Certificate to the Facility Agent with each set of the Annual Financial Statements and each set of the Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to:

(i)	commencing on and from the First Test Date, compliance with Clause 22 (Financial covenants) (including, where relevant, the effect of any election under Clause 22.4 (Equity cure));

(ii)	any amount which is required to be prepaid under Clause 8.2 (Disposal, Insurance and Recovery Proceeds), Clause 8.3 (Permitted Restructuring Proceeds), Clause 8.4 (Cure Amount), Clause 8.5 (Secondary Permitted Subsidiary Capital Raising Proceeds) and/or paragraph (c) of Clause 8.1 (Exit and Flotation);

(iii)	the application of Non-Operating Sources since (in the case of the first Compliance Certificate) the date of this Agreement or (in the case of any subsequent Compliance Certificate) the expiry of the period of the Annual Financial Statements or Quarterly Financial Statements to which the immediately preceding Compliance Certificate relates;

(iv)	the list of Material Companies;

(v)	compliance with Clause 23.41 (DSRA); and

(vi)	compliance with the Obligor Threshold Requirement,

and shall be otherwise in the form set out in Schedule 8 (Form of Compliance Certificate).

(c)	Each Compliance Certificate shall be signed by a director of the Borrower or the Chief Financial Officer.

21.3	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements, Annual WXAT Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that each set of Annual Financial Statements and each set of Annual WXAT Financial Statements shall be audited by the auditors of the Group or WXAT (as applicable) (which auditors shall, in each case, be one of the Auditors).

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by a director of the Borrower comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(ii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of financial statements of the Borrower, in the preparation of the Borrower Base Financial Statements; and

(B)	in the case of financial statements of WXAT, in the preparation of the Original Financial Statements for WXAT (except that each set of the Annual WXAT Financial Statements shall be prepared on a consolidated basis in accordance with the Accounting Principles), unless, in relation to any set of financial statements, the Borrower notifies the Facility Agent that there has been a material change in the Accounting Principles or the accounting practices and the auditors of the Group or WXAT (as applicable) (which auditors shall, in each case, be one of the Auditors) deliver to the Facility Agent:

(C)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Borrower Base Financial Statements or, as the case may be, WXAT’s Original Financial Statements were prepared; and

(D)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Finance Parties to determine whether Clause 22.2 (Financial condition) has been complied with, to determine Material Companies, to determine Adjusted Leverage for any purpose, to determine compliance with the Obligor Threshold Requirement and to make an accurate comparison between the financial position indicated in (1) those financial statements and (2) the Borrower Base Financial Statements (in the case of financial statements of the Borrower) or WXAT’s Original Financial Statements (in the case of financial statements of WXAT).

For the purposes hereof, “Borrower Base Financial Statements” means:

(1)	(with respect to the first set of financial statements of the Borrower delivered pursuant to Clause 21.1 (Financial statements) or at any time on or prior to the delivery of such first set of financial statements of the Borrower pursuant to Clause 21.1 (Financial statements)) the Base Case Model;

(2)	(with respect to any subsequent financial statements of the Borrower but before a change in Accounting Principles is made pursuant to paragraph (f), or at any time after the delivery of the first set of financial statements of the Borrower pursuant to Clause 21.1 (Financial statements) but prior to a change in Accounting Principles pursuant to paragraph (f)) the first set of financial statements of the Borrower delivered pursuant to Clause 21.1 (Financial statements) and prepared in accordance with the Accounting Principles and the Base Case Model; and

(3)

(with respect to any subsequent financial statements of the Borrower after a change in Accounting Principles is made pursuant to paragraph (f), or any time after a change in Accounting Principles pursuant to paragraph (f)): (x) the first set of financial statements of the Borrower delivered pursuant to Clause 21.1 (Financial statements) and prepared in accordance with the Accounting Principles after such change has been made, provided that (aa) the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) shall have agreed pursuant to paragraph (f) (or paragraph (f) already provides) that no amendments to this Agreement are necessary in connection with such change, or (bb) the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) shall have agreed amendments to this Agreement pursuant to paragraph (f) in connection with such change, and such amendments to this Agreement have been made and become effective, or (cc) an Auditors’ Confirmation (as defined in paragraph (f)) has been delivered to the Facility Agent in accordance with paragraph (f) or (y) if the requirements in (aa) to (cc) of part (x) above are not satisfied, the first set of financial statements of the Borrower delivered pursuant to Clause 21.1 (Financial statements) and prepared in accordance with the Accounting Principles (before such change) and the Base Case Model.

(c)	If the Borrower notifies the Facility Agent of a change in accordance with paragraph (b)(ii) above then the Borrower and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not such change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	whether any amendments to this Agreement may be necessary to ensure that such change does not result in any material alteration in the commercial effect of the terms of this Agreement; and

if any amendments are so agreed they shall take effect and be binding on each of the Parties in accordance with their terms, and each of the Finance Parties and the Hedge Counterparties irrevocably authorises the Facility Agent to execute any amendment to any Finance Document as may be necessary to give effect to such agreement, without further reference to any of the Finance Parties or the Hedge Counterparties.

(d)	If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Group or WXAT (as applicable) (which auditors shall, in each case, be one of the Auditors) or independent accountants (as approved by the Borrower or, in the absence of such approval within five days of request by the Facility Agent for such approval, a firm with recognised expertise) to determine any amendment to Clause 22.2 (Financial condition)), Adjusted Leverage for any purpose, the Obligor Threshold Requirement and any other terms of this Agreement which such auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure such change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall be binding on the Parties and shall take effect when so determined by such auditors, or as the case may be, accountants. The cost and expense of such auditors or accountants shall be for the account of the Borrower.

(e)	Any reference in this Agreement to any financial statements of (i) the Borrower or the Group or (ii) WXAT shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which (in the case of (i)) the Borrower Base Financial Statements or (in the case of (ii)) the Original Financial Statements of WXAT were prepared.

(f)	The Borrower may at any time notify the Facility Agent in writing that it intends to change the Accounting Principles (falling within paragraph (a) of the definition of “Accounting Principles”) from generally accepted accounting principles in the United States of America to IFRS. Upon such notification the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not such change in the Accounting Principles might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	whether any amendments to this Agreement may be necessary to ensure that such change does not result in any material alteration in the commercial effect of the terms of this Agreement,

and if any amendments to this Agreement are so agreed between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) (or the Borrower and the Facility Agent (acting on the instructions the Majority Lenders) agree that no amendments to this Agreement are necessary) then such agreement between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) shall be binding on all Parties in accordance with its terms, and each of the Finance Parties and the Hedge Counterparties irrevocably authorises the Facility Agent to execute any amendment to any Finance Document as may be necessary to give effect to such agreement, without further reference to any of the Finance Parties or the Hedge Counterparties. It is hereby acknowledged and agreed by the Parties that no such amendments to this Agreement are necessary (and no such agreement or negotiations are required) in the case of a change in the Accounting Principles (falling within paragraph (a) of the definition of “Accounting Principles”) from generally accepted accounting principles in the United States of America to IFRS in the form subsisting as of the date of this Agreement (provided that no amendments have been made pursuant to paragraph (c)), but such amendments under this paragraph may be necessary in case of any change to IFRS from the form that is subsisting as of the date of this Agreement.

If no such agreement is reached between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) within 30 days of such notification from the Borrower of such change in Accounting Principles, unless the Borrower shall have delivered to the Facility Agent by the expiry of such 30-day period a certificate of the auditors of the Group (which must be one of the Auditors) (in form and substance satisfactory to the Facility Agent, acting reasonably) (the “Auditors’ Confirmation”) confirming for the benefit of the Finance Parties that such change in the Accounting Principles will not result in any material alteration in the commercial effect of any of the terms of this Agreement for the purposes of any determination of compliance with Clause 22.2 (Financial condition), any determination of Material Companies, any determination of Adjusted Leverage for any purpose or any determination of compliance with the Obligor Threshold Requirement, then paragraph (b)(ii) shall continue to apply accordingly and (with respect to each set of Annual Financial Statements and Quarterly Financial Statements delivered or to be delivered after such change in Accounting Principles) the Borrower shall be required to deliver, at the time of such delivery, the items described in paragraphs (b)(ii)(C) and (b)(ii)(D), and any reference in this Agreement to such Annual Financial Statements or Quarterly Financial Statements shall be construed as a reference to such Annual Financial Statements or Quarterly Financial Statements as adjusted to reflect the basis upon which the Borrower Base Financial Statements were prepared.

Only one change in the Accounting Principles (falling within paragraph (a) of the definition of “Accounting Principles”) may be made pursuant to this paragraph (f).

(g)	Notwithstanding the foregoing, in respect of any Quarterly Financial Statements required to be delivered under Clause 21.1 (Financial statements) where the latest due date for delivery of which falls before the date falling six months after the Closing Date, such Quarterly Financial Statements may be prepared using the Accounting Principles or accounting practices of the Target Group which were in place immediately prior to the Closing Date.

21.4	Budget

(a)	The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same becomes available but in any event within 90 days after the start of each of its Financial Years, an annual Budget for that Financial Year (save that if the latest due date for delivery of such Budget falls before the date falling six months after the Closing Date, the Borrower shall have an additional 15 Business Days from such latest due date to deliver such Budget).

(b)	The Borrower shall ensure that each Budget:

(i)	includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Borrower and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to consolidated financial statements of the Group under Clause 21.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.

(c)	If the Borrower updates or changes any Budget in any material respect, it shall promptly (in any event within five Business Days of such update or change being made) deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Presentations

Upon request by the Facility Agent (acting on the instructions of the Majority Lenders), which request shall not be made more than once in every Financial Year, the Borrower shall ensure that the Chief Financial Officer and at least one director of the Borrower (in addition to the Chief Financial Officer) shall give a presentation upon reasonable notice and at a reasonable time to the Finance Parties about the on-going business and financial performance of the Group.

21.6	Year-end

The Borrower shall procure that the last day of each Financial Year of the Group and of each Group Member falls on 31 December.

21.7	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents:

(i)	dispatched by any Obligor, any IPO Entity (in respect of any Qualifying Flotation) or Listco due to a requirement of mandatory law to its shareholders generally (or any class of them); or

(ii)	dispatched by any Obligor, any IPO Entity (in respect of any Qualifying Flotation) or Listco to its creditors generally (or any class of them) other than in the ordinary course of business (not relating to any adverse circumstances);

(b)	promptly upon becoming aware of the same, the details of any litigation, arbitration or administrative proceedings, labour dispute or Environmental Claim which are current, threatened or pending against any Obligor or any Group Member which have or, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the same, the details of any material breach or non-compliance with the material terms (including any material breach of any warranty under) of any Merger Document or any Shareholder Document or any material amendment, variation or supplement of or to, or any material waiver given by any party to any Merger Document or any Shareholder Document of, any of the terms of any Merger Document or any Shareholder Document or any material consent given by any party to any Merger Document or any Shareholder Document;

(d)	details of any Change of Control, Flotation, Disposal, insurance claim, Recovery Claim or any other event or circumstance which will give rise to the requirement of any prepayment of the Loan under Clause 8 (Mandatory prepayment and cancellation);

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of any of the Transaction Obligors with the terms of any Transaction Security Documents;

(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Group, any Obligor and/or any Group Member (including any requested amplification or explanation of any item in any financial statements, budgets or other materials provided by any Obligor under this Agreement), any changes to management of the Group and sufficient information to determine whether a Change of Control has occurred, as any Finance Party through the Facility Agent may reasonably request; and/or

(g)	promptly on request, such further information regarding the Permitted Restructuring or any part thereof (including details of any Authorisations obtained, refused or pending for the Permitted Restructuring or any part thereof) as any Finance Party through the Facility Agent may reasonably request.

21.8	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that such a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying such Default and the steps, if any, being taken to remedy it).

21.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of any Transaction Obligor or the composition of the shareholders of any Transaction Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent, the Security Agent or any Lender (or, in the case of paragraph (a)(iii) above, any prospective assignee or transferee of any Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender), the Security Agent (for itself) or any Lender (for itself or, in the case of the event described in paragraph (a)(iii) above, on behalf of any prospective assignee or transferee of any Lender) in order for the Facility Agent, , the Security Agent such Lender or, in the case of the event described in paragraph (a)(iii) above, any prospective assignee or transferee of any Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policies pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) or the Security Agent (for itself) in order for the Facility Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policies pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than five Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that any Group Member becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Group Member to this Agreement as an Additional Guarantor obliges the Facility Agent, the Security Agent or any Lender (or any prospective assignee or transferee of any Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender), the Security Agent (for itself) or any Lender (for itself or on behalf of any prospective assignee or transferee of any Lender) in order for the Facility Agent, the Security Agent or such Lender or any prospective assignee or transferee of any Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policies pursuant to the accession of such Group Member to this Agreement as an Additional Guarantor.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means, in relation to a period, EBITDA for that period adjusted by:

(a)	including the operating profit before interest, Tax, depreciation and amortisation (calculated on the same basis as EBITDA mutatis mutandis) of any person that becomes a Group Member (or attributable to any business or undertaking acquired by a Group Member) during such period, for that part of such period prior to such person’s becoming a Group Member or (as the case may be) prior to the acquisition by such Group Member of such business or undertaking; and

(b)	excluding the operating profit before interest, Tax, depreciation and amortisation (calculated on the same basis as EBITDA mutatis mutandis) of any person that ceases to be a Group Member (or attributable to any business or undertaking disposed by any Group Member to a person that is not a Group Member) during such period, from the first day of such period.

“Adjusted Leverage” means, in respect of any period, the ratio of Total Net Debt on the last day of that period to Adjusted EBITDA in respect of that period.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Members for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of any underlying indebtedness or liability of any person which is not a Group Member which indebtedness or liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares or Equity Interests which are redeemable (other than at the option of the issuer thereof) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 150 days after the date of such supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing (excluding any such transaction which is expressly excluded under another paragraph of this definition) or classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any Finance Lease).

“EBITDA” means, in respect of any period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether accrued, paid, payable or capitalised by any Group Member (calculated on a consolidated basis) in respect of that period;

(b)	not including any accrued interest owing to any Group Member;

(c)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets of Group Members (and taking no account of the reversal in that period of any previous impairment charge);

(d)	before taking into account any Exceptional Items;

(e)	before deducting any Merger Costs;

(f)	after deducting (to the extent otherwise included) the amount of any profit of any Non-Group Entity to the extent that the amount of such profit taken into account in the determination of such consolidated operating profit of the Group before taxation for such period exceeds the amount actually received in cash (net of any applicable Taxes) by Group Members during such period through profit distributions by such Non-Group Entity, provided that any member of the Corporate Venture Capital Fund Group that is not wholly-owned directly or indirectly by the Borrower shall be considered a Non-Group Entity for such purpose;

(g)	before taking into account any unrealised gains or losses on any derivative instrument, including those arising on translation of currency of debt (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset; and

(i)	excluding the charge to profit (to the extent non-cash) represented by the expensing of stock options and any other share-based compensation of employees of the Group,

to the extent otherwise deducted (in the case of paragraph (a), (c) or (e)), to the extent otherwise included (in the case of paragraph (b), (f) or (i)) or to the extent otherwise taken into account (in the case of paragraph (d), (g) or (h) in the calculation of the consolidated operating profit of the Group before taxation for such period.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Liabilities to Assets Ratio” means, as at any date, the ratio of the Total Liabilities to the Total Assets as at such date.

“New Shareholder Injections” means the aggregate amount (net of applicable costs and Taxes) received by the Borrower from the Parent by way of subscription by the Parent after the Closing Date for ordinary shares in the Borrower or the making available by the Parent of Parent Loans to the Borrower, provided that for the purposes of Clause 22 (Financial covenants) and the related definitions or any permission or usage under or in respect of the Finance Documents (including for the purposes of determining any Non-Operating Sources), New Shareholder Injections shall exclude any such amount, subscription, Parent Loans (and the proceeds relating thereto) made:

(a)	as per the Funds Flow Statement;

(b)	pursuant to Clause 22.4 (Equity cure) or constituting any Cure Amount; or

(c)	pursuant to or in connection with the Permitted Restructuring.

“Non-Group Entity” means any investment or entity (which is not itself a Group Member (including associates and Joint Ventures)) in which any Group Member has an ownership interest.

“Non-Operating Sources” means the cash proceeds of New Shareholder Injections and/or cash proceeds of any Primary Permitted Subsidiary Capital Raising received by Group Members which (in each case) have not been previously applied or allocated for a particular purpose and which have been confirmed as such in a Compliance Certificate.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 months ending on each Quarter Date.

“Total Assets” means, at any time, the total assets of the Group (on a consolidated basis) as at such time, determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements.

“Total Liabilities” means, at any time, the total liabilities of the Group (on a consolidated basis) as at such time, determined in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of Group Members for or in respect of Borrowings (on a consolidated basis) at that time but:

(a)	excluding any such obligations to any other Group Member;

(b)	excluding any such obligations in respect of any Parent Loan and, to the extent they constitute Borrowings, any New Shareholder Injections;

(c)	including, in the case of Finance Leases only, their capitalised value;

(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Group Member at that time (other than any member of the Corporate Venture Capital Fund Group),

and so that no amount shall be included or excluded more than once.

22.2	Financial condition

The Borrower shall ensure that:

(a)	Adjusted Leverage: in respect of each Relevant Period ending on or after the First Test Date, Adjusted Leverage for such Relevant Period shall not exceed 4.40:1.00.

(b)	Liabilities to Assets Ratio: in respect of each Relevant Period ending on or after the First Test Date, Liabilities to Assets Ratio as at the end of such Relevant Period shall not exceed 80%.

22.3	Financial testing

(a)	Subject to paragraph (b) below, the financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i)(A) and (a)(ii) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

(b)	For the purpose of the financial covenants in paragraph (a) of Clause 22.2 (Financial condition) for each Relevant Period ending on a date which is less than 12 months after the Closing Date, EBITDA (and Adjusted EBITDA) for such Relevant Period shall be calculated on an actual basis for such Relevant Period, and in respect of any part of such Relevant Period falling prior to the Closing Date, the definitions of “EBITDA” and “Adjusted EBITDA” shall be construed and calculated as if references to the Group were references to the Target Group (and references to the Borrower were references to the Target) based on actual historic data.

(c)	For the purpose of this Clause 22, no item shall be included or excluded more than once in any calculation.

(d)	For the purposes of calculations under this Clause 22 in respect of any Relevant Period, where an amount is not denominated in U.S. dollars, that amount shall be converted into U.S. dollars at the exchange rate(s) on the last day of such Relevant Period (in the case of balance sheet items or items required to be determined as at the last day of such Relevant Period) and at the average exchange rate for such Relevant Period (in the case of profit and loss account items or items required to be determined over the course of such Relevant Period), as applicable, in each case used in the preparation of the applicable Annual Financial Statements and/or Quarterly Financial Statements delivered under this Agreement in relation to such Relevant Period.

22.4	Equity cure

(a)	If any of the requirements of the financial covenants in Clause 22.2 (Financial condition) are not complied with (or would but for this Clause 22.4 not be complied with) in respect of a Relevant

Period (a “Breach Period”), but after the expiry of such Breach Period and on or prior to the date falling 20 Business Days after the date on which the Compliance Certificate relating to the relevant Quarterly Financial Statements and/or Annual Financial Statements (as applicable) for a period ending on the last day of that Relevant Period is due to be delivered to the Facility Agent under paragraph (a) of Clause 21.2 (Provision and contents of Compliance Certificate) (the “Cure Date”) a New Shareholder Injection is made available to the Borrower (the proceeds of such New Shareholder Injection so received by the Borrower in cash, after deducting all fees, costs, expenses and/or Taxes incurred therewith, being the “Cure Amount”) which cures the breach of such requirements under Clause 22.2 (Financial condition) for such Breach Period, then such requirements shall be deemed to have been satisfied as at the original date of determination of such financial covenants for such Breach Period as though there had been no failure to comply with such financial covenants for such Breach Period and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

(b)	Paragraph (a) above will only apply in respect of a Breach Period if each of the following conditions is satisfied:

(i)	the Borrower delivers to the Facility Agent a certificate within 20 Business Days after the date on which the relevant Compliance Certificate referred to in paragraph (a) above was due to be delivered in respect of such Breach Period electing to apply the amount of such Cure Amount so received by the Borrower in accordance with paragraph (c) below for that Breach Period;

(ii)	such certificate certifies the aggregate amount of such Cure Amount so received by the Borrower, and is signed by the Chief Financial Officer or a director of the Borrower;

(iii)	such certificate shall be accompanied by a revised Compliance Certificate in respect of such Breach Period setting out calculations in reasonable detail indicating compliance with the financial covenants in Clause 22.2 (Financial condition) in respect of such Breach Period after taking into account the amount of such Cure Amount so received and the effect of paragraph (c);

(iv)	the Borrower may not make any such election:

(A)	more than once in respect of any Relevant Period;

(B)	more than four times over the life of the Facility; or

(C)	in respect of consecutive Relevant Periods;

(v)	the Borrower may only elect to apply such Cure Amount as contemplated in this Clause 22.4 to the extent that (A) but for such application, the Borrower would have remained in non-compliance with Clause 22.2 (Financial condition) in respect of such Breach Period and (B) such Cure Amount (the subject of such election) shall be disregarded and not treated as New Shareholder Injections for all other purposes of the Finance Documents; and

(vi)	such Cure Amount must be received in cash by the Borrower and 100% of such Cure Amount must be paid to the Facility Agent on or before such Cure Date to be applied in prepayment and cancellation of the Facility in the order set out in paragraph (a) of Clause 8.6 (Application of mandatory prepayments and cancellations).

(c)	The Borrower may only elect to apply the amount of such Cure Amount towards curing the non-compliance of the financial covenants under Clause 22.2 (Financial condition) in respect of such Breach Period by (and only by):

(i)	for the purposes of re-calculating Adjusted Leverage, deducting such amount of such Cure Amount from Total Net Debt as at the last day of such Breach Period; or

(ii)	for the purposes of re-calculating the Liabilities to Assets Ratio, deducting such amount of such Cure Amount from Total Liabilities as at the last day of such Breach Period,

and, in each case, solely for the purposes of ascertaining compliance such financial covenants in respect of such Breach Period (as re-calculated) and not for the purposes of determining the amount of any Permitted Distribution or the amount of any prepayment of the Loan required to be made under Clause 8.1 (Exit and Flotation) or any other permission or usage under or in respect of the Finance Documents or any other purpose.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment (or any commitment represented thereby) is in force.

Authorisations and compliance with laws

23.1	Authorisations

Each Obligor shall (and the Borrower shall ensure that each Group Member will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon the Facility Agent’s request, supply certified copies to the Facility Agent of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under any or all of the Finance Documents and the Merger Documents;

(ii)	subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements which are not overdue, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document and any Merger Document including the obtaining of any Authorisations contemplated by (and in accordance with) the Perfection Requirements; and

(iii)	carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each Group Member will) comply in all respects with all laws to which it may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

23.3	Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each Group Member will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.4	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes does not have and is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor shall (and the Borrower shall ensure that no Group Member will) change its residence for Tax purposes, if to do so would be materially adverse to the interests of the Finance Parties.

Restrictions on business focus

23.5	Merger

No Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, continuation into another jurisdiction from its jurisdiction of incorporation or corporate reconstruction other than (a) a Permitted Transaction or (b) any amalgamation, demerger, merger, consolidation or corporate reconstruction constituted by a Permitted Disposal, a Permitted Acquisition or a Permitted Share Issue.

23.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

23.7	Acquisitions and investments

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will):

(i)	acquire a company, corporation or other legal entity or any shares or Equity Interests or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company, corporation or other legal entity; or

(iii)	make, or acquire any interest in, any financial investment (whether in debt or equity securities or other investment products).

(b)	Paragraph (a) above does not apply to an acquisition of a company, corporation or other legal entity, shares, Equity Interests, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

23.8	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, Equity Interests, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security or Quasi-Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to a Joint Venture if such acquisition, transfer or loan is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture Investment.

23.9	Holding Companies

None of the Parent, the Borrower or WXAT BVI shall trade, carry on any business, own any assets or incur any liabilities, indebtedness or commitments (whether actual or contingent) except for:

(a)	the provision and purchase of management, legal, accounting and administrative services (excluding treasury services) to other Group Members of a type customarily provided by a Holding Company to its Subsidiaries and any rights or liabilities in connection therewith;

(b)	ownership of Equity Interests in Group Members, and credit balances in bank accounts, cash and Cash Equivalent Investments but only if those Equity Interests and, in the case of the Borrower or WXAT BVI, credit balances, cash and Cash Equivalent Investments are (or, by the time required by this Agreement to be or become subject to Transaction Security, will be) subject to Transaction Security;

(c)	in the case of the Borrower or WXAT only, having any rights or liabilities under (i) any employment, services or consultancy contracts with any directors, management, employees, auditors or consultants of or service providers (including professional advisers) to the Group or (ii) any insurance arrangements for the Group;

(d)	having rights and liabilities as at the date of the Commitment Letter in respect of Existing Hedging Agreements;

(e)	in the case of the Borrower or WXAT BVI, intra-Group debit balances (constituting indebtedness under Permitted Loans made to it by other Group Members) and intra-Group credit balances (constituting Permitted Loans made by it to other Group Members);

(f)	in the case of the Parent and the Borrower, having rights and liabilities under any Parent Loan;

(g)	having rights and liabilities under the Transaction Documents to which it is a party;

(h)	incurring any liabilities for Taxes, professional fees and administration costs in the ordinary course of business as a Holding Company and any liabilities arising by operation of law in the ordinary course of its business as a Holding Company (which liabilities do not arise as a result of any default or omission by the Parent, the Borrower or WXAT BVI);

(i)	incurring any liabilities for any Merger Costs contemplated in the Funds Flow Statement;

(j)	making any Permitted Loan or Permitted Disposal, granting Permitted Security, incurring any Permitted Financial Indebtedness, making or benefiting from any Permitted Guarantee, and making, facilitating or receiving any Permitted Share Issue or Permitted Distribution, in each case provided that such are not otherwise prohibited by the Finance Documents;

(k)	entering into a Permitted Transaction or a Permitted Hedging Transaction;

(l)	non-trading administrative activities desirable to maintain its tax status;

(m)	compliance with reporting and other similar obligations under any applicable laws; and

(n)	any liabilities in (i) any mandate and commitment letters entered into in respect of or in contemplation of refinancing of the Facility in full or in respect of any Flotation, Permitted Acquisition or Permitted Disposal (in each case) to be made by it or (ii) any underwriting or other customary agreement entered into in connection with any Flotation or refinancing of the Facility in full, in each case under (i) or (ii), to the extent not otherwise prohibited by this Agreement.

Restrictions on dealing with assets and Security

23.10	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each other Group Member will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.12	Compliance with Merger Documents

(a)	Each of the Parent and the Borrower shall promptly pay all amounts payable under the Merger Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Parent or the Borrower (as applicable) and where adequate reserves are set aside for any such payment); and

(b)	Without prejudice to paragraph (a) above, each Obligor shall take (or procure to be taken) all reasonable and practical steps to preserve and enforce its rights and remedies (or the rights and remedies of any other Group Member or any Report Addressee) under or in connection with, and pursue any claims arising under, any or all of the Merger Documents and the Reports, in each case, to the extent that the directors of the Borrower believe (acting reasonably) that to do so would be commercially advantageous and appropriate.

23.13	Negative pledge

In this Clause 23.13, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	Except as permitted under paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) create or permit to subsist any Security over any of its assets.

(b)	Except as permitted under paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Transaction Obligor or any Group Member;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where such arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

23.14	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

23.15	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) enter into any transaction with any person except on arm’s length terms.

(b)	The following transactions shall not be a breach of this Clause 23.15:

(i)	intra-Group loans permitted under Clause 23.16 (Loans or credit) (other than (A) a loan made by an Obligor to a Group Member which is not an Obligor or (B) a loan made by a Group Member which is not an Obligor to an Obligor, in each case, that is on terms that are less favourable to such Obligor than arm’s length terms);

(ii)	issuance of Equity Interests by a Group Member to another Group Member permitted under Clause 23.22 (Share capital) (other than Equity Interests issued by (A) an Obligor to a Group Member which is not an Obligor or (B) by a Group Member which is not an Obligor to an Obligor that, in each case, are issued on terms that are less favourable to such Obligor than arm’s length terms);

(iii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent; and

(iv)	any Permitted Distribution, Permitted Management Transaction or Permitted Transaction.

Restrictions on movement of cash – cash out

23.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan;

(ii)	a Permitted Guarantee; or

(iii)	a Permitted Transaction.

23.17	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

23.18	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) declare or make any Distribution.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of “Permitted Transaction”).

23.19	Parent Loans

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no other Group Member will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Parent Loan;

(ii)	pay any interest, fee, charge or other amount payable, accrued or due under any Parent Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Parent Loan.

(b)	Paragraph (a) above does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is a Permitted Distribution or is otherwise permitted under the Intercreditor Agreement.

23.20	Subordinated Loans

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Parent Liabilities or Subordinated Liabilities (each as defined in the Intercreditor Agreement);

(ii)	pay any interest, fee, charge or other amount payable, accrued or due in connection with any Parent Liabilities or Subordinated Liabilities (each as defined in the Intercreditor Agreement); or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Parent Liabilities or Subordinated Liabilities (each as defined in the Intercreditor Agreement).

(b)	Paragraph (a) above does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is a Permitted Distribution or is otherwise permitted under the Intercreditor Agreement.

Restrictions on movement of cash – cash in

23.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other Group Member will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

23.22	Share capital

(a)	No Obligor shall (and the Borrower shall ensure that no other Group Member will) issue any Equity Interests except pursuant to:

(i)	a Permitted Share Issue; or

(ii)	a Permitted Transaction.

(b)	No Obligor shall (and the Borrower shall ensure that no Group Member will) at any time enter into or be party to any agreement or arrangement (other than the Finance Documents) that would restrict the ability of a Group Member (other than the Borrower) to declare or pay:

(i)	dividends to the holders of its Equity Interests;

(ii)	(in the case of any Onshore Group Member) any Onshore Distributions.

(c)	Each Obligor shall ensure that no Onshore Group Member shall increase the amount of its statutory reserve requirements or the ratio of retained earnings to be contributed towards statutory reserves under its article of associations, except:

(i)	as required under applicable laws of the PRC; or

(ii)	as required by any applicable Governmental Authority in the PRC.

Miscellaneous

23.23	Insurance

Each Obligor shall (and the Borrower shall ensure that each other Group Member will) maintain insurances on and in relation to its business and assets against those material risks and to the extent as is usual for companies carrying on the same or substantially similar business, and ensure that all such insurances must be with reputable independent insurance companies or underwriters.

23.24	Pensions

(a)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) ensure that all pension schemes and social benefit schemes operated by or maintained for the benefit of any or all of it and/or other Group Members and/or any of their respective employees are funded, operated and maintained to the extent required by law and regulations where failure to do so has or would be reasonably likely to have a Material Adverse Effect.

(b)	No Obligor shall establish, maintain, become party to or incur any liability under any employee benefit plan that is covered by Title IV of ERISA.

23.25	Access

If an Event of Default is continuing (or the Facility Agent or the Security Agent reasonably suspects an Event of Default may have occurred), each Obligor shall, and the Borrower shall ensure that each Group Member will, permit each of the Facility Agent and/or the Security Agent and/or accountants and/or other professional advisers and/or contractors of the Facility Agent or Security Agent reasonable access at reasonable times and on reasonable notice during normal business hours at the risk and cost of the Borrower to (a) the premises, assets, books, accounts and records of each Obligor and each Group Member and (b) meet and discuss matters with senior management of each Obligor and each Group Member, in each case, only to the extent the Facility Agent or the Security Agent (acting reasonably) considers to be necessary to investigate and plan any action in connection with such Event of Default and/or determine whether such Event of Default has occurred and provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement.

23.26	Intellectual Property

Each Obligor shall (and the Borrower shall procure that each other Group Member will):

(a)	preserve and maintain the subsistence and validity of any and all Intellectual Property necessary for the business and/or activities of any Obligor or any Group Member (including with respect to any Intellectual Property that is not owned by it, ensuring that it has valid licences of such Intellectual Property) (such Intellectual Property being “Relevant Intellectual Property”); and

(b)	in respect of any Relevant Intellectual Property:

(i)	use reasonable endeavours to prevent any infringement in any material respect of such Relevant Intellectual Property;

(ii)	make registrations and pay all registration fees and Taxes necessary to maintain such Relevant Intellectual Property in full force and effect and record its interest in such Relevant Intellectual Property;

(iii)	not use or permit such Relevant Intellectual Property to be used in a way or take any step or omit to take any step in respect of such Relevant Intellectual Property which may materially and adversely affect the existence or value of such Relevant Intellectual Property or imperil the right of any Obligor or any Group Member to use such property; and

(iv)	not discontinue the use of the Relevant Intellectual Property,

in each case, where failure to do so or ,as the case may be, such use, permission to use, taking of any step, omission or discontinuation has or would reasonably be expected to have a Material Adverse Effect.

23.27	Treasury Transactions

No Obligor shall (and the Borrower shall procure that no other Group Member will) enter into any Treasury Transaction, other than any Permitted Hedging Transaction.

23.28	Compliance with Hedging Letter

The Borrower shall ensure that all interest rate hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders), save as permitted by the Intercreditor Agreement.

23.29	Financial assistance

Each Obligor shall ensure that all payments of amounts due under any and all of the Finance Documents, any and all guarantees given by any Obligor under any Finance Document and any and all Security created pursuant to any Finance Document by any Obligor are made or created in compliance with any applicable law or regulation in any of its Relevant Jurisdictions concerning financial assistance by a company, corporation or legal entity for the acquisition of or subscription for shares or Equity Interests or concerning the protection of shareholders’ capital (or equivalent).

23.30	Guarantors

(a)	Each of the Parent and the Borrower shall ensure that as soon as reasonably practicable after the Closing Date and in any event prior to the date falling 90 days following the Closing Date, each of WXAT BVI, WXAT (Hong Kong), WXAT Holding Company, AppTec, WX (BVI) and STA Hong Kong shall become party to this Agreement as an Additional Guarantor.

(b)	Each of the Parent and the Borrower shall ensure that as soon as reasonably practicable after the Closing Date and in any event at all times on and from the date falling 90 days following the Closing Date:

(i)	the aggregate net revenue (after deducting sales tax) of the Borrower and the Guarantors (which are Offshore Group Members) represents not less than 80% of the aggregate net revenue (after deducting sales tax) of the Offshore Group Members (such calculation shall (A) be made in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements and (B) in respect of each of the Borrower, the Guarantors and the Offshore Group Members, for the purposes of both the numerator and the denominator, be made on an unconsolidated basis and excluding, for such purposes from the denominator only, the Corporate Venture Capital Fund Group and any Offshore Group Member which is not permitted or able, in accordance with the Security Principles, to be an Additional Guarantor); and

(ii)	the aggregate gross assets of the Borrower and the Guarantors (which are Offshore Group Members) represents not less than 80% of the aggregate gross assets of the Offshore Group Members (such calculation shall (A) be made in accordance with the Accounting Principles as applied to the Borrower Base Financial Statements and (B) in respect of each of the Borrower, the Guarantors and the Offshore Group Members, for the purposes of both the numerator and the denominator, be made on an unconsolidated basis and excluding investments in Group Members and excluding, for such purposes from the denominator only, the Corporate Venture Capital Fund Group and any Offshore Group Member which is not permitted or able, in accordance with the Security Principles, to be an Additional Guarantor),

in each case (tested in the manner and at times specified in paragraph (c)) by reference to (in the case of paragraph (i)) or as at the end of (in the case of paragraph (ii)) the period to which the most recent consolidated financial statements of the Group relate (such requirements under this paragraph (b) being the “Obligor Threshold Requirement”) provided that at all times on or after the Closing Date but prior to the date when the first set of Quarterly Financial Statements or

Annual Financial Statements shall have been delivered pursuant to Clause 21.1 (Financial statements), the Obligor Threshold Requirement shall be tested by reference to the Original Financial Statements of the Target (and by reference to (in the case of paragraph (i)) or as at the end of (in the case of paragraph (ii)) the period to which such Original Financial Statements relate, as if the Closing Date had occurred as at the commencement of such period).

(c)	The Obligor Threshold Requirement shall be tested:

(i)	on the date falling 90 days following the Closing Date; and

(ii)	on each date on which any Quarterly Financial Statements or Annual Financial Statements are delivered pursuant to Clause 21.1 (Financial statements) (by reference to such Quarterly Financial Statements or, as the case may be, such Annual Financial Statements).

23.31	Further assurance

(a)	Subject to the Security Principles, each Obligor shall (and the Borrower shall procure that each other Group Member will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify having regard to the rights and restrictions in the Finance Documents (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	upon and after any Transaction Security becoming enforceable, to facilitate the realisation of the assets which are, or are intended to be, the subject of such Transaction Security.

(b)	Subject to the Security Principles (where applicable), each Obligor shall (and the Borrower shall procure that each other Transaction Obligor and other Group Member will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In respect of any Guarantee executed after the date of this Agreement, each Obligor shall ensure that there shall be delivered to the Facility Agent, promptly upon such execution, all of the documents and evidence specified in Part II of Schedule 2 (Conditions Precedent) with respect to such Guarantee and each Transaction Obligor party to such Guarantee.

(d)

In respect of any Transaction Security Document executed after the date of this Agreement (other than those falling within Part IA of Schedule 2 (Conditions Precedent)), each Obligor shall ensure that there shall be delivered to the Facility Agent, promptly upon such execution, all of the documents and evidence specified in Part III of Schedule 2 (Conditions Precedent) with respect to such Transaction Security Document and each Transaction Obligor party to such Transaction Security Document. In respect of each PRC Account Control Agreement, each Obligor shall ensure that there shall be delivered to the Facility Agent, promptly upon the execution of such PRC Account Control Agreement, all of the documents and evidence specified in Part III of Schedule 2 (Conditions Precedent) with respect to such PRC Account Control Agreement and each Transaction Obligor party to such PRC Account Control Agreement (as if such PRC Account Control Agreement were a Transaction Security Document) provided that, in the case of any resolution referred to in paragraph 3 in Part III of Schedule 2 (Conditions Precedent) with respect to an Onshore Group Member or any other person, such resolution shall not be required if, in the reasonable opinion of the legal counsel to the Facility Agent, such resolution is not required where the resolution referred to in paragraph 5 in Part III of Schedule 2 (Conditions Precedent) with respect to such Onshore Group Member or such other person has been provided.

(e)	To the extent that any Group Member is not a Guarantor or has not granted Transaction Security over an asset due to any applicable legal or regulatory restriction but such restriction is subsequently overcome or no longer applies, each Obligor shall ensure that such Group Member shall become a Guarantor or (as the case may be) grant Transaction Security over such asset pursuant to paragraph (b) of Clause 27.2 (Additional Guarantors) as if it had just become a Group Member or (as the case may be) just acquired such asset.

23.32	Anti-corruption law and anti-money laundering

(a)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) comply in all respects, and conduct its business in compliance, with all Anti-Money Laundering Laws and Anti-Corruption Laws.

(b)	No Obligor shall (and the Borrower shall ensure that no Group Member will) directly or indirectly use any of the proceeds of the Facility for any purpose which would breach, or would cause any Finance Party, any Obligor or any Group Member to be in breach of, any Anti-Money Laundering Laws and Anti-Corruption Laws.

23.33	Sanctions

(a)	No Obligor shall (and the Borrower shall ensure that no Group Member will):

(i)	contribute or otherwise make available all or any part of the proceeds of the Facility, directly or indirectly, to, or for the benefit of, any person (whether or not related to any Obligor or any Group Member) for the purpose of financing or facilitating the activities of, transactions with, or investments in, any Sanctions Restricted Person or in any Sanctioned Country, including to the extent such action or status is prohibited by, or would itself cause any Finance Party, any Obligor or any Group Member to be in breach of, any Sanctions (for the avoidance of doubt, in each case, other than an action which is a Permitted Sanction Action);

(ii)	directly or indirectly fund all or part of any payment under any Finance Document out of proceeds derived from any person, action or status which is prohibited by, or would itself cause any Finance Party, any Obligor or any Group Member to be in breach of, any Sanctions;

(iii)	permit any Sanctions Restricted Person to have any direct or indirect interest in any Obligor or any Group Member to the extent that such interest would cause any Finance Party, any Obligor or any Group Member to be in breach of any Sanctions; or

(iv)	engage in any transaction, activity or conduct that violates any Sanctions or that would reasonably be expected to result in it or any other Obligor, any Group Member or any Finance Party being designated as a Sanctions Restricted Person.

23.34	Anti-Terrorism Law

(a)	No Obligor shall (and the Borrower shall ensure that no Group Member will) knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	No Obligor shall (and the Borrower shall ensure that no Group Member will) fund all or part of any payment under any Finance Document out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

23.35	SAFE Rules

Each Obligor shall, and shall ensure that each Group Member shall, comply in all respects with the SAFE Rules, any amendments and/or supplements to the SAFE Rules to the extent applicable, and all further and/or supplemental laws and/or regulations (relating to any of the subject matters of the SAFE Rules) to which it is subject from time to time if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

23.36	U.S. Margin Regulations

Each Obligor shall ensure that none of the proceeds of the Loan will be used for the immediate, incidental or ultimate purpose of buying or carrying any Margin Stock (other than in connection with the acquisition of the shares in the Target pursuant to the Transaction Documents) or in any event in violation of Regulation U or Regulation X.

23.37	Auditors

Each Obligor shall ensure that the auditors of each of the Borrower, WXAT and the Group will be one of the Auditors.

23.38	Amendments and waivers under Merger Documents

(a)	Neither the Parent nor the Borrower shall (and the Borrower shall procure that no other Group Member will) without the prior written consent of (at any time on or prior to the Closing Date) the Mandated Lead Arrangers or (at any time after the Closing Date) the Facility Agent (acting on the instructions of the Majority Lenders):

(i)	make or agree to any amendment or variation of or supplement to any provision of any of the Merger Documents;

(ii)	grant or agree to any waiver of any of its rights or remedies under or in connection with any of the Merger Documents (provided that the acceptance of any disclosure under or pursuant to any Merger Document, other than those set out in the Company Disclosure Schedule, shall be deemed to constitute a waiver of such Merger Document); or

(iii)	give any consent under any of the Merger Documents,

in each case where such event or circumstance is or would reasonably be expected to be materially adverse to the interests of the Finance Parties.

(b)	The Borrower shall as soon as reasonably practicable notify the Facility Agent in writing upon the occurrence of any event or circumstance specified in paragraphs (a)(i)to (a)(iii) above.

(c)	Neither the Parent nor the Borrower shall assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any of the Merger Documents, except for any assignment constituted by the creation of any Transaction Security.

23.39	Shareholder Documents and Constitutional Documents

(a)	Each of the Parent and the Borrower shall ensure that there shall be no amendment or variation of or supplement to any provision of any Shareholder Document, and that no Transaction Obligor or Group Member shall waive any of its rights or remedies under or in connection with any Shareholder Document or give any consent under any Shareholder Document, and that no person shall otherwise acquire “control” (for the purposes of the Anti-Monopoly Law of the PRC), whether directly or indirectly, of Holdco, the Parent or any Group Member (including the Sponsors acting in concert in relation to operational or non-operational matters of Holdco, the Parent or any Group Member or any Sponsor, pursuant to the applicable Constitutional Documents, acquiring a veto right, whether directly or indirectly, over any operational matters of Holdco, the Parent or any Group Member), where such amendment, variation, supplement, waiver, consent or acquisition of “control” (as the case may be):

(i)	is reasonably likely to trigger a merger control filing with, or any other anti-trust clearance from, MOFCOM or any other applicable Governmental Authority in the PRC unless (in each case):

(A)	(a merger control filing has been made and cleared (or such anti-trust clearance has been obtained) in accordance with applicable PRC laws (by (1) a clearance decision or (2) the lapse of the applicable waiting periods, including any extensions thereof, without any objection, condition or obligation having been raised or imposed) in respect of the Acquisition or any amendment, variation, supplement, waiver or consent in relation to any Shareholder Document or any such Constitutional Documents (or the transactions contemplated thereunder) or in respect of such acquisition of “control” (a “Shareholder Terms Drop Away Event”);

(B)	the effectiveness of such amendment, variation, supplement, waiver or consent or such acquisition of “control” (as the case may be) is conditional upon the occurrence of, and the satisfaction of the terms of, a Shareholder Terms Drop Away Event in respect of such amendment, variation, supplement, waiver or consent or such acquisition of “control” (as the case may be); or

(C)	(in the case of any such amendment, variation, supplement, waiver or consent) the Facility Agent has received an opinion from its PRC counsel in form and substance satisfactory to it (acting reasonably) that the Shareholder Documents as so amended, varied, supplemented, waived or consented to would not trigger any requirement for any such merger control filing or any such other anti-trust clearance;

(ii)	is or would reasonably be expected to be materially adverse to the interests of the Finance Parties; or

(iii)	(in the case of such amendment, variation, supplement, waiver or consent in relation to the WXAT Shareholders Agreement) results in or would result in any non-compliance with or adversely affects or would adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring).

(b)	Unless a Shareholder Terms Drop Away Event has occurred, each of the Parent and the Borrower shall ensure that the Holdco Shareholders Agreement shall not be terminated, rescinded, superseded, or cancelled at any time prior to a Qualifying Flotation of Holdco.

(c)	Upon and from the commencement of the WXAT Share Reorganisation until completion of the Permitted Merger/Sale or Permitted IPO (each as defined in Schedule 14 (Permitted Restructuring)), each of the Parent and the Borrower shall ensure that the WXAT Shareholders Agreement shall not be terminated rescinded, superseded, or cancelled.

(d)	No Obligor shall (and the Borrower shall ensure that no Group Member or Transaction Obligor will) amend, vary, novate, supplement, supersede, waive or terminate any of the Constitutional Documents of any Group Member or any Transaction Obligor over whose shares and Equity Interests Transaction Security is purported or required to be given under the terms of any of the Finance Documents where to do so would be, or would reasonably be expected to be, materially adverse to the interest of the Finance Parties. The Borrower shall promptly supply to the Facility Agent a copy of any amendment, variation, novation, supplement, superseding, waiver or termination of or to any of such Constitutional Documents.

23.40	Dividend Accounts

(a)	Each Obligor shall (and the Borrower shall procure that each other Group Member will) ensure that at all times on and from the establishment of one or more Dividend Accounts in accordance with paragraph (f) of Clause 23.45 (Conditions subsequent: hedging and security), any and all Onshore Distributions made or paid by WXAT or any other Onshore Group Member to (or to the order of) any or all of the Offshore Group Members shall be deposited into one or more Dividend Accounts.

(b)	Without prejudice to the rights of the Security Agent under the Transaction Security Documents, each Obligor shall (and the Borrower shall procure that each other Group Member will) ensure that none of the amounts standing to the credit of any Dividend Account shall be withdrawn, transferred or applied, except:

(i)	for any transfer of such amounts directly into the DSRA;

(ii)	for any transfer of such amounts directly from a Dividend Account of an Offshore Group Member into a Dividend Account of another Offshore Group Member (which is a direct or indirect Holding Company of such first-mentioned Offshore Group Member);

(iii)	for any transfer of such amounts directly to the Facility Agent for application towards payment of amounts that are due and payable to the Finance Parties under the Finance Documents;

(iv)	(in the case of any Dividend Account of a PRC Loan Group Member (as defined in Schedule 14 (Permitted Restructuring)) only) for any transfer of such amounts directly into the Dividend Account of the Borrower; and/or

(v)	(in the case of any Dividend Account of the Borrower only) for any transfer of such amounts directly into the Offshore Mandatory Prepayment Account of the Borrower.

(c)	Each Obligor shall (and the Borrower shall procure that each other Group Member will) ensure that, at all times on and from the establishment of the WXAT Onshore Dividend Account in accordance with paragraph (g) of Clause 23.45 (Conditions subsequent: hedging and security), payment of any and all Onshore Distributions to be made or paid by WXAT to any Offshore Group Member or any holder of any Equity Interests in WXAT shall be made and paid through the WXAT Onshore Dividend Account.

23.41	DSRA

(a)	The Borrower shall, on or before the Utilisation Date, open and thereafter maintain the DSRA.

(b)	The Borrower shall ensure that, at all times with effect from the Utilisation Date and for so long as the Loan (or any part thereof) is outstanding (each a “DSRA Determination Time”), the aggregate balance standing to the credit of the DSRA (less an amount equal to the amount of the Upfront Fee to the extent that the Upfront Fee has not been paid in full) is not less than the DSRA Minimum Balance as at such DSRA Determination Time.

(c)	Without prejudice to the rights of the Security Agent under the Transaction Security Documents and Clause 13.1 (Upfront fee):

(i)	each Obligor shall (and the Borrower shall procure that each other Group Member will) ensure that none of the amounts standing to the credit of the DSRA shall be withdrawn, transferred or applied by the Borrower except pursuant to paragraph (ii) below: and

(ii)	provided that (A) paragraph (b) would be complied with after such application and (B) no Event of Default is or would be continuing after such application, the Borrower may direct the Facility Agent (after having supplied, or procured the supply of, such documentation and other evidence to the Facility Agent reasonably satisfactory to it that the conditions set out in the foregoing (A) and (B) are and will be satisfied) to transfer amounts standing to the credit of the DSRA to pay principal and/or interest then due and payable under this Agreement (provided further that all of such amounts are directly paid to the Facility Agent for such application).

(d)	Notwithstanding and without limitation to the Borrower’s obligations under paragraphs (b) and (c) above and the rights of the Security Agent under the Transaction Security Documents, the Borrower irrevocably authorises each of the Facility Agent and the Security Agent (but, except as provided in paragraph (c)(ii) above, neither the Facility Agent nor the Security Agent shall be obliged) to, at any time, apply the moneys standing to the credit of the DSRA towards payment or repayment of any amount of principal or interest outstanding under this Agreement then due and unpaid and/or towards payment of the Upfront Fee then due and unpaid, in each case, regardless of whether or not an Event of Default has occurred and regardless of whether the aggregate amount standing to the credit of the DSRA will be less than the DSRA Minimum Balance following such application. The Facility Agent or the Security Agent (as the case may be) must notify the Borrower of any such withdrawal promptly upon such withdrawal and, in any event, within two Business Days of any such withdrawal.

(e)	The Borrower may apply any amount standing to the credit of the DSRA in repayment of the Loan on the Termination Date or on any other date on which the Loan will be repaid in full.

(f)	Where the Borrower is permitted to make a withdrawal from the DSRA pursuant to paragraph (c)(ii) above, the Facility Agent shall, promptly following an application from the Borrower to do so, notify the Security Agent that such withdrawal is so permitted and the Security Agent shall authorise such withdrawal.

23.42	Other bank accounts

Each Obligor shall (and the Borrower shall procure that each other Group Member will) ensure that:

(a)	Repatriation Account: at all times on and from the establishment of a Repatriation Account by an Offshore Group Member in accordance with paragraph (h) of Clause 23.45 (Conditions subsequent: hedging and security), any and all amounts to be transferred or paid by such Offshore Group Member to (or to the order of) any Onshore Group Member shall be deposited into and transferred or paid through the Repatriation Account of such Offshore Group Member;

(b)	Cash Pooling Account:

(i)	at all times on and from the establishment of the Cash Pooling Account in accordance with paragraph (i) of Clause 23.45 (Conditions subsequent: hedging and security), all surplus cash of WXAT and any wholly-owned Subsidiary of WXAT which is not required for the day-to-day business of WXAT or any such wholly-owned Subsidiary (as determined by WXAT or, as the case may be, such wholly-owned Subsidiary in its discretion) shall be deposited into the Cash Pooling Account; and

(ii)	the Facility Agent shall be given access to (but the Facility Agent shall not be obliged to) monitor the Cash Pooling Account from time to time (including as to any movement of cash in and from the Cash Pooling Account);

(c)	Central Collection Account: at all times on and from the establishment of a Central Collection Account by an Offshore Group Member in accordance with paragraph (j) of Clause 23.45 (Conditions subsequent: hedging and security), any and all payments received from time to time by such Offshore Group Member (that is a Material Company) from any customer, trade counterparty or any other person (that is not the Parent or a Group Member) shall (unless otherwise required under the Finance Documents) be transferred within 10 Business Days of such receipt into such Central Collection Account of such Offshore Group Member; and

(d)	Other new bank accounts: any and all bank accounts of any Group Member established after the later of the date of this Agreement and the date on which such Group Member becomes a Group Member shall (unless otherwise required under the Finance Documents) be established with one or more of the Lenders (or, in each case, an Affiliate of a Lender as specified by such Lender), provided that such Lender(s) and/or Affiliate(s) offer the relevant banking services in the jurisdiction in which such bank account is required to be established and provided further that, for the avoidance of doubt, such bank account is not required to be closed if a Lender ceases to be a Lender after the establishment of such bank account.

23.43	Ring-fencing

No Obligor shall (and the Borrower shall ensure that no other Group Member will) sell, lease, license, transfer or otherwise dispose of any cash or any other assets (including any Equity Interests) to, provide or make available any loan, credit or Financial Indebtedness to or in favour of, or declare or make any Distribution to or in favour of, or grant any guarantee, indemnity, Security or Quasi-Security to or for the benefit of the obligations of, or otherwise invest in, or enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction with, or issue any Equity Interest in favour of (each a “Restricted Activity”):

(a)	any member of the Corporate Venture Capital Fund Group; and

(b)	any Group Member any of the shares or Equity Interests in which are listed on any stock or securities exchange or market and any Subsidiary of such Group Member (each, a “Listed Group”) (each of (A) the Corporate Venture Capital Fund Group, (B) any Listed Group and (C) (with effect from the commencement of the WXAT Share Reorganisation (as defined in Schedule 14 (Permitted Restructuring))) the WXAT Group (as defined in Schedule 14 (Permitted Restructuring)), a “Ring-fenced Group”), other than:

(i)	in the case of the Corporate Venture Capital Fund Group, the investment contemplated by paragraph (k) of the definition of “Permitted Acquisition” and paragraph (b) of the definition of “Permitted Joint Venture Investment”;

(ii)	any such Restricted Activity by any member of any Ring-fenced Group in favour of any other member of such Ring-fenced Group that is otherwise permitted under this Agreement; and

(iii)	any Distribution by any member of any Ring-fenced Group to or in favour of any Group Member (that is not a member of any Ring-fenced Group) that is otherwise permitted under this Agreement.

23.44	Conditions subsequent: Acquisition

(a)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) ensure all of the Existing Indebtedness shall have been repaid and discharged in full by no later than (in the case of any Existing Indebtedness in respect of which all Existing Indebtedness Consents have been obtained or no Existing Indebtedness Consent is required) 30 days after the Closing Date or (in the case of any Existing Indebtedness in respect of which any Existing Indebtedness Consent is required but has not been obtained as at the Closing Date) the Closing Date.

(b)	Each Obligor shall (and the Borrower shall ensure that each other Group Member will) ensure that any Security and/or guarantees provided in connection with any of the Existing Indebtedness shall have been released and discharged in full by no later than (in the case of any Existing Indebtedness in respect of which all Existing Indebtedness Consents have been obtained or no Existing Indebtedness Consent is required) 60 days after the Closing Date or (in the case of any Existing Indebtedness in respect of which any Existing Indebtedness Consent is required but has not been obtained as at the Closing Date) 30 days after the Closing Date.

(c)	Each of the Parent and the Borrower shall ensure that each of the Closing Date and the “Closing Date” as defined in the Acquisition Agreement shall occur on or prior to the Business Day (Cayman Islands time) immediately following the Utilisation Date.

(d)	Each of the Parent and the Borrower shall procure that on or prior to the Business Day (Cayman Islands time) immediately following the Utilisation Date:

(i)	a PDF copy of the application letter to register the Merger Plan stamped by the Registrar of Companies of the Cayman Islands; and

(ii)	a certified true copy of the Merger Plan,

shall be delivered to the Facility Agent.

(e)	Each of the Parent and the Borrower shall procure that within five Business Days after the Closing Date a copy of the Merger Certificate issued by the Registrar of Companies of the Cayman Islands in connection with the Acquisition.

(f)	Each of the Parent and the Borrower shall procure that within five Cayman Islands business days after the Closing Date:

(i)	a certified copy of the Constitutional Documents of the Target (as the surviving entity of the Acquisition);

(ii)	a certified copy of all statutory registers including (A) an updated (and duly annotated in accordance with the Share Charge (Target)) register of members of the Target (as the surviving entity of the Acquisition) to reflect the Acquisition and the Parent as the sole legal and beneficial owner of all the Equity Interests in the Target (as the surviving entity of the Acquisition), (B) the updated register of directors of the Target (as the surviving entity of the Acquisition) and (C) the updated register of mortgages and charges of the Target, reflecting the particulars of any Transaction Security granted by the Target (as the surviving entity of the Acquisition);

(iii)	all share certificates in respect of Equity Interests in the Target secured or to be secured under the Share Charge (Target);

(iv)	a certificate of good standing in respect of the Target issued by the Registrar of Companies of the Cayman Islands;

(v)	all transfers and share transfer forms or equivalent duly executed by the Parent in blank in relation to the assets subject to or expressed to be subject to the Share Charge (Target) and other documents of title and deliverables (including any directors’ resignation and authorisation letters, board resolutions, deed of undertaking and confirmation, deed of appointment and letter of instruction) to be provided under the Share Charge (Target); and

(vi)	a legal opinion of Cayman Islands counsel to the Facility Agent (addressed to the Finance Parties) confirming, among other things, the effectiveness of the Acquisition and that the obligations of the Borrower (and assumed by the Target (as the surviving entity of the Acquisition)) under the Finance Documents to which the Borrower is a party are legal, valid, binding and enforceable obligations,

(in each case, in form and substance satisfactory to the Facility Agent, acting reasonably) shall be delivered to the Facility Agent or (in the case of paragraphs (f)(iii) and (f)(v)) the Security Agent.

(g)	As soon as reasonably practicable and in any event within 20 Business Days after the Closing Date, the Borrower shall provide (or cause to be provided) to the Facility Agent evidence that all filings have been made with respect to each applicable Governmental Authority which filings are necessary to de-list the Target from the New York Stock Exchange.

(h)	Each of the Parent and the Borrower shall procure that:

(i)	the Holdco Shareholders Agreement shall be duly executed by the parties thereto (in the form delivered to the Facility Agreement pursuant to Clause 4.1 (Initial conditions precedent)) and copies thereof shall be delivered to the Facility Agent promptly after the Holdco Shareholders Agreement is executed (and in any event on the Closing Date (Cayman Islands time)); and

(ii)	each other Shareholder Document (to the extent not already delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent)) shall be duly executed by the parties thereto and copies thereof shall be delivered to the Facility Agent promptly after (and in any event within three Business Days of the date on which) such other Shareholder Document is executed (or is required by this Agreement to be executed) by the parties thereto.

23.45	Conditions subsequent: hedging and security

(a)	The Borrower shall, within 180 days of the Utilisation Date, enter into one or more Hedging Agreements and effect the hedging required to be effected pursuant to the Hedging Letter, and at the time when any Hedging Agreement is entered into, the Borrower shall enter into a Transaction Security Document creating first ranking assignment or other Security in respect of all of its present and future rights, title, interest and benefit in and to such Hedging Agreement (to the extent not already subject to Transaction Security).

(b)	As soon as reasonably practicable after the Closing Date and in any event within 90 days after the Closing Date, the Borrower shall procure that:

(i)	each of WXAT BVI, WXAT (Hong Kong), WXAT Holding Company, AppTec, WX (BVI) and STA Hong Kong (each an “Initial Additional Guarantor”) shall have become party to this Agreement as an Additional Guarantor as contemplated under paragraph (a) of Clause 23.30 (Guarantors); and

(ii)	each of the Target and each Initial Additional Guarantor shall have granted Transaction Security, subject to the Security Principles, over all of its assets (other than Equity Interests in WXAT), pursuant to Transaction Security Documents in form and substance satisfactory to the Facility Agent (acting reasonably) and, without prejudice to the foregoing, that each of the following Transaction Security Documents be executed and delivered in favour of the Security Agent (in form and substance satisfactory to the Facility Agent (acting reasonably)):

(A)	the Debenture (WXAT BVI) executed by WXAT BVI;

(B)	the Account Charge (WXAT BVI) executed by WXAT BVI;

(C)	the Debenture (WXAT (Hong Kong)) executed by WXAT (Hong Kong);

(D)	the Account Charge (WXAT (Hong Kong)) executed by WXAT (Hong Kong);

(E)	the Security Agreement (WXAT Holding Company and AppTec) executed by each of WXAT Holding Company and AppTec;

(F)	the Account Charge (WXAT Holding Company) executed by WXAT Holding Company;

(G)	the Account Charge (AppTec) executed by AppTec;

(H)	the Debenture (WX (BVI)) executed by WX (BVI);

(I)	the Account Charge (WX (BVI)) executed by WX (BVI);

(J)	the Debenture (STA Hong Kong) executed by STA Hong Kong; and

(K)	the Account Charge (STA Hong Kong) executed by STA Hong Kong; and

(iii)	Transaction Security over 100% of the Equity Interests in each Initial Additional Guarantor (other than STA Hong Kong) shall have been granted pursuant to Transaction Security Documents in form and substance satisfactory to the Facility Agent (acting reasonably).

(c)	As soon as reasonably practicable after the Closing Date and in any event within 90 days after the Closing Date, the Borrower shall procure that each of WXAT BVI and WXAT shall have entered into an equity pledge agreement in form and substance satisfactory to the Facility Agent (acting reasonably) over 100% of the Equity Interests in WXAT in favour of the Security Agent and the Borrower shall procure that each of WXAT BVI and WXAT shall, with the reasonable assistance of the Security Agent, as soon as practicable after the execution of such equity pledge agreement apply for, and use reasonable efforts to obtain and effect, all requisite Authorisations required under the laws of the PRC (including approval of MOFCOM and registration with SAIC) in respect of such equity pledge agreement.

(d)	As soon as reasonably practicable after the Closing Date and in any event within 90 days after the Closing Date, the Borrower shall procure that Transaction Security over 100% of the Equity Interests in each Group Member (that is a Guarantor) and each other Material Company (that is an Offshore Group Member) shall have been granted in favour of the Security Agent pursuant to Transaction Security Documents in form and substance satisfactory to the Facility Agent (acting reasonably) (to the extent such Transaction Security has not already been granted in accordance with paragraph (b)(iii) above).

(e)	As soon as reasonably practicable after the Closing Date and in any event within 90 days after the Closing Date, subject to the Security Principles, the Borrower shall procure that:

(i)	each Offshore Group Member (that is a Material Company) shall have become party to this Agreement as an Additional Guarantor (to the extent that such Offshore Group Member has not already become party to this Agreement as an Additional Guarantor in accordance with paragraph (b)(i) above); and

(ii)	each Guarantor (that is an Offshore Group Member) grants Transaction Security over all of its assets, pursuant to Transaction Security Documents in form and substance satisfactory to the Facility Agent (acting reasonably) (to the extent such Transaction Security has not already been granted in accordance with paragraph (b)(ii) above).

(f)	The Borrower shall procure that:

(i)	as soon as reasonably practicable on or after the Closing Date (and in any event by the date falling 90 days after the Closing Date), each of WXAT BVI and each other Offshore Group Member (that is existing as of the Closing Date and that may receive any Onshore Distributions) shall have established a Dividend Account; and

(ii)	each Offshore Group Member (that becomes a Group Member after the Closing Date) shall have established a Dividend Account prior to the first time when any Onshore Distributions are to be made or paid by any Onshore Group Member to or to the order of such Offshore Group Member.

(g)	The Borrower shall procure that WXAT shall have established the WXAT Onshore Dividend Account as soon as reasonably practicable on or after the Closing Date (and in any event by the date falling 90 days after the Closing Date).

(h)	The Borrower shall procure that:

(i)	as soon as reasonably practicable on or after the Closing Date (and in any event by the date falling 90 days after the Closing Date), each Offshore Group Member (that is existing as of the Closing Date and that may transfer or pay any amount to or to the order of any Onshore Group Member) shall have established a Repatriation Account; and

(ii)	each Offshore Group Member (that becomes a Group Member after the Closing Date) shall have established a Repatriation Account prior to the first time when any amount is to be transferred or paid by such Offshore Group Member to or to the order of any Onshore Group Member.

(i)	The Borrower shall procure that the Cash Pooling Account shall have been established as soon as reasonably practicable on or after the Closing Date (and in any event by the date falling 90 days after the Closing Date).

(j)	The Borrower shall procure that:

(i)	as soon as reasonably practicable on or after the Closing Date (and in any event by the date falling 90 days after the Closing Date), each Offshore Group Member (that is existing as of the Closing Date and that is a Material Company) shall have established a Central Collection Account; and

(ii)	each Offshore Group Member (that becomes a Material Company after the Closing Date) shall have established a Central Collection Account as soon as reasonably practicable (and in any event within 90 days) after becoming a Material Company.

(k)	The Borrower shall procure that, if any payment, action or transaction contemplated by the Permitted Restructuring (or any part thereof) is commenced and/or implemented, the conditions and requirements set out in Schedule 14 (Permitted Restructuring) shall be complied with.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.20 (Acceleration) and Clause 24.21 (Clean-Up period)).

24.1	Non-payment

Any Transaction Obligor does not pay by the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	(in the case of principal and interest) its failure to pay is caused by administrative or technical error by any Finance Party and payment is made within three Business Days of its due date; and

(b)	(in the case of any other amount) payment is made within five Business Days of its due date.

24.2	Financial covenants

Subject to Clause 22.4 (Equity cure), any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3	Other obligations

(a)	Any Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants) or paragraph (b) below)) unless:

(i)	such failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Facility Agent giving notice of such failure to comply to the Borrower or such Transaction Obligor and (B) a Transaction Obligor becoming aware of such failure to comply; or

(ii)	(in the case of a Transaction Obligor that is an SPV (as defined in Schedule 14 (Permitted Restructuring)) and that is not an Obligor or a Group Member) such failure to comply constitutes an SPV Excluded Breach (as defined in Schedule 14 (Permitted Restructuring)); or

(b)	any Transaction Obligor does not comply with any provision of any of Clause 23.41 (DSRA), Clause 23.44 (Conditions subsequent: Acquisition) or Clause 23.45 (Conditions subsequent: hedging and security).

24.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by any Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect (or, where any representation or statement is already qualified by materiality or Material Adverse Effect, in all respects) when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in respect of any misrepresentation if:

(i)	the circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of (A) the Facility Agent giving notice of such misrepresentation to the Borrower or the relevant Transaction Obligor and (B) a Transaction Obligor becoming aware of such misrepresentation (it being understood that the subsequent provision of accurate information shall not in itself be deemed to cure any misrepresentation in respect of the accuracy of previous information provided); or

(ii)	such misrepresentation is made by a Transaction Obligor that is an SPV (as defined in Schedule 14 (Permitted Restructuring)) and that is not an Obligor or a Group Member and such misrepresentation constitutes an SPV Excluded Breach (as defined in Schedule 14 (Permitted Restructuring)).

24.5	Cross default

Any:

(a)	Financial Indebtedness of any Obligor or any Group Member is not paid when due nor within any originally applicable grace period;

(b)	Financial Indebtedness of any Obligor or any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	commitment for any Financial Indebtedness of any Obligor or any Group Member is cancelled or suspended by a creditor of any Obligor or any Group Member as a result of an event of default (however described); or

(d)	creditor of any Obligor or any Group Member becomes entitled to declare any Financial Indebtedness of any Obligor or any Group Member due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above (for any and all of the Obligors and the Group Members) is less than U.S.$15,000,000 (or its equivalent in other currencies).

24.6	Insolvency

(a)	any Transaction Obligor or any Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness;

(b)	the value of the assets of any Transaction Obligor or any Material Company is less than its liabilities (taking into account contingent and prospective liabilities) with the result that such Transaction Obligor or such Material Company would be required to cease its business or cease trading pursuant to applicable law or regulation or to take or commence any action, proceedings, procedure, step or case under paragraph (a) or (c) of Clause 24.7 (Insolvency proceedings); or

(c)	a moratorium is declared in respect of any indebtedness of any Transaction Obligor or any Material Company.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or formal step is taken or occurs in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, reorganisation, liquidation or striking off (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or any Material Company (including any proceedings under the U.S. Bankruptcy Code or other debtor relief laws of the United States);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor or any Material Company by reason of actual or anticipated financial difficulties;

(iii)	the appointment of a liquidator, receiver, trustee, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Transaction Obligor or any Material Company or any of its assets; or

(iv)	enforcement of any Security or execution or any form of levy against any assets of any Transaction Obligor or any Material Company where the aggregate value of any and all of the assets of Transaction Obligors and Material Companies that are subject to any or all events and/or circumstances of such enforcement and/or execution is not less than U.S.$15,000,000 (or its equivalent in other currencies), or any analogous procedure or formal step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition or petition seeking the appointment of a liquidator, receiver, trustee, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Transaction Obligor or any Material Company or any of its assets which petition is (in each case) brought by any person that is not a Transaction Obligor, a Group Member or any Affiliate thereof and is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of its commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of “Permitted Transaction”.

(c)	Any proceeding or case shall be commenced, without the application or consent of any Transaction Obligor, in any U.S. court of competent jurisdiction, seeking:

(i)	such Transaction Obligor’s reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or re-adjustment of such Transaction Obligor’s debts under the U.S. Bankruptcy Code or other debtor relief laws of the United States;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Transaction Obligor or of all or substantially all of such Transaction Obligor’s property; or

(iii)	similar relief in respect of such Transaction Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in any of paragraphs (i) to (iii) above shall continue undismissed for a period of 20 Business Days or more after the commencement of such proceeding or case, or an order, judgment or decree approving or ordering any of the foregoing shall be entered, or an order for relief against any Transaction Obligor shall be entered in an involuntary case the U.S. Bankruptcy Code.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Transaction Obligor or any Material Company unless (a) the aggregate value of any and all assets of Transaction Obligors and Material Companies that are subject to any or all events and/or circumstances of such expropriation, attachment, sequestration, distress, execution and/or any analogous process is less than U.S.$15,000,000 (or its equivalent in other currencies) or (b) such process is frivolous or vexatious and is discharged within 20 Business Days after its commencement.

24.9	Final judgment

Any Obligor or any Group Member fails to comply with or pay any sum due from it under any final judgment or order made or given by any court of competent jurisdiction, except:

(a)	where, in the case of failure to pay, the aggregate amount failed to be paid by any or all of the Obligors and Group Members under any one or more such judgments or orders is less than U.S.$15,000,000 (or its equivalent in other currencies);

(b)	where such judgment or order is being appealed against in good faith through appropriate proceedings and adequate reserves for any liability under such judgment or order have been set aside in cash; or

(c)	where such failure is capable of remedy and is remedied within 20 Business Days.

24.10	Unlawfulness and invalidity

(a)	Subject to the Legal Reservations, it is or becomes unlawful for any Transaction Obligor or any party to the Intercreditor Agreement (other than a Finance Party or a Transaction Obligor) or any PRC Account Control Agreement to perform any of its obligations under the Finance Documents, or any Transaction Security created or expressed to be created or expressed to be created or evidenced by any of the Transaction Security Documents ceases to be effective, or any subordination created under the Intercreditor Agreement is or becomes unlawful, unless such unlawfulness is not materially adverse to the interests of the Finance Parties under the Finance Documents, is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Facility Agent giving notice of such unlawfulness to the Borrower or any Transaction Obligor and (ii) any Transaction Obligor becoming aware of such unlawfulness;

(b)	any Finance Document or any obligation of any Transaction Obligor under any Finance Document or of any person (other than a Finance Party or a Transaction Obligor) under the Intercreditor Agreement or any PRC Account Control Agreement, or any Transaction Security created or expressed to be created or evidenced by any of the Transaction Security Documents or any subordination created or expressed to be created under or evidenced by the Intercreditor Agreement is or ceases to be legal, valid, binding or (subject to the Legal Reservations and, in the case of the Transaction Security Documents, the applicable Perfection Requirements that are not overdue) enforceable, unless such illegality, invalidity, non-binding nature or unenforceability is not materially adverse to the interests of the Finance Parties under the Finance Documents, is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Facility Agent giving notice of such illegality, invalidity, non-binding nature or unenforceability to the Borrower or any Transaction Obligor and (ii) any Transaction Obligor becoming aware of such illegality, invalidity, non-binding nature or unenforceability;

(c)	it is or becomes unlawful for WXAT or any party to the WXAT Shareholders Agreement to comply with (i) any of the provisions of the WXAT Shareholders Agreement which implements any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring) or (ii) any of the other provisions of the WXAT Shareholders Agreement the unlawfulness of which adversely affects or would adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring), unless such unlawfulness is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Facility Agent giving notice of such unlawfulness to the Borrower or any Transaction Obligor and (B) any Transaction Obligor becoming aware of such unlawfulness; or

(d)	(i) any of the provisions of the WXAT Shareholders Agreement that implements any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring) or (ii) any of the other provisions of the WXAT Shareholders Agreement the illegality, invalidity, non-binding nature or unenforceability of which adversely affects or would adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring) is or ceases to be legal, valid, binding or enforceable, unless such illegality, invalidity, non-binding nature or unenforceability is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Facility Agent giving notice of such illegality, invalidity, non-binding nature or unenforceability to the Borrower or any Transaction Obligor and (B) any Transaction Obligor becoming aware of such illegality, invalidity, non-binding nature or unenforceability.

24.11	Intercreditor Agreement

In the event that:

(a)	any party to the Intercreditor Agreement, any PRC Account Control Agreement or any Report Proceeds Letter (other than a Finance Party or a Transaction Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement, any PRC Account Control Agreement or any Report Proceeds Letter;

(b)	a representation or warranty given by (i) any party to the Intercreditor Agreement (other than a Finance Party or a Transaction Obligor) under the Intercreditor Agreement, (ii) any party to a PRC Account Control Agreement (other than a Finance Party or a Transaction Obligor) under any PRC Account Control Agreement or (iii) any party to a Report Proceeds Letter (other than any Report provider party to such Report Proceeds Letter, a Finance Party or a Transaction Obligor) under a Report Proceeds Letter, is incorrect in any material respect;

(c)	any party to the WXAT Shareholders Agreement fails to comply with any of the provisions of, or does not perform its obligations under, the WXAT Shareholders Agreement (i) to the extent that such provision or obligation implements any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring) or (ii) to the extent that failure to comply with such provision or obligation adversely affects or would adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring); or

(d)	a representation or warranty given by any party to the WXAT Shareholders Agreement under the WXAT Shareholders Agreement (to the extent that (i) such representation or warranty implements any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring) or (ii) the incorrectness of such representation or warranty adversely affects or would adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring)) is incorrect in any material respect, and, if such non-compliance or the circumstances giving rise to such misrepresentation are capable of remedy, such non-compliance or circumstances are not remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Borrower or that party or the Borrower or that party becoming aware of such non-compliance or misrepresentation.

24.12	Cessation of business

Any Obligor or any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

24.13	Change of ownership

After the Closing Date, an Obligor (other than the Borrower and the Parent) ceases to be a wholly-owned by the Borrower or any Ownership Percentage in any Material Company (other than the Borrower and the Parent) is reduced except, in either case, as expressly permitted by the Finance Documents (including a result of a Permitted Disposal, a Permitted Share Issue, a Permitted Subsidiary Capital Raising, a Permitted Transaction or pursuant to the Permitted Restructuring).

24.14	Audit qualification

The auditors of the Group qualify the Annual Financial Statements where that qualification would reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

24.15	Expropriation

The authority or ability of any Transaction Obligor or any Material Company to conduct its business is materially limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation or other action by or on behalf of any Governmental Authority or any other governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any Material Company or any of the assets of any Transaction Obligor or any Material Company where such seizure, expropriation, nationalisation or action has or would reasonably be expected to have a Material Adverse Effect.

24.16	Repudiation and rescission of agreements

(a)	A Transaction Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security, which, whether individually or cumulatively, has or would be reasonably likely to have a material adverse affect on the interests of the Finance Parties (taken as a whole) under the Finance Documents;

(b)	any Obligor or any Group Member party to the Acquisition Agreement rescinds or purports to rescind or repudiates or purports to repudiate the Acquisition Agreement or evidences an intention to rescind or repudiate the Acquisition Agreement, which, whether individually or cumulatively, has or would be reasonably likely to have a material adverse affect on the interests of the Finance Parties (taken as a whole) under the Finance Documents;

(c)	any party to the Intercreditor Agreement, any PRC Account Control Agreement or any Report Proceeds Letter (other than a Finance Party or a Transaction Obligor) purports to rescind or repudiates or purports to repudiate any of the Intercreditor Agreement, any PRC Account Control Agreement or any Report Proceeds Letter or evidences an intention to rescind or repudiate any of the Intercreditor Agreement, any PRC Account Control Agreement or any Report Proceeds Letter which, whether individually or cumulatively, has or would be reasonably likely to have a material adverse affect on the interests of the Finance Parties (taken as a whole) under the Finance Documents; or

(d)	any party to the WXAT Shareholders Agreement rescinds or purports in writing to rescind or repudiates or purports in writing to repudiate (i) any of the provisions of the WXAT Shareholders Agreement that implements any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring) or (ii) any of the other provisions of the WXAT Shareholders Agreement the rescission or repudiation (or purported rescission or repudiation) of which adversely affects or would adversely affect the implementation of any of the requirements set out in paragraph 16 of Schedule 14 (Permitted Restructuring).

24.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any Obligor or any Group Member by any person which are reasonably likely to be adversely determined, and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect.

24.18	Material adverse change

Any event(s) or circumstance(s) occur(s) which has (or have) or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

24.19	Permitted Restructuring

Any other event or circumstance specified as an Event of Default in Schedule 14 (Permitted Restructuring).

24.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they (and the Commitment of each Lender) shall immediately be cancelled and reduced to zero;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that (i) if an Event of Default under Clause 24.6 (Insolvency) or Clause 24.7 (Insolvency proceedings) shall occur in respect of any Transaction Obligor in a U.S. court of competent jurisdiction, then without notice to such Transaction Obligor or any other person or any other act by the Facility Agent or any other person, the outstanding Loan, together with accrued interest, all amounts under Clause 19 (Guarantee and indemnity) and all amounts under any Guarantee (as if a demand had been made under Clause 19 (Guarantee and indemnity) and under such Guarantee against such Transaction Obligor (if such Transaction Obligor is a Guarantor or is party to a Guarantee) in respect of all amounts owing or expressed to be owing by the Borrower or any Obligor under the Finance Documents), and all other amounts owing by such Transaction Obligor accrued or outstanding under the Finance Documents, shall become immediately due and payable, in each case, without presentment, demand, protest or notice of any kind, all of which are expressly waived, (ii) the operation of the provisions in part (i) may be waived by the Majority Lenders without any notice or demand requirement with respect to any Transaction Obligor (but without prejudice to the rights of the Facility Agent or the Majority Lenders under paragraphs (a) to (d) above); and (iii) the operation of the provisions in part (i) shall not limit (A) the right and ability of any Finance Party to make demand under Clause 19 (Guarantee and indemnity) and/or under any Guarantee, and/or (B) the rights of the Facility Agent or the Majority Lenders under paragraphs (a) to (d) above.

24.21	Clean-Up period

(a)	Notwithstanding any other provision of any Finance Document, during the Clean-Up Period (relating to the Acquisition or a Future Acquisition), any event or circumstance which constitutes:

(i)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(ii)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant, a Default or an Event of Default (as the case may be) with respect to (in the case of the Clean-Up Period relating to the Acquisition) any Target Group Member or (in the case of the Clean-Up Period relating to a Future Acquisition) any member of the Future Target Group in respect of such Future Acquisition if:

(A)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant, a Default or an Event of Default only by reason of circumstances relating exclusively to such Target Group Member or, as the case may be, such member of the Future Target Group (or any obligation to procure or ensure in relation to such Target Group Member or, as the case may be, such member of the Future Target Group);

(B)	it is capable of remedy on or before the expiry of such Clean-Up Period and reasonable steps are being taken to remedy it;

(C)	the circumstances giving rise to it have not been procured by or approved by the Parent, Borrower or any other Group Member; and

(D)	it would not reasonably be expected to have a Material Adverse Effect,

provided that if such event or circumstance is continuing on or after the expiry of such Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be notwithstanding the above (and the rights and remedies of the Finance Parties in respect thereof shall be fully preserved).

(b)	If, on or before the expiry of a Clean-Up Period relating to the Acquisition or a Future Acquisition), any event or circumstance has occurred with respect to (in the case of the Clean-Up Period relating to the Acquisition) any Target Group Member or (in the case of the Clean-Up Period relating to a Future Acquisition) any member of the Future Target Group in respect of such Future Acquisition which would constitute a Clean-Up Default have occurred, as soon as reasonably practicable after becoming aware of its occurrence or existence, the Borrower shall notify the Facility Agent of that Clean-Up Default and such event or circumstance (and the steps, if any, being taken to remedy it).

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 and to Clause 26 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Borrower shall be required in respect of any assignment or transfer by an Existing Lender pursuant to Clause 25.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	An assignment by an Existing Lender to a New Lender will only be effective:

(i)	on receipt by the Facility Agent (whether in the applicable Assignment Agreement or otherwise) of written confirmation from such New Lender (in form and substance satisfactory to the Facility Agent) that such New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	on such New Lender entering into the documentation required for it to accede as a “Senior Lender” (as defined in the Intercreditor Agreement) to the Intercreditor Agreement;

(iii)	on the completion by each of the Facility Agent and the Security Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender, the completion of which the Facility Agent or, as the case may be, the Security Agent shall promptly notify to such Existing Lender and such New Lender; and

(iv)	(where the consent of the Borrower is required under paragraph (a) above in respect of such assignment) if the Borrower has given such consent for such assignment.

(c)	A transfer by an Existing Lender to a New Lender will only be effective if such New Lender enters into the documentation required for it to accede as a “Senior Lender” (as defined in the Intercreditor Agreement) to the Intercreditor Agreement and if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with in respect of such transfer and, where the consent of the Borrower is required under paragraph (a) above in respect of such transfer, if the Borrower has given such consent for such transfer.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date on which such assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender (to which such Lender assigns or transfers such rights or obligations) or such Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the entitlement of such New Lender or, as the case may be, such Lender acting through its new Facility Office to receive payment under that Clause by reference to such circumstances existing at the date on which such assignment, transfer or change occurs (or a continuation of such circumstances) shall be limited to the same extent as the entitlement of such first-mentioned Lender or such first-mentioned Lender acting through its previous Facility Office had such assignment, transfer or change not occurred.

(e)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that each of the Facility Agent and the Security Agent has authority to execute on its behalf any amendment or waiver relating to any Finance Document that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement or requisite party or parties in accordance with the Intercreditor Agreement on or prior to the date on which the applicable transfer or assignment from the applicable Existing Lender to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as such Existing Lender would have been had it remained a Lender.

(f)	An Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to a New Lender, assign to that New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under any Finance Document.

25.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees, the New Lender shall, on the date upon which an assignment or transfer by the Existing Lender to the New Lender takes effect, pay to the Facility Agent (for its own account) a fee of U.S.$2,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor or any other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender (which makes any assignment or transfer to such New Lender), the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and/or any other Finance Document and has not relied exclusively on any information provided to it by such Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment (or any commitment represented thereby) is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by a New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer by the Existing Lender of any or all of its rights and obligations under this Agreement to the New Lender is effected on the Transfer Date in respect of such transfer in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender (in respect of such transfer). The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations and internal policies in relation to the transfer to such New Lender (the subject of such Transfer Certificate).

(c)	On the Transfer Date in respect of a transfer by the Existing Lender to the New Lender:

(i)	to the extent that in the Transfer Certificate relating to such transfer the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Facility Agent, the Mandated Lead Arrangers, the Security Agent, the New Lender, the other Lenders and the Hedge Counterparties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the

New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Mandated Lead Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment by the Existing Lender of any or all of its rights under this Agreement to the New Lender may be effected on the Transfer Date in respect of such assignment in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement (in respect of such assignment) delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations and internal policies in relation to the assignment to such New Lender (the subject of such Assignment Agreement).

(c)	On the Transfer Date in respect of an assignment by the Existing Lender to the New Lender:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement relating to such assignment;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in such Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	A Lender may utilise procedures other than those set out in this Clause 25.6 to assign its rights under any Finance Document (but not, without the consent of the relevant Obligor party to such Finance Document or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by that Lender nor the assumption of equivalent obligations by the applicable New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty (as defined in the Intercreditor Agreement) shall, at the same time, become a Party to this Agreement as a “Hedge Counterparty” in accordance with clause 19.10 (Creditor Accession Undertaking) of the Intercreditor Agreement.

25.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release such Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for such Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Transaction Obligor or grant to any person any more extensive rights than those required to be made or granted to such Lender under the Finance Documents.

25.10	Exclusion of Facility Agent’s and Security Agent’s liabilities

In relation to any assignment or transfer pursuant to this Clause 25, each Party acknowledges and agrees that neither the Facility Agent nor the Security Agent shall be obliged to:

(a)	enquire as to the accuracy of any representation or warranty made by, or the status of, any person in respect of its eligibility as a Lender;

(b)	attend to any registration or perfection requirements required in connection with such assignment or transfer or to ensure that such registration or perfection requirements are completed; and/or

(c)	provide any New Lender with any information regarding any previous amendments or waivers in relation to any Finance Document.

25.11	Sub-participation

For the avoidance of doubt, each Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person provided that sub-participations shall not result in increase in amounts payable by the Borrower to such Lender.

26.	DEBT PURCHASE TRANSACTIONS

26.1	Prohibition on Debt Purchase Transactions by the Obligors and the Group

None of the Obligors shall, and the Borrower shall procure that no other Group Member or Transaction Obligor will, be a Lender or enter into any Debt Purchase Transaction or beneficially own (directly or indirectly) all or any part of the Equity Interests in a person that is a Lender (excluding any Equity Interests in a Lender where such Equity Interests are listed and publicly traded on any stock or securities exchange or market and such Equity Interests do not exceed 5% of the aggregate Equity Interests (of any class) in such Lender) or be a party to a Debt Purchase Transaction of the type referred to in paragraph (b) or (c) of the definition of “Debt Purchase Transaction”.

26.2	Restrictions on Debt Purchase Transactions by Sponsor Affiliates

The Borrower shall ensure that no Sponsor Affiliate enters into a Debt Purchase Transaction, if, as a result of that Debt Purchase Transaction, the aggregate principal amount of the Loan and/or commitment in respect of the Facility held or beneficially owned by, or the economic interest in which is held by, or in respect of which a sub-participation arrangement (or other agreement or arrangement having a substantially similar economic effect) is made in favour of, any or all of the Sponsor Affiliates (whether by being a Lender or via a Participation or otherwise) would, immediately after the completion of that Debt Purchase Transaction, exceed 20% of the aggregate outstanding Loan or of the Total Commitments.

26.3	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate:

(i)	holds or beneficially owns (or holds the economic benefit or effect of) any Commitment (or any commitment represented thereby) or any participation in the Loan; or

(ii)	has entered into a sub-participation agreement relating to any Commitment (or any commitment represented thereby) or any participation in the Loan, or any other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then notwithstanding any other provision of this Agreement or any other Finance Document, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	the consent of Lenders holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or participations in the Loan; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

such Commitment and such participation in the Loan shall be deemed to be zero, and each of such Sponsor Affiliate, and each person with whom it has entered into such sub-participation, other agreement or arrangement, shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless, in the case of a person that is not a Sponsor Affiliate, it is a Lender by virtue otherwise than holding or beneficially owning (or holding the economic benefit or effect of) any Commitment (or any commitment represented thereby) or any participation in the Loan to which (i) or (ii) applies).

(b)	Each Lender shall, unless such Debt Purchase Transaction falls within paragraph (a) of the definition of “Debt Purchase Transaction”, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

26.4	Sponsor Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Sponsor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant (or similar capacity) shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Facility Agent of the extent of the Commitment (or any commitment represented thereby), the Loan or any other amount outstanding to which that Debt Purchase Transaction relates. The Facility Agent shall promptly disclose such information to the Lenders.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and transfers by Obligors

No Obligor shall, and each Obligor shall ensure that no other Group Member shall, assign any of its rights or transfer any of its rights or obligations under any of the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.9 (“Know your customer” checks), the Borrower may request that any Group Member become party hereto as a “Guarantor” (which Group Member, subject to the Security Principles, shall at the same time grant Transaction Security in accordance with the Security Principles and shall accede to the Intercreditor Agreement as a “Debtor” (as defined in the Intercreditor Agreement)).

(b)	Without prejudice to Clause 23.45 (Conditions subsequent: hedging and security), the Borrower shall procure that:

(i)	each Offshore Group Member which is a Material Company shall, subject to the Security Principles, as soon as reasonably practicable and in any event within 90 days of becoming a Material Company, become party hereto as a “Guarantor” and party to the Intercreditor Agreement as a “Debtor” (as defined in the Intercreditor Agreement);

(ii)	each Obligor shall grant Transaction Security over its assets in accordance with the Security Principles promptly (in any event within 90 days) upon such Obligor’s becoming an Obligor and (to the extent not already subject to Transaction Security) as soon as reasonably practicable upon acquisition of any such asset.

(c)	A Group Member (“Proposed Additional Guarantor”) shall become party hereto as a “Guarantor” if:

(i)	the Borrower and such Proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Deed (in respect of the accession of such Proposed Additional Guarantor as a “Guarantor”); and

(ii)	the Facility Agent has received, or waived the requirement to receive, all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Proposed Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably).

(d)	The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received, or waived the requirement to receive, (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to a Proposed Additional Guarantor.

(e)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor that is a Group Member (other than the Parent, WXAT BVI or any other Material Company falling within any of paragraphs (c), (d), (e) and (f) of the definition of “Material Company”) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter if:

(i)	all of the Equity Interests in that Guarantor are being disposed of by way of a Third Party Disposal (as defined below) and the Borrower has confirmed this is the case;

(ii)	it is proposed that such Guarantor will cease to be a Guarantor for the purposes of its winding up or liquidation, provided that such winding up or liquidation is a Permitted Transaction; or

(iii)	subject to clause 3.3 (Restriction on amendments and waivers: SFA guarantee) of the Intercreditor Agreement, either (A) all Lenders have consented to the resignation of that Guarantor as Guarantor or (B) such Guarantor is not the Parent, WXAT BVI or any Material Company falling within any of paragraphs (c), (d), (e) and (f) of the definition of “Material Company” and after such resignation the Borrower and the Group will still be in compliance with the requirements of Clause 23.30 (Guarantors) (and the Borrower has confirmed that this is the case in such Resignation Letter), and (in each case under (i), (ii) or (iii)) no Default under Clause 24.1 (Non-payment) or Event of Default is continuing.

For such purposes, “Third Party Disposal” means the disposal of the Equity Interests in a Guarantor (other than the Parent, WXAT BVI or any Material Company falling within any of paragraphs (c), (d), (e) and (f) of the definition of “Material Company”) to a person which is not an Obligor or a Group Member where that disposal (A) is permitted under Clause 23.14 (Disposals) or made with the approval of the Majority Lenders (and the Borrower has confirmed this is the case) and (B) does not constitute a Distressed Disposal (as defined in the Intercreditor Agreement).

(b)	Subject to paragraph (a) of clause 19.13 (Resignation of a Debtor) of the Intercreditor Agreement, the Facility Agent shall accept and countersign a Resignation Letter (in respect of the resignation of a Guarantor) and notify the Borrower and the Lenders of its acceptance if:

(i)	the Borrower has confirmed that no Default under Clause 24.1 (Non-payment) or Event of Default is continuing or would result from the acceptance of that Resignation Letter;

(ii)	no payment is due from that Guarantor under Clause 19 (Guarantee and indemnity) or otherwise in its capacity as a Guarantor under any Finance Document; and

(iii)	the Borrower has confirmed that, to the extent applicable, it shall ensure that the Disposal Proceeds (with respect to any disposal of the Equity Interests in that Guarantor) will be applied in accordance with Clause 8.2 (Disposal, Insurance and Recovery Proceeds).

(c)	The resignation of a Guarantor shall not be effective and that Guarantor shall not cease to be a Guarantor until the Resignation Letter (in respect of such resignation) has been accepted and countersigned by the Facility Agent and (in the case of paragraph (a)(i), the date of consummation of the relevant Third Party Disposal referred to in paragraph (a)(i). Upon the effectiveness of the resignation of a Guarantor in accordance with the foregoing, that Guarantor shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

27.4	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by each Group Member party thereto that the Repeating Representations are true and correct in relation to it as at the date of such delivery as if made by reference to the facts and circumstances then existing.

27.5	Resignation and release of security on disposal

If all of the Equity Interests in a Guarantor are or are proposed to be the subject of a Third Party Disposal then:

(a)	where that Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the Equity Interests in that Guarantor, the Security Agent shall, at the cost and request of the Borrower, release those assets, business or Equity Interests from Transaction Security and issue certificates of non-crystallisation; and

(b)	any resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only upon the consummation of that Third Party Disposal.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE FACILITY AGENT, THE MANDATED LEAD ARRANGERS AND OTHERS

28.1	Appointment of the Facility Agent

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arrangers and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if such right, power, authority or discretion relates to any matter that the requires the consent or instructions of all of the Lenders pursuant to the terms of the applicable Finance Document(s); and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the applicable Finance Document(s) stipulates that instructions from or consent of any other Lender or any group of Lenders are required, from that other Lender or that group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent and the Facility Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of any matter that requires the instructions or consent of any other Lender or group of Lenders under the applicable Finance Document(s) and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceeding relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Facility Agent

(a)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (b) above shall not apply to any Fee Letter, any Hedging Letter, any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, or fee payable to a Finance Party (other than the Facility Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall provide to the Borrower, within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic email address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents, it being acknowledged by the Borrower that, other than in circumstances where communications are to be made pursuant to Clause 33.4 (Communication when Facility Agent is Impaired Agent), it will not communicate with the Lenders directly but will instead communicate with the Lenders through the Facility Agent.

(h)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers shall have any obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Facility Agent and/or any of the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent or the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

The Facility Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member or any Transaction Obligor.

28.7	Rights and discretions

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document (including, any notice given by a Lender pursuant to paragraph (b) or (c) of Clause 26.3 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document;

(ii)	reply on any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(iii)	rely on the split of votes notified by a Lender to it to (whether to reflect the instructions of that Lender’s Participant (without having to make any enquiries as to the Participant or that Lender’s arrangement or agreement with the Participant) or otherwise);

(iv)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(v)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents and the Facility Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of, any such person,

unless such error or such loss was directly caused by the Facility Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent.

(h)	Without prejudice to the generality of paragraph (g) above, the Facility Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender (to the extent that the Facility Agent is aware) to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent or the Mandated Lead Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Facility Agent may not disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation

None of the Facility Agent or the Mandated Lead Arrangers is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arrangers, any Transaction Obligor or any other person in or in connection with any Finance Document, the Base Case Model, the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party or any Transaction Obligor of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Facility Agent will not be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action; or

(iv)	having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent, in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent may rely on this Clause 28.10 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to each of the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which such loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Facility Agent

(a)

Each Lender shall (in the proportion borne by its Commitment to the Total Commitments or, if the Total Commitments are then zero, in such proportion immediately prior to the reduction of the Total Commitments to zero) indemnify the Facility Agent, within five Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to payment systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents), unless the Facility Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document in respect of such cost, loss or liability.

(b)	Subject to paragraph (c) below, the Borrower shall as soon as reasonably practicable on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement under paragraph (b) above relates to a liability of the Facility Agent to an Obligor.

28.12	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Facility Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as Facility Agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a Party to this Agreement as Facility Agent) agree with the Borrower and the proposed successor Facility Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees and those amendments will bind the Parties.

(e)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrower shall, within five Business Days of written demand, reimburse the retiring Facility Agent for the amount of all reasonable and documented costs and expenses (including legal fees, subject to any agreed cap) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor Facility Agent.

(g)	Upon the appointment of a successor Facility Agent, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Facility Agent) and this Clause 28 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) the date of such appointment of such successor Facility Agent). Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original Party.

28.13	Replacement of the Facility Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders in the proportion referred to in Clause 28.11 (Lenders’ indemnity to the Facility Agent)) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent pursuant to paragraph (a). As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Facility Agent) and this Clause 28 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent or the Mandated Lead Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

28.15	Relationship with the Lenders

(a)	The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.1 (Communications in writing)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and of Clause 33.1 (Communications in writing) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each of the Facility Agent, the Security Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each Transaction Obligor and each Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy or completeness of the Base Case Model, the Reports and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate, if any) ceases to be a Lender, the Facility Agent shall (if so requested by the Majority Lenders and in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that first-mentioned amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount so deducted in or towards satisfaction of such first-mentioned amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.19	Reliance and engagement letters

Each of the Finance Parties and the Secured Parties confirms that each of the Mandated Lead Arrangers, the Facility Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by any of the Mandated Lead Arrangers, the Facility Agent or the Security Agent) the terms of any reliance letter or engagement letters relating to any of the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

(a)	If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from or in respect of a Transaction Obligor (a “Relevant Obligor”) other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	that Recovering Finance Party shall, within three Business Days, notify details of that receipt or recovery, to the Facility Agent;

(ii)	the Facility Agent shall determine whether that receipt or recovery is in excess of the amount which that Recovering Finance Party would have been paid had that Recovered Amount been received or recovered by the Facility Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to such receipt, recovery or distribution; and

(iii)	that Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to the amount of such Recovered Amount less any amount which the Facility Agent determines may be retained by that Recovering Finance Party as its share of any payment to be made (by reference to such Recovered Amount had it been received or recovered and distributed by the Facility Agent) in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Facility Agent shall treat such Sharing Payment as if it had been paid by such Relevant Obligor and distribute it between the Finance Parties (other than that Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations owing to such Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 30.2 (Redistribution of payments), as between such Relevant Obligor and such Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by such Relevant Obligor (and such Relevant Obligor shall (or, if such Relevant Obligor is not party hereto, the Borrower shall) be liable to such Recovering Finance Party for a debt equal to such Sharing Payment, which debt is immediately due and payable).

30.4	Reversal of redistribution

To the extent that any part of such Recovered Amount received or recovered by such Recovering Finance Party (which Recovered Amount gives rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to (i) its share of such Sharing Payment (which is attributable to such Recovered Amount so repayable and repaid by that Recovering Finance Party) and (ii) an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on such Recovered Amount (to which such Sharing Payment is attributable) which that Recovering Finance Party is required to pay ((i) and (ii) being collectively the “Redistributed Amount”); and

(b)	as between such Relevant Obligor and each Sharing Finance Party, an amount equal to such Redistributed Amount will be treated as not having been paid by that Relevant Obligor (and such Relevant Obligor shall (or, if such Relevant Obligor is not party hereto, the Borrower shall) be liable to such Sharing Finance Party for a debt equal to such Redistributed Amount, which debt is immediately due and payable.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that such Recovering Finance Party would not, after making any payment pursuant to this Clause 30, have a valid and enforceable claim against such Relevant Obligor (if such Relevant Obligor is party hereto) or the Borrower as contemplated by Clause 30.3 (Recovering Finance Party’s rights) or paragraph (b) of Clause 30.4 (Reversal of redistribution) (if such Relevant Obligor is not party hereto).

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which that Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of such legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the currency (of such payment) in the place of payment.

(b)	Such payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Facility Agent, in each case, specifies.

(c)	Each payment of any amount made by any Transaction Obligor to the Facility Agent in accordance with any Finance Document (including paragraph (a) above) is made to the Facility Agent for and on behalf of each Finance Party to whom such amount is owing. The payment of any such amount to the Facility Agent shall not in any way affect or prejudice the separate and independent nature of the debt owing to each such Finance Party, which may be enforced individually by each such Finance Party in the event that all or part of such debt remains unpaid when due.

31.2	Distributions by the Facility Agent

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.18 (Deduction from amounts payable by the Facility Agent), Clause 31.3 (Distributions to an Obligor), Clause 31.4 (Clawback and pre-funding), Clause 31.6 (Partial payments) and the Intercreditor Agreement, be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive such payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of the currency of such payment.

(b)	The Facility Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lenders indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any assignment or transfer by any Lender and any increase in Commitment(s) becomes effective pursuant to Clause 25 (Changes to the Lenders) or Clause 2.2 (Increase) to the Lenders so entitled immediately before such assignment, transfer or increase took place regardless of the period to which such payments relate.

31.3	Distributions to an Obligor

The Facility Agent may (with the prior written consent of the Obligor referred to below or in accordance with Clause 32 (Set-off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower (in respect of the Loan to be made to the Borrower) (“Pre-funding Amount”) before receiving funds from the Lenders in respect of the Loan, then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive such funds from a Lender in respect of any such Pre-funding Amount which it paid to the Borrower:

(i)	the Facility Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund such Pre-funding Amount to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that Pre-funding Amount before receiving those funds from that Lender.

31.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent for the account of any person in accordance with Clause 31.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to that person; or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to that person, pay that amount (or the relevant part of that amount payable to that person) to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making that payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”),

in each case such payment must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on any amount standing to the credit of that trust account shall be for the benefit of such Recipient Party or such Recipient Parties pro rata to their respective entitlements of such amount.

(c)	A Party which has made a payment in accordance with this Clause 31.5 in respect of any amount payable to any Recipient Party or Recipient Parties under any Finance Document shall be discharged of the obligation to make such payment to such Recipient Party or such Recipient Parties under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Facility Agent in accordance with Clause 28.13 (Replacement of the Facility Agent), each Paying Party that has made any payment to a trust account in accordance with this Clause 31.5 in respect of any amount payable to any Recipient Party or Recipient Parties under any Finance Document shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below with respect to such trust account)

give all requisite instructions to the bank with whom such trust account is held to transfer the amount of such payment (together with any accrued interest) to the successor Facility Agent for distribution to such Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Facility Agent).

(e)	A Paying Party that has made a payment into a trust account (on account of any amount payable by such Paying Party to a Recipient Party) in accordance with this Clause 31.5 shall, promptly upon request by that Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above (with respect to such trust account); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with which that trust account is held to transfer the amount of such payment so paid into and held in such trust account (together with any accrued interest thereon) to that Recipient Party.

31.6	Partial payments

(a)	Subject to the provisions of the Intercreditor Agreement, if the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents from a Transaction Obligor that is insufficient to discharge all the amounts then due and payable by that Transaction Obligor and/or (if different) the Borrower under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Transaction Obligor and/or (if different) the Borrower under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent and/or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by any Transaction Obligor.

31.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a), interest is payable on such principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of the Loan or any Unpaid Sum or a part of the Loan or any Unpaid Sum shall be made in the currency in which the Loan or that Unpaid Sum is denominated, pursuant to this Agreement or the applicable Finance Document, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which that interest is payable was denominated, pursuant to this Agreement or the applicable Finance Document, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect that change in currency.

31.11	Disruption to payment systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, such Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

33.	NOTICES

33.1	Communications in writing

Any communication to be made by a Party to another Party under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or electronic mail (“email”) (including scanned signed document where such document is required by the Finance Documents or the Facility Agent to bear a signature or other attachments), fax or letter.

33.2	Addresses

The email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Borrower, that identified with its name below;

(b)	in the case of any Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute email address, address, fax number or department or officer as that Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one Party to another Party under or in connection with the Finance Documents will be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of such Party to whom such communication or document is to be made or delivered;

(ii)	if by way of posting by any Party on a Designated Website pursuant to Clause 33.5 (Use of websites), one Business Day after such posting;

(iii)	if by way of fax, only when received in legible form; or

(iv)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and (in the case of any of paragraphs (i), (iii) and (iv) above) if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is sent to the correct fax number or email address(es) or, in the case of a letter, expressly marked for the attention of the department or officer identified with the Facility Agent’s or, as the case may be, the Security Agent’s signature below (or any substitute department or officer as the Facility Agent or, as the case may be, the Security Agent shall specify for this purpose).

(c)	Subject to Clause 33.4 (Communication when Facility Agent is Impaired Agent), all notices from or to an Obligor to or by another Party under or in connection with the Finance Documents shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, (a) the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (b) (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed to replace such Impaired Agent.

33.5	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting such information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of such information by this method;

(ii)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	such information is in a format previously agreed between the Borrower and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply such information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under paragraph (c)(i) or (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to that notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within 10 Business Days.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates, provided that such certification or determination shall set out the basis of the applicable calculation in reasonable detail.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No waiver or election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Intercreditor Agreement

This Clause 37 is subject to the terms of the Intercreditor Agreement.

37.2	Required consents

(a)	Subject to Clause 37.3 (All Lender matters) and Clause 37.4 (Other exceptions), any term of the Finance Documents (other than the Commitment Letter and the Fee Letters) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 28.7 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement or any other Finance Document.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of any or all of the Guarantors.

(e)	Without prejudice to paragraph (a) above, for the purposes of determining (i) Majority Lenders or (ii) whether the consent, instruction or vote of (A) Lenders holding any applicable percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments and/or participations in respect of the Loan or (B) any group of Lenders has been obtained in respect of any matter (including any amendment or waiver relating to any Finance Document), a Lender may split its votes (as attributable to its Commitment and/or its participations in respect of the Loan) in whatever percentages it may specify, and may exercise such votes in different ways (and shall for such purpose be construed as different Lenders holding such percentages of such Commitment and/or such percentages of such participations in respect of the Loan as so specified by such Lender respectively), provided that (for the avoidance of doubt) the aggregate of such percentages shall not exceed 100%.

37.3	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” and “Change of Control” (including any related definitions thereto) in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any change to any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(f)	a change to an Obligor (other than in accordance with Clause 27 (Changes to the Obligors)) or a change to any other Transaction Obligor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment and cancellation), Clause 9.9 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 26 (Debt Purchase Transactions), Clause 30 (Sharing among the Finance Parties), this Clause 37, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction);

(i)	any amendment to the order of priority or subordination under the Intercreditor Agreement;

(j)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any guarantee and/or indemnity granted under Clause 19 (Guarantee and indemnity)or any other Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of any Transaction Security are distributed,

(except in the case of paragraph (j)(ii) or (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document);

(k)	the release of any guarantee and/or indemnity granted under Clause 19 (Guarantee and indemnity) or any other Guarantee or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document;

(l)	any change to any term of any Finance Document relating to the release of any guarantee or indemnity granted under Clause 19 (Guarantee and indemnity) or any other Guarantee or of any Transaction Security; or

(m)	any increase in the principal amount of Secured Obligations that have the benefit of any Transaction Security,

shall not be made, or given, without the prior consent of all the Lenders.

37.4	Other exceptions

In addition to Clause 37.2 (Required consents), an amendment or waiver which relates to the rights or obligations of the Facility Agent, any Mandated Lead Arrangers, the Security Agent or a Hedge Counterparty (each in its capacity as such) may not be effected without the consent of the Facility Agent, that Mandated Lead Arranger, the Security Agent or, as the case may be, that Hedge Counterparty.

37.5	Excluded Commitments

(a)	Subject to paragraph (b), if any Lender (including a Defaulting Lender) fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made (unless, in either case, the Borrower and the Facility Agent agree to a longer time period in relation to any request) or abstains from accepting or rejecting such a request:

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether the consent of Lender(s) holding any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of the Lenders or any group of Lenders has been obtained to approve that request.

(b)	Paragraph (a) shall not apply to any Lender in respect of any request for any consent, waiver, amendment of or in relation to any Excluded Matter. For such purposes an “Excluded Matter” in respect of any Lender means:

(i)	any matter that falls within Clause 37.3 (All Lender matters) and that (A) has the effect of increasing any obligations of such Lender or (B) has the effect of adversely affecting such Lender in a manner that is disproportionate to the effect of such matter on the other Lenders;

(ii)	any matter that falls within paragraph (b) of Clause 37.3 (All Lender matters) and that relates to any amount that is owing or any payment that is to be made to such Lender;

(iii)	any matter that falls within paragraph (c) of Clause 37.3 (All Lender matters) and that has the effect of reducing the amount of any payment of outstanding principal, or any interest, fees or commission already accrued, in favour of such Lender; or

(iv)	any matter that falls within paragraph (d) of Clause 37.3 (All Lender matters) and that has the effect of changing the currency of any payment to or the currency of denomination of any amount owing to such Lender.

37.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below);

(ii)	any Lender has become and continues to be a Defaulting Lender; or

(iii)	the Borrower becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay any amount pursuant to Clause 15.1 (Increased costs), paragraph (c) of Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender,

(such Lender being a “Replaced Lender”) then the Borrower may, on five Business Days’ prior written notice to the Facility Agent and such Replaced Lender:

(A)	replace such Replaced Lender by requiring such Replaced Lender to (and, to the extent permitted by law, such Replaced Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (that is not an Obligor, any Group Member, any Affiliate of any of the foregoing or any Sponsor Affiliate) (a “Replacement Lender”) selected by the Borrower and which confirms (x) its willingness to assume and does assume all the obligations of such Replaced Lender in accordance with Clause 25 (Changes to the Lenders) and (y) (in the case where such Replaced Lender is a Non-Consenting Lender) its consent or agreement to the waiver or amendment (that is the subject of the applicable Non-Consenting Event which constitutes such Replaced Lender as a Non-Consenting Lender) for a purchase price in cash (without deduction or withholding) payable at the time of such transfer in an amount equal to the aggregate of the outstanding principal amount of such Replaced Lender’s participation in the Loan and all accrued interest (whether or not due) and other costs, expenses and other amounts payable in relation thereto or outstanding in favour of such Replaced Lender under the Finance Documents and the amount of Break Costs that would have been payable under Clause 12.4 (Break Costs) had all of such Replaced Lender’s participation in the Loan, such accrued interest and such other costs, expenses and other amounts been paid by the Borrower to such Replaced Lender at the time of such transfer and had a demand been made under Clause 12.4 (Break Costs) in connection therewith (provided that such Replaced Lender shall have certified the amount of such Break Costs as if such transfer constituted a payment or recovery falling under Clause 12.4 (Break Costs)). For the avoidance of doubt, no Lender shall have any obligation to agree to be a Replacement Lender; or

(B)	prepay in cash at par all (and not part only) of such Lender’s participation in the outstanding Loan, together with all accrued interest (whether or not due) and other costs, expenses and other amounts payable in relation thereto or outstanding in favour of such Replaced Lender under the Finance Documents and the amount of Break Costs relating to such prepayment (provided that a demand has been made by such Replaced Lender for such Break Costs) (and such Lender shall not be obliged to comply with Clause 5.4 (Lenders’ participation) with respect to the Loan or any part thereof)) upon and after receipt of notice by such Lender).

(b)	For the avoidance of doubt, (subject to Clause 37.7 (Disenfranchisement of Defaulting Lenders) in the case of a Defaulting Lender) until such time that a Replaced Lender’s Commitment and/or participation in the Loan has been transferred and/or prepaid in full, that Lender’s Commitment and/or participation in the Loan shall continue to be included for the purpose of calculation the Total Commitments or participations in the Loan when ascertaining (including retrospectively) and such Replaced Lender shall continue to be treated as a Lender whether the agreement of Lenders holding any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations in the Loan has been obtained (or whether the agreement of the Lenders or a group of Lenders has been obtained) in respect of a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of any Finance Document.

(c)	The replacement of a Replaced Lender pursuant to this Clause 37.6 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor such Replaced Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement or prepayment of a Non-Consenting Lender such replacement or prepayment must take place no later than 30 days (in the case of transfer pursuant to sub-paragraph (A) of paragraph (a)) or 15 days (in case of prepayment pursuant to sub-paragraph (B) of paragraph (a)) after the date on the Non-Consenting Event constituting such Replaced Lender Non-Consenting Lender first arose;

(iv)	in the event of a replacement or prepayment of a Replaced Lender (other than a Non-Consenting Lender) such replacement or prepayment must take place no later than 60 days (in the case of transfer pursuant to sub-paragraph (A) of paragraph (a)) or 30 days (in the case of prepayment) pursuant to sub-paragraph (B) of paragraph (a) after the date on which that Lender is deemed a Defaulting Lender;

(v)	in no event shall such Replaced Lender be required to pay or surrender to such Replacement Lender any of the fees received by such Replaced Lender pursuant to the Finance Documents;

(vi)	any prepayment or repayment under this Clause 37.6 shall be made and funded in cash solely from (A) Non-Operating Sources or (B) Cash held by the Borrower in respect of which it is able to make a lawful Distribution falling within paragraph (e) of the definition of “Permitted Distribution” and which Cash is not reserved or set aside for any particular purpose (and, upon the making of such prepayment or repayment out of such Cash falling within this part (B), the amount of Distribution that would otherwise be permitted to be made pursuant to paragraph (e) of the definition of “Permitted Distribution” shall be reduced by the amount of such Cash);

(vii)	such Replaced Lender shall only be obliged to transfer its rights and obligations under this Agreement pursuant to paragraph (a) above once each of it, the Facility Agent and the Security Agent are satisfied that they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations and internal policies in relation to that transfer and if the documentation in relation to that transfer is based on standard form LMA transfer documentation (and as otherwise prescribed by Clause 25 (Changes to the Lenders));

(viii)	in the event of a replacement of a Defaulting Lender that is also a Hedge Counterparty, the Borrower shall be entitled to terminate the Hedging Agreements with such Defaulting Lender, provided that the Borrower shall replace such Hedging Agreements within 90 days of such termination; and

(ix)	in the case of paragraph (a)(iii), such Replaced Lender shall only be obliged to transfer its rights and obligations under this Agreement pursuant to paragraph (a) above if at the time of such transfer the circumstances giving rise to the Borrower’s obligation to repay any amount in accordance with Clause 7.1 (Illegality) or to pay any additional amount pursuant to Clause 15.1 (Increased costs), paragraph (c) of Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) (as the case may be) to such Replaced Lender is continuing.

(d)	A Replaced Lender shall perform the checks described in paragraph (c)(vii) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

(e)	In the event that:

(i)	the Borrower or the Facility Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	such consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lender(s) whose Commitment(s) aggregate more than 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85% of the Total Commitments prior to the reduction of the Total Commitments to zero) have given such consent or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender” (and such event or circumstance shall be referred to as a “Non-Consenting Event”).

37.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	the agreement of the Lenders holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of the Lenders or any group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will (for such purpose) be deemed to have been reduced by the amount of its Available Commitment and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (a)(i) and (a)(ii) above.

(b)	For the purposes of this Clause 37.7, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless the Facility Agent has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent), or the Facility Agent is otherwise aware, that the Lender concerned has ceased to be a Defaulting Lender.

37.8	Revolving Credit Facility

Each Lender shall consider in good faith any request by any Group Member to provide such Group Member with a revolving credit facility on such terms as such Lender and such Group Member may agree.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates, head offices, branches, representative offices and Related Funds and any of its or their respective officers, directors, employees, professional advisers, auditors, service providers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if such recipient is subject to professional obligations to maintain the confidentiality of such Confidential Information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, or any Representatives or professional advisers of any of the foregoing;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, (A) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors or (B) any Participation Agreement, or to any of that person’s Affiliates, Related Funds, or any Representatives or professional advisers of any of the foregoing;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (b) of Clause 28.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	who acquires or is proposing to acquire any majority interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, that Finance Party, or any Representative or professional adviser of such person;

(vi)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (including any regulation issued under the Banking Act, Chapter 19 of Singapore and applicable to banks in Singapore in relation to the prevention of money laundering and/or countering the financing of terrorism);

(vii)	to whom information is required to be disclosed in connection with, and/or for the purposes of, any litigation, arbitration, administrative, regulatory or other investigations, proceedings or disputes;

(viii)	for the purposes of or in connection with the preservation or enforcement of any Transaction Security;

(ix)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ rights);

(x)	to any person for the purpose of obtaining a valuation in connection with a Participation Agreement;

(xi)	to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto;

(xii)	who is a Party; or

(xiii)	with the consent of any Obligor;

in each case, such Confidential Information (including, for the avoidance of doubt, a copy of any Finance Document and any information which that Finance Party has acquired under or in connection with any Finance Document) as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if such person is a professional adviser and is subject to professional obligations to maintain the confidentiality of such Confidential Information;

(B)	in relation to paragraphs (b)(iv) and (b)(v) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(vi), (b)(vii), (b)(viii) and (b)(ix) above, the person to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if such service provider to whom such Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and that Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors.

38.3	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(vi) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.6	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Transaction Obligors under or in connection with the Finance Documents have been paid in full and none of the Finance Parties is under any actual or contingent obligation to make available any advance or financial accommodation under any Finance Document; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of that Finance Document.

40.	U.S.A. PATRIOT ACT

Each Finance Party hereby notifies each Transaction Obligor that pursuant to the requirements of the U.S.A. Patriot Act, such Finance Party may be required to obtain, verify and record information that identifies such Transaction Obligor, which information includes the name and address of such Transaction Obligor and other information that will allow such Finance Party to identify such Transaction Obligor in accordance with the U.S.A. Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties and the Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and the Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Parent, each of the Obligors (other than an Obligor incorporated in Hong Kong):

(i)	irrevocably appoints The Law Debenture Corporation (H.K.) Limited as its agent for service of process in relation to any proceedings before the courts of Hong Kong in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify such Obligor of any such process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process in respect of any Obligor is unable for any reason to act as agent for service of process in respect of such Obligor, the Borrower (on behalf of such Obligor) must immediately (and in any event within seven days of such event taking place) appoint another agent for accepting service of process in Hong Kong on behalf of such Obligor on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for accepting service of process in Hong Kong on behalf of such Obligor, which appointment shall be binding on the Obligors.

(c)	Each of the Obligors expressly agrees and consents to the provisions of this Clause 42 and Clause 41 (Governing law).

(d)	An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the courts of Hong Kong in connection with any Finance Document, subject to notifying the Facility Agent accordingly. In the case of any replacement of an existing agent for such service of process, following the new process agent’s appointment and notification to the Facility Agent of such new appointment, the existing process agent may resign.

43.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each Party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part I

The Original Lenders

Name of Original Lender	Commitment (U.S.$)
Ping An Bank Co., Ltd. ( )	U.S.$	400,000,000
Shanghai Pudong Development Bank Co., Ltd. ( )	U.S.$	400,000,000
Total:	U.S.$	800,000,000

Part II

The Original Hedge Counterparties

None.

Schedule 2

Conditions Precedent

Part IA

Initial conditions precedent

1.	Original Obligors

(a)	A copy of the Constitutional Documents of each of the Original Obligors and, in each case, if applicable, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificates of good standing issued by the Registrar of Companies of the Cayman Islands, in each case, dated no earlier than 10 Business Days before the date on which the Legal Opinions referred to in paragraph 7 below are (or are to be) issued.

(b)	A copy of a resolution of the board of directors of each of the Original Obligors:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Parent, authorising the Borrower to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each of the Original Obligors (other than the Parent) approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is a party and (if required) a copy of a resolution signed by all the holders of the issued shares of the Borrower approving any amendments to its memorandum and articles of association.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of the Parent (signed by a director) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of each Original Obligor certifying that each copy document relating to it (or, in the case of the Borrower, each other copy document) specified in this Part IA of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Utilisation Request.

2.	Finance Documents

(a)	The Intercreditor Agreement executed by the parties thereto (other than the Finance Parties).

(b)	This Agreement executed by the parties thereto (other than the Finance Parties).

(c)	The Fee Letters executed by the parties thereto.

(d)	The Commitment Letter executed by the parties thereto.

(e)	The Hedging Letter executed by the parties thereto (other than the Finance Parties).

(f)	Each Report Proceeds Letter executed by the parties thereto.

3.	Security

(a)	A copy (with at least two originals to follow promptly) of each of the following Transaction Security Documents executed by the parties thereto (other than the Finance Parties):

(i)	the Assignment Agreement (Parent);

(ii)	the Share Charge (Mergerco);

(iii)	the Debenture (Borrower);

(iv)	the Account Charge (Borrower); and

(v)	the Share Charge (Target).

(b)	A copy of all notices required to be sent, and acknowledgments thereto required to be delivered, under the Transaction Security Documents referred to in paragraph (a) above executed by the applicable parties as required by such Transaction Security Documents (where such notices and acknowledgments are required to be delivered on the date of execution of such Transaction Security Document or otherwise before the date of the Utilisation Request).

(c)	A copy (with originals to follow promptly) of all share certificates, all transfers and share transfer forms or equivalent duly executed by the applicable Original Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under the Transaction Security Documents referred to in paragraph (a) above) and other documents of title and deliverables (including any directors’ resignation and authorisation letters, deed of undertaking and confirmation, deed of appointment and letter of instruction) to be provided under the Transaction Security Documents referred to in paragraph (a) above (other than the documents of title and deliverables in respect of Equity Interests in the Target to be secured under the Share Charge (Target) and the updated and annotated register of members of the Target to reflect the Acquisition which are to be delivered under Clause 23.44 (Conditions subsequent: Acquisition)).

(d)	A certified copy of the register of mortgages and charges of each Original Obligor including details of any Transaction Security Document pursuant to which such Original Obligor has granted Transaction Security.

(e)	A certified copy of the register of members of Mergerco duly annotated pursuant to the terms of the Share Charge (Mergerco).

4.	Merger

(a)	A copy of each of (i) the Merger Documents (other than the Merger Plan) executed by the parties to it, (ii) the Paying Agent Agreement executed by the parties to it (the terms of which being consistent with the Merger Documents in all material respects) and (iii) the form of the Constitutional Documents of the Target following the Closing Date.

(b)	A certificate of the Borrower (signed by a director) detailing the estimated Merger Costs (which may be satisfied by attaching the Funds Flow Statement detailing such estimated Merger Costs).

(c)	A certificate of the Borrower (signed by a director) certifying that:

(i)	the conditions under the Merger Documents have been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties or where such waiver is granted with the consent of the Mandated Lead Arrangers) (other than (A) payment of the Merger Consideration and (B) such other conditions which are by their nature only capable of being satisfied on the Closing Date and are contemplated under the Acquisition Agreement as being due to be satisfied on the Closing Date);

(ii)	no condition to completion of the Acquisition has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Finance Parties (except with the consent of the Mandated Lead Arrangers); and

(iii)	no corporate action, legal proceeding or other procedure or step described in Clause 24.7 (Insolvency proceedings) or creditors’ process described in Clause 24.8 (Creditors’ process) has been taken or, to the knowledge of the Borrower (having made due and careful enquiry), threatened in relation to the Target and none of the circumstances described in Clause 24.6 (Insolvency) applies to the Target.

(d)	A copy of the form of the Merger Plan to be signed by a director of the Borrower and a director of the Target and to be filed with the Registrar of Companies of the Cayman Islands on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies of the Cayman Islands).

(e)	A copy of each other document required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to such document as recommended by the Registrar of Companies of the Cayman Islands).

(f)	Evidence that, in respect of any Existing Indebtedness:

(i)	any and all consents required for (A) such Existing Indebtedness to continue to subsist after the Acquisition (taking into account the incurrence of the Facility and the grant of any Transaction Security and guarantees for the Facility) without any breach or default under the terms of such Existing Indebtedness and (B) such Existing Indebtedness to be voluntarily prepaid in full within 30 days of the Closing Date (collectively the “Existing Indebtedness Consents” in respect of such Existing Indebtedness) have been obtained and are in full force and effect or a certificate of the Borrower confirming that such Existing Indebtedness Consents are not required pursuant to the terms of such Existing Indebtedness; or

(ii)	(in the form of applicable prepayment notices and pay-off letters) such Existing Indebtedness will be repaid and discharged in full on or prior to the Closing Date.

(g)	Evidence that:

(i)	the Acquisition has been approved by: (A) all shareholder(s) of the Borrower and (B) the board of directors of each of the Borrower and the Target;

(ii)	the condition set out in section 7.01(a) of the Acquisition Agreement has been satisfied (but solely with respect to the special resolution referred to in (i) of the definition of Requisite Company Vote in the Acquisition Agreement); and

(iii)	all creditors holding a fixed or floating security interest in each of the Target (if any) and the Borrower have consented to the Merger Plan or (in the case of the Target) a certificate of the Target confirming that no such security interest exists.

5.	Shareholder documents

(a)	A copy of the final form of the Holdco Shareholders Agreement (substantially reflecting the terms of the Shareholder Terms, where applicable) agreed by the parties thereto.

(b)	A copy of the Shareholder Terms.

(c)	A certificate of the Parent (signed by a director) certifying that:

(i)	the Sponsors and other co-investors, in the aggregate, directly or indirectly will, on the Closing Date, wholly-own (other than nominal holdings and directors’ qualifying shares) each class of the issued share capital of Holdco;

(ii)	Holdco directly wholly-owns each class of the issued share capital of the Parent; and

(iii)	the Parent directly wholly-owns each class of the issued share capital of the Borrower.

6.	Accounts

(a)	Evidence that each of the following accounts has been established and designated as such:

(i)	the DSRA;

(ii)	the Dividend Account of the Borrower; and

(iii)	the Offshore Mandatory Prepayment Account.

(b)	Evidence that each of Holdco, the Parent and the Borrower have established at least one account with the Facility Agent (into which the Cash Contribution will be paid).

7.	Legal Opinions

The following legal opinions, each addressed to the Facility Agent, each Mandated Lead Arranger, the Security Agent and each Original Lender:

(a)	a legal opinion of Clifford Chance, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to English law substantially in the form distributed to the Lenders prior to signing this Agreement;

(b)	a legal opinion of Mourant Ozannes, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to the laws of the Cayman Islands substantially in the form distributed to the Lenders prior to signing this Agreement; and

(c)	legal opinion(s) of legal advisers to the Facility Agent and the Mandated Lead Arrangers as to the laws of the jurisdiction of any governing law of any Finance Document (if not English law) and the laws of the jurisdiction of incorporation of any Original Obligor (if not the Cayman Islands),

it being agreed that the Mandated Lead Arrangers shall undertake to instruct the relevant legal advisers referred to above to issue the respective legal opinions referred to above in this paragraph 7.

8.	Other documents and evidence

(a)	Evidence that the process agent referred to in Clause 42.2 (Service of process) and/or required to be appointed under the Transaction Security Documents referred to in paragraph 3 above and/or required to be appointed under any Finance Document required to be delivered under this Part IA of Schedule 2 (Conditions Precedent) confirming it has accepted its appointment.

(b)	The Group Structure Chart.

(c)	The Base Case Model.

(d)	The Funds Flow Statement.

(e)	The Reports.

(f)	The Original Financial Statements.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees), Clause 14 (Tax gross-up and indemnities) and Clause 18 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

Part IB

Further conditions precedent

The Facility Agent shall have received the following evidence and documents (in each case, in form and satisfactory to it (acting reasonably)):

(a)	Evidence that the aggregate amount of Available Cash (as defined in the Acquisition Agreement) shall equal or exceed the Required Available Cash Amount (as defined in the Acquisition Agreement) as at the Closing Date (except to the extent the corresponding condition is waived under the Acquisition Agreement, and where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties and would not result in any of paragraphs (c)(ii) and (c)(iii) below not being complied with).

(b)	Evidence that:

(i)	Holdco has received (prior to the making of the Loan under this Agreement) cash proceeds directly or indirectly from the Sponsors (by way of cash contribution) of not less than U.S.$2,460,000,000 (the “Cash Contribution”), and such Cash Contribution includes the proceeds of utilisation of the Management Facility provided to Group & Cloud Limited in an amount not less than U.S.$240,000,000;

(ii)	the Cash Contribution has been injected by (A) Holdco into the Parent (and by way of subscription for ordinary shares in the Parent by Holdco and/or the making of loans by Holdco to the Parent (constituting “Subordinated Liabilities” under and as defined in the Intercreditor Agreement) and (B) in turn by the Parent to the Borrower (by way of subscription for ordinary shares in the Borrower by the Parent or the making available of Parent Loans to the Borrower); and

(iii)	the Cash Contribution has been received (prior to the making of the Loan under this Agreement) by the Borrower and is standing to the credit of an account subject to Transaction Security (from which withdrawals may only be made in accordance with the Funds Flow Statement) and has been applied (or will, simultaneously with the making of the Loan under this Agreement, be applied) in accordance with the Funds Flow Statement.

(c)	A certificate of the Parent or the Borrower (signed by a director) certifying (and including reasonable particulars demonstrating) that:

(i)	the Cash Contribution received by the Borrower (together with the proceeds of the Loan proposed to be drawn on the Utilisation Date) will be sufficient to pay in full the aggregate of: (A) the Merger Consideration, (B) all fees, costs and expenses in relation to the Facility and all other related Merger Costs (whether or not paid on the Closing Date) and (C) the amount required to be funded into the DSRA (the aggregate of (A), (B) and (C) being the “Pro Forma Uses”), and the percentage borne by such Cash Contribution to the Pro Forma Uses is not less than 70%;

(ii)	the Cash Contribution received by the Borrower (less any portion thereof required to be included within paragraph (c)(i) in order for the requirements under paragraph (c)(i) to be satisfied) together with the Offshore Available Cash (as defined in the Acquisition Agreement) shall be sufficient to enable all of the Existing Indebtedness (incurred by Target Group Members outside the PRC) to be repaid and discharged in full; and

(iii)	the Onshore Available Cash (as defined in the Acquisition Agreement) shall be sufficient to enable all of the Existing Indebtedness (incurred by Target Group Members in the PRC) to be repaid and discharged in full.

(d)	A certificate of Borrower (signed by a director) certifying that the contents of the certificate of the Borrower delivered under paragraph 4(c)(i) of Part IA of Schedule 2 (Conditions Precedent) remain true and accurate as of the Utilisation Date.

(e)	Evidence that the DSRA has been, or will on the Closing Date be, funded with an amount equal to the aggregate of (i) the Interest Reserve Amount (as at the Utilisation Date) on the assumption that the Loan in an amount equal to the Total Commitments will be made on the Utilisation Date and (ii) the amount of the Upfront Fee (the aggregate of (i) and (ii) being the “Initial DSRA Required Balance”).

Part II

Conditions precedent required to be delivered by an Additional Guarantor

In respect of any person proposed to become an Additional Guarantor or to execute a Guarantee (the “Proposed Additional Guarantor”):

1.	(In the case where the Proposed Additional Guarantor is to become a Guarantor) an Accession Deed executed by the Proposed Additional Guarantor and the Borrower in respect of its accession to this Agreement as a Guarantor or (in the case where the Proposed Additional Guarantor is to execute a Guarantee other than this Agreement) such Guarantee duly executed by the Proposed Additional Guarantor.

2.	A copy of the Constitutional Documents of the Proposed Additional Guarantor (together with such amendments thereto reasonably requested by the Security Agent to facilitate enforcement of Security) together with, if applicable, statutory registers (including, if applicable, its register of directors, its register of members and its register of mortgages and charges (or equivalent)), a certificate of good standing issued by the Registrar of Companies of the Cayman Islands if the Proposed Additional Guarantor is incorporated in the Cayman Islands and/or a certificate of incumbency issued by the Proposed Additional Guarantor’s registered agent if the Proposed Additional Guarantor is incorporated in the British Virgin Islands, in each case, dated no earlier than 10 Business Days before the date on which the legal opinions referred to in paragraph 11 below are (or are to be) issued.

3.	A copy of a good standing certificate with respect to the Proposed Additional Guarantor if its jurisdiction of organisation is a state of the U.S., issued as of a recent date by the Secretary of State or other appropriate official of the Proposed Additional Guarantor’s jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board of directors, managing partner, managing member or other equivalent body of the Proposed Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, (i) such Accession Deed or Guarantee (as the case may be) and (ii) the Finance Documents and resolving that it execute, deliver and perform (1) such Accession Deed or Guarantee (as the case may be) and (2) any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute (i) such Accession Deed or Guarantee (as the case may be) and (ii) other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	(in the case where the Proposed Additional Guarantor is to become a Guarantor) authorising the Borrower to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	If reasonably required by legal advisers to the Facility Agent, a copy of a resolution signed by all the holders of the issued shares of in the Proposed Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Proposed Additional Guarantor is a party.

7.	A certificate of the Proposed Additional Guarantor (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Proposed Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Accession Deed or Guarantee (as the case may be).

9.	A copy of any other Authorisation or other document, opinion or assurance necessary in connection with the entry into and performance of the transactions contemplated by such Accession Deed or Guarantee (as the case may be) or for the validity and enforceability of any Finance Document.

10.	If requested by the Facility Agent, the latest audited financial statements of the Proposed Additional Guarantor (if available).

11.	The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders:

(a)	a legal opinion of the legal advisers to the Facility Agent as to the laws of the jurisdiction of incorporation of the Proposed Additional Guarantor (or to the extent customary to do so in that jurisdiction, by the legal advisers to the Proposed Additional Guarantor in that jurisdiction);

(b)	a legal opinion of the legal advisers to the Facility Agent as to English law; and

(c)	a legal opinion of the legal advisers to the Facility Agent as to the governing laws of each Transaction Security Document to which the Proposed Additional Guarantor is a party (or to the extent customary to do so in that jurisdiction, by the legal advisers to the Proposed Additional Guarantor in that jurisdiction).

12.	If the Proposed Additional Guarantor is incorporated in a jurisdiction other than Hong Kong, evidence that the process agent specified in 42.2 (Service of process) and/or required to be appointed under the Transaction Security Documents and (where applicable) Guarantee to which it is a party has accepted its appointment in relation to the Proposed Additional Guarantor.

13.	Any Transaction Security Documents which are required by the Security Principles and/or Schedule 14 (Permitted Restructuring) to be executed by the Proposed Additional Guarantor.

14.	A copy of all notices, acknowledgments and other documents required to be given, obtained, executed or delivered under the terms of such Transaction Security Documents.

15.	All share certificates, transfers and stock transfer forms or equivalent duly executed by the Proposed Additional Guarantor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under such Transaction Security Documents) and other documents of title and deliverables (including, if applicable, directors’ resignation letters, undated resolutions, irrevocable appointment of proxy and power of attorney and letters of instruction) required to be provided under such Transaction Security Documents.

16.	If the Proposed Additional Guarantor is incorporated in England and Wales, Scotland or Northern Ireland, evidence as legal counsel to the Facility Agent may reasonably require that the Proposed Additional Guarantor has done all that is necessary (including by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable the Proposed Additional Guarantor to enter into the Finance Documents and perform its obligations under the Finance Documents.

17.	If the Proposed Additional Guarantor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Facility Agent may reasonably require that the Proposed Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

18.	A certificate in form and substance satisfactory to the Facility Agent of the chief financial officer, director of finance or other appropriate person of the Proposed Additional Guarantor if its jurisdiction of organisation is a state of the U.S. as to the solvency of the Proposed Additional Guarantor.

Part III

Conditions Subsequent required to be delivered in respect of Additional Transaction Security

In respect of any Transaction Security Document and any Transaction Obligor party thereto (the “Applicable Obligor”):

1.	A copy of the Constitutional Documents of the Applicable Obligor and, if applicable, statutory registers and a certificate of good standing issued by the Registrar of Companies of the Cayman Islands if the Applicable Obligor is incorporated in the Cayman Islands and/or a certificate of incumbency issued by the Applicable Obligor’s registered agent if the Applicable Obligor is incorporated in the British Virgin Islands, in each case, dated no earlier than 10 Business Days before the date on which the legal opinions referred to in paragraph 9 below are (or are to be) issued (or a certificate of the Applicable Obligor confirming that copies of the Constitutional Documents and, if applicable, statutory registers of the Applicable Obligor that have previously been delivered to the Facility Agent remain true, complete and up-to-date and that such Constitutional Documents have not been amended or supplemented and remain in full force and effect).

2.	A copy of a good standing certificate with respect to the Applicable Obligor if its jurisdiction of organisation is a state of the U.S., issued as of a recent date by the Secretary of State or other appropriate official of the Applicable Obligor’s jurisdiction of incorporation or organisation.

3.	A copy of a resolution of the board of directors, managing partner, managing member or other equivalent body of the Applicable Obligor:

(a)	approving the terms of, and the transactions contemplated by, such Transaction Security Document and resolving that it execute, deliver and perform such Transaction Security Document;

(b)	authorising a specified person or persons to execute such Transaction Security Document on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	in the case of an Obligor other than the Borrower, authorising the Borrower to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If reasonably required by legal advisers to the Facility Agent, a copy of a resolution signed by all the holders of the issued shares of in the Applicable Obligor approving the terms of, and the transactions contemplated by, such Transaction Security Document.

6.	A certificate of the Applicable Obligor (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Applicable Obligor certifying that each copy document listed in this Part III of this Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such Transaction Security Document.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by such Transaction Security Document or for the validity and enforceability of any Finance Document.

9.	The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders:

(a)	a legal opinion of the legal advisers to the Facility Agent as to the laws of the jurisdiction of incorporation of the Applicable Obligor (or to the extent customary to do so in that jurisdiction, by the legal advisers to the Applicable Obligor in that jurisdiction); and

(b)	a legal opinion of the legal advisers to the Facility Agent as to the governing laws of such Transaction Security Document (or to the extent customary to do so in that jurisdiction, by the legal advisers to the Applicable Obligor in that jurisdiction).

10.	Evidence that any process agent specified in such Transaction Security Document has accepted its appointment in relation to the Applicable Obligor.

11.	A copy of all notices, acknowledgments and other documents required to be given, obtained, executed or delivered under the terms of such Transaction Security Documents.

12.	All share certificates, transfers and stock transfer forms or equivalent duly executed by the Applicable Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under such Transaction Security Documents) and other documents of title and deliverables (including, if applicable, directors’ resignation letters, undated resolutions, irrevocable appointment of proxy and power of attorney and letters of instruction) required to be to be provided under such Transaction Security Documents.

13.	If the Applicable Obligor is incorporated in England and Wales, Scotland or Northern Ireland, evidence as legal counsel to the Facility Agent may reasonably require that the Applicable Obligor has done all that is necessary (including by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable the Applicable Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

14.	If the Applicable Obligor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Facility Agent may reasonably require that the Applicable Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

15.	A certificate in form and substance satisfactory to the Facility Agent of the chief financial officer, director of finance or other appropriate person of the Applicable Obligor if its jurisdiction of organisation is a state of the U.S. as to the solvency of the Applicable Obligor.

Any reference to any Transaction Security Document in this Part III of this Schedule 2 (Conditions Precedent) shall be deemed to include a reference to a PRC Account Control Agreement.

Schedule 3

Utilisation Request

From:	WuXi Merger Limited

To:	[Facility Agent]

Dated:	[ ]

Dear Sirs

U.S.$800,000,000 Facility Agreement dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is the Utilisation Request. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

(a) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(b) Currency of Loan:	U.S.$

(c) Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in paragraph (a)(i) of Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [specify details in accordance with the Funds Flow Statement].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for WuXi Merger Limited

Schedule 4

Form of Transfer Certificate

To:	[ ], as Facility Agent, and [ ], as Security Agent

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[ ]

U.S.$800,000,000 Facility Agreement dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes and as defined in the Intercreditor Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 25.5 (Procedure for transfer) of the Facility Agreement all of the Existing Lender’s rights and obligations under the Facility Agreement which relate to that portion of the Existing Lender’s Commitment and participations in the Loan under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender hereby absolutely assigns to the New Lender, with effect from the Transfer Date, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facility Agreement) and in respect of the Transaction Security which (in each case) correspond with the rights and obligations under the Facility Agreement transferred pursuant hereto, and the Existing Lender will be released (with effect from the Transfer Date) from any corresponding obligations by which it is bound in respect of the Transaction Security.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facility Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

4.	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

5.	We refer to clause 19.5 (Change of Senior Lender) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Senior Lender for the purposes of and as defined in the Intercreditor Agreement, the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Notes:

*	Delete as applicable.

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s interest in Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/participation in the Loan/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Facility Agent, and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

[Facility Agent]

By:

[Security Agent]

By:

Schedule 5

Form of Assignment Agreement

To:	[ ] as Facility Agent;

[ ], as Security Agent; and

[ ], as Borrower, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:	[ ]

U.S.$800,000,000 Facility Agreement dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes and as defined in the Intercreditor Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.6 (Procedure for assignment) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security, which (in each case) correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Facility Agreement as specified in the Schedule (the “Assigned Portion”).

(b)	With effect from the Transfer Date, the Existing Lender is released from all the obligations of the Existing Lender which correspond to the Assigned Portion.

(c)	With effect from the Transfer Date, the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	party to the Facility Agreement and becomes a Lender for the purposes of each other Finance Document; and

(b)	party to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facility Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

7.	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

8.	We refer to clause 19.5 (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of and as defined in the Intercreditor Agreement, the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

9.	This Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower) of the Facility Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

*	Delete as applicable.

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s interest in Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/participation in the Loan/ rights and obligations to be assigned

[insert relevant details]

[Facility Office address, fax number and attention details fornotices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Facility Agent, and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

[Security Agent]

By:

Schedule 6

Form of Accession Deed

To:	[ ] as Facility Agent;

[ ], as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[applicable Group Member] (the “Proposed Additional Guarantor”) and the Borrower

Dated:	[ ]

Dear Sirs

U.S.$800,000,000 Facility Agreement dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [             ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of and as defined in the Intercreditor Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Accession Deed (except for paragraph 4 hereof) unless given a different meaning in this Accession Deed.

2.	The Proposed Additional Guarantor agrees to become a “Guarantor” and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as a “Guarantor” pursuant to Clause 27.2 (Additional Guarantors) of the Facility Agreement. The Proposed Additional Guarantor is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	The Proposed Additional Guarantor’s administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address:	[ ]

Fax No.:	[ ]

Attention:	[ ]

4.	The Proposed Additional Guarantor (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

(the “Relevant Documents”).

IT IS AGREED as follows:

(a)	Terms and expressions defined in or construed for the purposes of the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities and/or Secured Obligations created or expressed to be created pursuant to any or all of the Relevant Documents (and any other Debt Documents to which the Acceding Debtor is or may become party);

(ii)	all proceeds of that Security; and]*

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of any or all of the Liabilities and/or Secured Obligations to the Security Agent as trustee for the Secured Parties (whether in the Relevant Documents or otherwise), together with all representations and warranties expressed to be given by the Acceding Debtor (whether in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a “Debtor” (as defined in the Intercreditor Agreement), undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement as a “Debtor” (as defined in the Intercreditor Agreement).

(d)	In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an “Intra-Group Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as an “Intra-Group Lender” (as defined in the Intercreditor Agreement).

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Borrower and executed as a deed by the Proposed Additional Guarantor and is delivered on the date stated above.

*	To be included to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties

Proposed Additional Guarantor

[EXECUTED AS A DEED	)
By [full name of Proposed Additional Guarantor]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED	)
By [full name of Proposed Additional Guarantor]	)

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

Borrower

[full name of Borrower]

By:

Security Agent
[full name of current Security Agent]

By:

Date:

Schedule 7

Form of Resignation Letter

To:	[ ], as Facility Agent

From:	[resigning Guarantor] (the “Resigning Guarantor”); and

[ ], as Borrower

Dated:	[ ]

Dear Sirs

U.S.$800,000,000 Facility Agreement dated [             ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 27.3 (Resignation of a Guarantor) of the Facility Agreement, we request that the Resigning Guarantor be released from its obligations as a Guarantor under the Facility Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default under Clause 24.1 (Non-payment) or Event of Default is continuing or would result from the acceptance of this request or from the cessation of the Resigning Guarantor as a Guarantor; and

(b)	* [[this request is given in relation to a Third Party Disposal in respect of the Resigning Guarantor; and

(c)	the Disposal Proceeds in respect of such Third Party Disposal have been or will be applied in accordance with Clause 8.2 (Disposal, Insurance and Recovery Proceeds);]** and]

(d)	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Borrower]	[Resigning Guarantor]

By:	By:

Accepted by the Facility Agent:

[Facility Agent]

By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.
**	Amend as appropriate (e.g., to reflect agreed procedure for payment of proceeds into a specified account).
***	Insert any other conditions required by the Facility Agreement

Schedule 8

Form of Compliance Certificate

To:	[ ], as Facility Agent

From:	[ ], as Borrower

Dated:	[ ]

Dear Sirs

U.S.$800,000,000 Facility Agreement dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[Covenant testing: we confirm that :

(a)	as at the last day of the Relevant Period ending on [ ] (the “Test Date”), Total Net Debt was [ ] and, in respect of such Relevant Period, Adjusted EBITDA was [ ]. Therefore the Adjusted Leverage ratio in respect of such Relevant Period was [ ]:1.00 and the financial covenant set out in paragraph (a) of Clause 22.2 (Financial condition) [has/has not] been complied with; and

(b)	as at the last day of the Relevant Period ending on the Test Date Total Liabilities was [ ] and Total Assets was [ ]. Therefore the Liabilities to Assets Ratio as at the last day of such Relevant Period was [ ]% and the financial covenant set out in paragraph (b) of Clause 22.2 (Financial condition) [has/has not] been complied with .] +

3.	No Default: [we confirm that no Default is continuing.]*

4.	Material Companies: we confirm that:

(a)	Group Members comprise: [ ]; and

(b)	the following companies constitute Material Companies for the purposes of the Facility Agreement: [ ].

5.	Obligor Threshold Requirement: We confirm that the Obligor Threshold Requirement has been satisfied, and:

+	Insert for any Compliance Certificate relating to any Annual Financial Statements or Quarterly Financial Statements prepared in respect of any period ending on or after the First Test Date.
*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

(a)	in respect of the [ ]-month period ending on the Test Date, the aggregate net revenue (after deducting sales tax) of the Borrower and the Guarantors (which are Offshore Group Members) represents not less than [ ]% of the aggregate net revenue (after deducting sales tax) of the Offshore Group Members (calculated in accordance with paragraph (b)(i) of Clause 23.30 (Guarantors) of the Facility Agreement); and

(b)	as at the last day of the [ ]-month period ending on the Test Date, the aggregate gross assets of the Borrower and the Guarantors (which are Offshore Group Members) represents not less than [ ]% of the aggregate gross assets of the Offshore Group Members (calculated in accordance with paragraph (b)(ii) of Clause 23.30 (Guarantors) of the Facility Agreement).

6.	Mandatory Prepayment Events: we confirm that the amount of [Excluded Recovery Proceeds]/[Excluded Disposal Proceeds]/[Excluded Insurance Proceeds] to date is U.S.$[ ] (or its equivalent), and that the specific purpose for which it was intended to be used is [ ]. We confirm that such amount of [Excluded Recovery Proceeds]/[Excluded Disposal Proceeds]/[Excluded Insurance Proceeds] has been or will be used for that specific purpose and within the applicable period set out in the definition of [“Excluded Recovery Proceeds”]/[“Excluded Disposal Proceeds”]/[ “Excluded Insurance Proceeds”].

7.	New Shareholder Injection: we confirm that:

(a)	the amount of New Shareholder Injection received by the Borrower during [the Financial Year of the Group ending on the Test Date]** / [the Financial Quarter ending on the Test Date]*** (the “Applicable Period”) was U.S.$[ ] (or its equivalent);

(b)	the amount of New Shareholder Injection not previously used (or reserved or otherwise set aside for a particular purpose) as at, and accumulated up to, the first day of such Applicable Period was U.S.$[ ] (or its equivalent); and

(c)	the amount of New Shareholder Injection used (or reserved or otherwise set aside for a particular purpose) during the Applicable Period was U.S.$[ ] (or its equivalent). The purposes to which the proceeds have been applied are: [ ].

8.	Primary Permitted Subsidiary Capital Raising: we confirm that:

(a)	the amount of cash proceeds of any Primary Permitted Subsidiary Capital Raising received by Group Members during the Applicable Period was U.S.$[ ] (or its equivalent);

(b)	the amount of cash proceeds of any Primary Permitted Subsidiary Capital Raising received by Group Members not previously used (or reserved or otherwise set aside for a particular purpose) as at, and accumulated up to, the first day of such Applicable Period was U.S.$[ ] (or its equivalent); and

(c)	the amount of cash proceeds of any Primary Permitted Subsidiary Capital Raising received by Group Members used (or reserved or otherwise set aside for a particular purpose) during the Applicable Period was U.S.$[ ] (or its equivalent). The purposes to which the proceeds have been applied are: [ ].

9.	Non-Operating Sources: we confirm that:

(a)	the amount of Non-Operating Sources received by Group Members during the Applicable Period was U.S.$[ ] (or its equivalent);

(b)	the amount of Non-Operating Sources received by Group Members not previously used (or reserved or otherwise set aside for a particular purpose) as at, and accumulated up to, the first day of such Applicable Period was U.S.$[ ] (or its equivalent); and

**	In the case of a Compliance Certificate relating to Annual Financial Statements of the Group.
***	In the case of a Compliance Certificate relating to Quarterly Financial Statements of the Group.

(c)	the amount of Non-Operating Sources as at the last day of the Applicable Period was U.S.$[ ] (or its equivalent).

10.	Trapped Amount: we confirm that the amount of Trapped Amount to date is:

(a)	in relation to Disposal Proceeds: U.S.$[ ] (or its equivalent); and

(b)	in relation to Insurance Proceeds: U.S.$[ ] (or its equivalent).

[insert reasonable particulars demonstrating that such Disposal Proceeds or, as the case may be, Insurance Proceeds constitute a Trapped Amount]

11.	DSRA: we confirm that as at the date of the Compliance Certificate:

(a)	the Interest Reserve Amount is U.S.$[ ] and:

[insert reasonable details of how the Interest Reserve Amount has been calculated];

(b)	the DSRA Minimum Balance is U.S.$[ ], and

[insert reasonable details of how the DSRA Minimum Balance has been calculated]; and

(c)	the aggregate balance standing to the credit of the DSRA is U.S.$[ ].

Computations in respect of paragraphs [2,]+ 4 and 5 are attached to this Compliance Certificate

Signed

[Chief Financial Officer]/[Director] of [Borrower]

+	Insert for any Compliance Certificate relating to any Annual Financial Statements or Quarterly Financial Statements prepared in respect of any period ending on or after the First Test Date.

Schedule 9

LMA Form of Confidentiality Undertaking

CONFIDENTIALITY LETTER

[Letterhead of applicable Mandated Lead Arranger]

Date: [                    ]

To:

[insert name of Potential Lender]

To:	WuXi Merger Limited

Re:	U.S.$800,000,000 facility agreement between, the Company, Ping An Bank Co., Ltd. ( ) and Shanghai Pudong Development Bank Co., Ltd. ( ), as mandated lead arrangers, the financial institutions listed in Part I of Schedule 1 (The Original Parties) thereto as lenders, the entities listed in Part II of Schedule 1 (The Original Parties) thereto as hedge counterparties, Shanghai Pudong Development Bank Co., Ltd. ( ) as facility agent and Ping An Bank Co., Ltd. ( ) as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”).

Borrower: WuXi Merger Limited (the “Company”)

Date: [ ]

Facility: U.S.$800,000,000

Facility Agent: Shanghai Pudong Development Bank Co., Ltd. ( )

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

1.1	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and

1.3	to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1.2 above as you shall consider appropriate:

2.1	to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if such person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

2.2	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.3	with the prior written consent of us and the Company.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not participate in the Facility and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where such Confidential Information has been disclosed under paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b) the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any Group Member or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any Group Member or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or Group Members may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or Group Member may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC.

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other Group Member.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons and each Group Member may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any Group Member to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Facility Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Target Group, the Finance Documents or the Facility which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group or the Target Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Group” means the Company and its Subsidiaries for the time being (each a “Group Member”).

“Obligor” means a borrower or a guarantor under the Facility Agreement.

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006) and where such term is used in this letter each of your or their directors, officers and employees (including any sales and trading teams).

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

“Target” means WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 183355 with registered office at Maples Corporate Services Limited, P.O. Box 309 George Town, Ugland House, South Church Street, Grand Cayman, Cayman Islands and, as of the date of this Agreement, listed on the New York Stock Exchange.

“Target Group” means the Target and each of its Subsidiaries for the time being (each a “Target Group Member”).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Mandated Lead Arranger]

To: [Mandated Lead Arranger]

The Company and each other Group Member

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

Schedule 10

Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request))	U-5 4.00 p.m.

Facility Agent determines (in relation to the Utilisation) the amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	Promptly after receipt of Utilisation Request

LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

“U”	=	date of Utilisation.

“U-X”	=	X Business Days prior to date of U.

Schedule 11

Security Principles

(A)	Considerations

In determining whether any guarantee will be provided under Clause 19 (Guarantee and indemnity) (for the purposes of this Schedule 11, a “Guarantee”) and Security will be provided in support of the Secured Obligations the following matters will be taken into account.

(a)	With respect to each pledge of Equity Interests directly held or owned by an Offshore Group Member that directly legally holds (in whole or in part) any Equity Interests in any Onshore Group Member (each such Offshore Group Member, a “First Tier Offshore Group Member”):

(i)	a First Tier Offshore Group Member shall only be required to grant such pledge over Equity Interests in any Onshore Group Member (that is a Material Company) that are directly held or owned by such First Tier Offshore Group Member; and

(ii)	each Obligor shall ensure that such First Tier Offshore Group Member and such Onshore Group Member (that is a Material Company) shall (as soon as possible after the execution of such pledge of Equity Interests) apply for, and use reasonable efforts to, obtain and effect all Authorisations that may be required under the laws and regulations of the PRC (including approval of MOFCOM and registration with SAIC) in respect of such pledge of Equity Interests, provided that (A) the Security Agent shall provide information and other reasonable assistance (in its capacity as pledgee under such pledge of Equity Interests) as is necessary to prepare the application documents required by MOFCOM and SAIC and (B) the obligation to perfect (and obtain and effect Authorisations that may be required, including any registration with CSDC, in respect of) any pledge over shares in Listco shall not be qualified by reference to reasonable efforts.

(b)	Any Guarantee or Security shall not be created or perfected to the extent that it would:

(i)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction (including the applicable SAFE regulations on external security and guarantees);

(ii)	result in a significant risk to the officers of the relevant grantor of Guarantee or Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(iii)	result in costs directly associated with such Guarantee or Security that, in the opinion of the Facility Agent, are disproportionate to the benefit obtained by the beneficiaries of that Guarantee or Security, including the materiality of the proposed security interest to the Secured Parties in light of the aggregate Guarantee or Transaction Security already provided or to be provided to them relative to the costs in granting such Security; or

(iv)	in the case of the creation of Security over any Equity Interests in any Joint Venture (that is not a Group Member) or the granting of any Guarantee by, or the creation of Security over Equity Interests in or assets of, any Subsidiary (that is not wholly-owned by the Borrower directly or indirectly) or limited partnership (that is part of the Corporate Venture Capital Fund Group or is not wholly-owned by the Borrower directly or indirectly) result in violation of the restrictions in the applicable joint venture or shareholders’ agreement or limited partnership agreement relating to the Group’s interest in such Joint Venture, Subsidiary or limited partnership or by law, provided that any necessary consent for the granting of such Security or Guarantee has been requested by the Parent or applicable Obligor or Group Member but is withheld, provided that (in the case of paragraphs (i)and (ii) above) each Obligor shall, and shall procure that each Group Member shall, use all reasonable endeavours to overcome any such breach or risk including assisting in demonstrating that adequate corporate benefit accrues and, so far as legally possible, carrying out any whitewash (or similar) procedure and (in the case of paragraph (iv) above) each Obligor shall, and shall procure that each Group Member shall, use all reasonable endeavours to obtain any consent required to avoid such violation and to the extent it is possible to provide a limited Guarantee or Security if such breach or risk is not overcome or such consent is not obtained, such Guarantee or Security (as the case may be) will be provided, but shall be limited to the maximum amount which the applicable Obligor or Group Member can provide such Guarantee or Security (as the case may be) having regard to the applicable law, regulations or analogous restrictions (as the case may be), and provided further that paragraph (iv) above shall not apply to any creation of Security over any Equity Interests in WXAT or Listco.

For the avoidance of doubt, in these Security Principles, “cost” includes income Tax cost, registration Taxes payable on the creation or enforcement or for the continuance of any applicable Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of such Security or any of its direct or indirect owners, Subsidiaries or Affiliates.

The limitations on Guarantee or Security set out in this paragraph (A) (Considerations) do not apply to any guarantee or indemnity or Security expressly required to be granted pursuant to Schedule 14 (Permitted Restructuring).

(B)	Obligations to be secured

1.	Subject to paragraph (A) (Considerations) above, the obligations to be secured by any such Security are the Secured Obligations (as defined below). Such Security is to be granted in favour of the Security Agent on behalf of the Secured Parties.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document (with the capitalised terms used in them having the meaning given to them in the Intercreditor Agreement):

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any or all of the Group Members and the Debtors to any or all of the Secured Parties under the Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, any Receiver or any Delegate and each of the Senior Creditors (as defined in the Intercreditor Agreement) from time to time but, in the case of each Senior Creditor, only if it is a party to the Intercreditor Agreement or has become a party to the Intercreditor Agreement, in the applicable capacity, pursuant to Clause 19.10 (Creditor Accession Undertaking) of the Intercreditor Agreement.

2.	The Secured Obligations will be limited:

(a)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(b)	to avoid any risk to officers of the relevant Group Member that is granting a Guarantee or Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(C)	General

1.

Each of the Obligors (other than the Parent) and any Group Member that becomes a Guarantor shall, subject to these Security Principles, grant Transaction Security over all of its material assets (present and future), provided that (where possible) such Transaction Security to be granted will comprise of fixed and floating security (or the nearest equivalent under applicable law) over all present and future assets of such Obligor or Group Member.

2.	Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement and the Intercreditor Agreement.

3.	The Parties agree to (and each Obligor shall procure that each applicable Group Member shall) negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to the making of the Loan (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of the Borrower’s countersignature to the Commitment Letter. Each Transaction Security Document shall be in form and substance satisfactory to the Facility Agent (acting reasonably), who shall take into account advice from applicable local counsel on specific requirements under the laws of the applicable jurisdictions, and be consistent with the provisions of paragraph (D) below.

4.	The form of Guarantee given or to be given by Parent or any Group Member is set out in Clause 19 (Guarantee and indemnity) and, with respect to any person that becomes a Guarantor on or after the Closing Date, is subject to any limitations of law or regulation set out in the applicable Accession Deed applicable to such person.

5.	Subject to paragraph (E)1.3, the Transaction Security shall, to the extent possible under local law, be enforceable on the occurrence of any Acceleration Event (as defined in the Intercreditor Agreement) (an “Enforcement Event”).

(D)	Terms of Transaction Security Documents

The following principles will be reflected in the terms of any Transaction Security Document (subject to considerations under applicable local law according to the advice of legal counsel in the applicable jurisdiction and subject to any express requirements in Schedule 14 (Permitted Restructuring):

(a)	rights of set off (other than for netting purposes) will not be exercisable until the occurrence of an Enforcement Event (but without prejudice to contractual set-off provisions under this Agreement);

(b)	(subject to paragraph (g) below) representations and undertakings applicable to the grantor of Transaction Security in any Transaction Security Document shall be consistent with those set out in this Agreement (applying to such grantor mutatis mutandis) and shall not seek to impose additional commercial requirements, except for any additional representations and undertakings included in such Transaction Security Document to confirm (or that are reasonably required in connection with) creation or perfection of Security, any registration or perfection of any security interest required by local law or customary in the applicable jurisdiction, and there shall not be any requirements to pay costs or provisions for default or penalty interest, Tax gross-up or indemnities unless (in each case) such requirements or provisions are either (i) identical (mutatis mutandis) to those contained in this Agreement or (ii) required for the creation or perfection of any Transaction Security (and no equivalent provision is contained in this Agreement);

(c)	the provisions of each Transaction Security Document shall take into account the day-to-day operations of the business of the applicable grantor of Transaction Security thereunder (prior to the occurrence of any Enforcement Event);

(d)	(in addition to any applicable requirements under this Agreement) information, such as lists of assets, will be provided if, and only to the extent, required (by applicable law or based on market practice in the applicable local jurisdiction) to be provided to perfect or register, or facilitate the enforcement of, any Transaction Security and be provided at intervals to be reasonably agreed (taking into account market practice in the applicable jurisdiction and requirements under local law) or, while an Event of Default continuing, on the Security Agent’s request;

(e)	any power of attorney given in favour of any Secured Party may only be exercised following the occurrence of an Enforcement Event or if the applicable grantor of Transaction Security has failed to comply with any applicable obligation under any Transaction Security Document within five Business Days of the earlier of becoming aware of that failure or of being notified of that failure and being requested to comply with such obligation;

(f)	Transaction Security will, where possible and practical, automatically extend to future assets of the same type as those already secured by such Transaction Security;

(g)	Transaction Security Documents should not operate so as to prevent transactions which are permitted under this Agreement or require additional consents or authorisations from the Finance Parties in respect of matters that are permitted under this Agreement, except for requirements for particular assets to be free from Security or Quasi-Security (other than Transaction Security); and

(h)	the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement so as to result in double-counting.

(E)	Specific assets

With respect to the following assets, the considerations set out below shall apply in relation to any Transaction Security over such assets (subject to any express requirements in Schedule 14 (Permitted Restructuring)).

1.	Shares and Equity Interests

Subject to these Security Principles (and with prejudice to any requirements set out in Schedule 14 (Permitted Restructuring)), each Obligor shall grant Security over its shares and Equity Interests in WXAT and in Group Members that are Material Companies. Where shares or other Equity Interests are the subject of Transaction Security, the applicable Transaction Security Document will be governed by the laws of the company or entity whose shares or other Equity Interests are the subject of such Transaction Security (subject to advice from local counsel to the contrary).

1.1	Until an Enforcement Event occurs:

(a)	the applicable Obligor granting such Transaction Security will be permitted to retain and to exercise voting rights attaching to such shares or other Equity Interests in a manner that does not adversely affect the legality, validity or enforceability of any Transaction Security, and is not inconsistent with and does not cause any breach of any Finance Document or any other Debt Document (as defined in the Intercreditor Agreement), and does not cause any Event of Default or any Enforcement Event to occur; and

(b)	the company or entity whose shares or other Equity Interests are the subject of such Transaction Security will be permitted to pay dividends in cash to its shareholders to the extent permitted under the Finance Documents.

To the extent permitted by law, the Constitutional Documents of the company or entity whose shares or other Equity Interests are subject to any Transaction Security will be amended prior to the creation of such Transaction Security (or if not possible due to law, as soon as possible thereafter) to remove (i) any restriction on the transfer or the registration of the transfer of such shares or other Equity Interests on enforcement of any Transaction Security and (ii) any liens or encumbrances of such company or entity over any shares or Equity Interests that are subject to any Transaction Security.

Save where not required by law, the share certificate and a stock transfer form executed in blank (with respect to any shares or Equity Interests subject to any Transaction Security) together with signed but undated director and secretary resignation letters and authorisations letters, irrevocable proxies and powers of attorney and letters of instruction (or, in each case, equivalent to reflect local practice) will be provided to the Security Agent on the date of the relevant Transaction Security Document and where required by local law such share certificate(s) or the applicable shareholder register (of the company or entity whose shares or Equity Interests are subject to such Transaction Security) will be endorsed or written up to reflect such Transaction Security and such endorsed share certificate(s) or copy of such written up register shall be provided to the Security Agent.

1.2	Following an Enforcement Event, the Security Agent may (to the extent possible in local law):

(a)	transfer the shares and/or Equity Interests subject to any Transaction Security into its own name or to any nominee as it shall select;

(b)	exercise all rights and remedies that it would have under local law (including any power of sale); and

(c)	apply all dividends and other payments received or recovered by it or by the grantor of such Transaction Security in the satisfaction of the Secured Obligations.

1.3	Notwithstanding any other provision, Transaction Security over Equity Interests in any listed entity may be enforced upon or after the occurrence of any Event of Default which is continuing, irrespective of whether any of the Secured Obligations shall have been accelerated or shall have become due.

2.	Bank accounts

2.1	If required by local law to perfect any Transaction Security or in line with market practice in the applicable jurisdictions, notification of security interests over bank accounts will be given (subject to local law advice) to the bank(s) with whom such accounts are maintained and (subject to local law advice) an account control agreement will be entered into with the bank(s) with whom such accounts are maintained on the date any Transaction Security is granted in respect of such accounts, provided that (a) (other than with respect to any such account subject to Transaction Security and which is the DSRA, the Offshore Mandatory Prepayment Account or any Dividend Account or where withdrawals therefrom are expressly restricted by this Agreement) any obligation of any Obligor to seek an acknowledgement (from the applicable bank(s) with whom such accounts are established) shall be limited to a request by that Obligor to such bank(s) that such an acknowledgement be provided, and (b) it is understood that no account control agreement will be required with respect to any deposit account used exclusively for payroll, payroll taxes or other employee wage and benefit payments or with respect to other deposit accounts to be agreed. Such notification of security interests or such account control agreement shall not (except in the case of any account that is subject to the Transaction Security and that is the DSRA, the Offshore Mandatory Prepayment Account or any Dividend Account or withdrawals from which are restricted as contemplated by this Agreement) restrict withdrawals of amounts in such bank accounts by the applicable Obligor in the course of its business prior to the notification by the Security Agent to the applicable bank(s) (with whom such accounts are established) that an Enforcement Event has occurred.

2.2	Any security over any bank account shall be subject to any set-off rights or liens (constituting security which is expressly permitted in this Agreement) in favour of the applicable account bank (with which such bank account is held) which are created either by law or in the standard terms and conditions of that account bank. The notice of security or, as the case may be, the account control agreement with respect to such bank account shall request such set-off rights and liens be waived by the applicable account bank to the extent permitted by law but the Obligor granting Transaction Security over such bank account shall not be required to change its banking arrangements if these rights are not waived or are only partially waived, provided that such rights must be waived in full by the account bank with which any account which is subject to the Transaction Security is held if such account is the DSRA, the Offshore Mandatory Prepayment Account or any Dividend Account or where withdrawals from such account are restricted as contemplated by this Agreement.

2.3	Subject to the provisions of the Finance Documents, the applicable Obligor granting Transaction Security over any bank account shall be free to deal with such bank account (other than any account that is subject to the Transaction Security and that is the DSRA, the Offshore Mandatory Prepayment Account or any Dividend Account or withdrawals from which are restricted as contemplated by this Agreement) until the giving of any notice by the Security Agent to the applicable account bank to the contrary, provided that such notice may only be given if an Enforcement Event has occurred.

3.	Receivables

3.1	Without prejudice to paragraph 4 below, no notification shall be required to be given to debtors in respect of receivables that are not the subject of any other specific form of security under the Transaction Security Documents (“General Receivables”) and that are subject to Transaction Security until the occurrence of an Enforcement Event.

3.2	Security over the General Receivables shall not prohibit the transfer (prior to the occurrence of an Enforcement Event) of such General Receivables as permitted under the Finance Documents.

4.	Book debts

4.1	Subject to the provisions of the Finance Documents, an Obligor shall be free to deal with book debts (that are not the subject of any other specific form of security under the Transaction Security Documents) (“General Book Debts”) in the ordinary course of its business (to the extent permitted under the Finance Documents) until the occurrence of an Enforcement Event, except that all book debts and moneys received shall be paid into one or more of the Charged Accounts (or, where any Finance Document requires such book debts and/or moneys to be paid into any specific Charged Account, into that Charged Account).

4.2	No notice of Transaction Security over General Book Debts shall be required to be served on the debtors owing such General Book Debts until the occurrence of an Enforcement Event.

4.3	If required under local law, Transaction Security over trade receivables will be registered subject to the general principles set out in these Security Principles.

5.	Real estate

Transaction Security over real estate will be limited to fixed security over freehold and leasehold property (or the equivalent thereof in the applicable jurisdiction(s)), provided that, in the case of leasehold property, such Transaction Security does not breach the terms of the applicable lease.

6.	Inventory

Transaction Security granted in respect of inventory, stock-in-trade or similar assets shall be granted in a manner and to the extent that such Transaction Security does not (at any time prior to the occurrence of an Enforcement Event) prevent or hinder the manufacture, transfer and sale of the Group’s inventory and stock-in-trade in the ordinary course of its business (including any intra-Group transfer of title to inventory and stock-in-trade to the extent permitted under this Agreement).

7.	Intellectual Property

Each Obligor shall grant Transaction Security over its material Intellectual Property, but shall be free to deal with any Intellectual Property (which is the subject of any Transaction Security granted by it) in the course of its business (to the extent permitted under the Finance Documents) until the occurrence of an Enforcement Event.

8.	Insurance

Notices of Transaction Security will be given to the applicable counterparties under each insurance policy (that is subject to any Transaction Security), and the Obligors shall use all reasonable endeavours to ensure that the acknowledgments to such notices are signed by such counterparties.

The Obligors shall use reasonable endeavours to ensure that the Transaction Security relating to any insurance policy is noted on such insurance policy and that (subject to advice from local counsel) applicable loss payee clauses reflecting the terms of such Transaction Security are included in such insurance policy.

No third party liability insurance policy shall be required to be made subject to any Transaction Security.

9.	Intercompany and shareholder loans

Each Obligor will grant Transaction Security over its rights in any Financial Indebtedness made available by it to any Group Member or any other Obligor or outstanding to it from any Group Member or any other Obligor. Notices of such Transaction Security shall be granted to each of the debtors in respect of such Financial Indebtedness and the applicable Obligor shall procure the acknowledgment of each such notice from the applicable debtor in respect of such Financial Indebtedness.

10.	Merger Documents and Hedging Agreements

10.1	Rights of Obligors or Group Members under the Merger Documents and each Hedging Agreement shall be assigned by way of security (as security for the Secured Obligations).

10.2	Notice of that assignment will be sent to each counterparty under the applicable Merger Document or Hedging Agreement, and the Obligors shall use reasonable endeavours to obtain an acknowledgement of that notice from each such counterparty (provided that, in each case, each Obligor shall ensure that there are no restrictions in the terms of any of the Merger Documents or the Hedging Agreements against such assignment or, to the extent that there are any such restrictions, such restrictions are waived).

10.3	The Security Agent shall not exercise or enforce any such right of any Obligor or Group Member under any of the Merger Documents or Hedging Agreements pursuant to such Transaction Security, unless and until an Enforcement Event has occurred.

Schedule 12

Form of Increase Confirmation

To:	[ ], as Facility Agent;

[ ], as Security Agent; and

[ ], as Borrower, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[ ]

U.S.$800,000,000 Facility Agreement

dated [             ] between, among others, [             ] as borrower, [             ] as facility agent and [             ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement with such Relevant Commitment (in addition to any Commitment the Increase Lender may otherwise already have under the Facility Agreement).

4.	The proposed date on which the assumption of such Relevant Commitment by the Increase Lender is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the Facility Agreement as a Lender, and becomes a Lender for the purposes of each other Finance Document; and

(b)	party to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement).

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) of the Facility Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase) of the Facility Agreement.

8.	The Increase Lender confirms that it is not a Sponsor Affiliate.

9.	We refer to clause 19.10 (Creditor Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of and as defined in the Intercreditor Agreement, the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a “Senior Lender” (as defined in the Intercreditor Agreement), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender (as defined in the Intercreditor Agreement) and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be

assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Facility Agent, and as a Creditor Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [                    ].

[Facility Agent]

By:

[Security Agent]

By:

Schedule 13

Forms of Notifiable Debt Purchase Transaction Notice

Part I

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[ ], as Facility Agent

From:	[the applicable Lender]

Dated:	[ ]

U.S.$800,000,000 Facility Agreement

dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to paragraph (b) of Clause 26.3 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facility Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment and/or participation in the Loan as set out below.

Commitment/participation in the Loan	Amount of our Commitment/ participation in the Loan to which Notifiable Debt Purchase Transaction relates (U.S.$)

[identify relevant Commitment/participation in the Loan]	[insert amount (of that Commitment/participation in the Loan) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part II

Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt

Purchase Transaction ceasing to be with Sponsor Affiliate

To:	[ ], as Facility Agent

From:	[the applicable Lender]

Dated:	[ ]

U.S.$800,000,000 Facility Agreement

dated [            ] between, among others, [            ] as borrower, [            ] as facility agent and [            ] as security agent (as amended and/or supplemented from time to time, the “Facility Agreement”)

1.	We refer to paragraph (c) of Clause 26.3 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facility Agreement. Terms and expressions defined in or construed for the purposes of the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment and/or participation in the Loan as set out below.

Commitment/participation in the Loan	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (U.S.$)

[identify relevant Commitment/participation in the Loan]	[insert amount (of that Commitment/participation in the Loan) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

NOTES:

*	Delete as applicable.

Schedule 14

Permitted Restructuring

SIGNATURES

THE PARENT

NEW WUXI LIFE SCIENCE LIMITED

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

Address:	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Fax No:	+86-21-50463718

Email:	geli@vip.163.com

Attention:	Ge Li

SUPER – LBO FACILITY AGREEMENT

Signature Page - Parent

THE BORROWER

WUXI MERGER LIMITED

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

Address:	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Fax No:	+86-21-50463718

Email:	geli@vip.163.com

Attention:	Ge Li

SUPER – LBO FACILITY AGREEMENT

Signature Page – Borrower

MANDATED LEAD ARRANGER

PING AN BANK CO., LTD. ( )

By:	/s/ Wang Jishu
Name:	Wang Jishu
Title:	Manager of Offshore Bank Dept.

Address:	5047 East Shennan Road, Shenzhen City, Guangdong Province, China

Fax No:	+8675582080386

Email:	xianwenxiang@pingan.com.cn

Attention:	Wenxiang Xian

SUPER – LBO FACILITY AGREEMENT

Signature Page – Mandated Lead Arranger

MANDATED LEAD ARRANGER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. ( )

By:	/s/ Ren Jun
Name:	Ren Jun
Title:	General Manager of International Business Management Department

Address:	No. 1283 Mudanjiang Road, Shanghai, China

Fax No:	+86 21 56111864

Email:	WangW04@spdb.com.cn

Attention:	Wang Wei

SUPER – LBO FACILITY AGREEMENT

Signature Page – Mandated Lead Arranger

ORIGINAL LENDER

PING AN BANK CO., LTD. ( )

By:	/s/ Wang Jishu
Name:	Wang Jishu
Title:	Manager of Offshore Bank Dept.

Address:	5047 East Shennan Road, Shenzhen City, Guangdong Province, China

Fax No:	+8675582080386

Email:	xianwenxiang@pingan.com.cn

Attention:	Wenxiang Xian

SUPER – LBO FACILITY AGREEMENT

Signature Page – Original Lender

ORIGINAL LENDER

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. ( )

By:	/s/ Ren Jun
Name:	Ren Jun
Title:	General Manager of International Business Management Department

Address:	No. 1283 Mudanjiang Road, Shanghai, China

Fax No:	+86 21 56111864

Email:	WangW04@spdb.com.cn

Attention:	Wang Wei

SUPER – LBO FACILITY AGREEMENT

Signature Page – Original Lender

THE FACILITY AGENT

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. ( )

By:	/s/ Ren Jun
Name:	Ren Jun
Title:	General Manager of International Business Management Department

Address:	No. 1283 Mudanjiang Road, Shanghai, China

Fax No:	+86 21 56111864

Email:	WangW04@spdb.com.cn

Attention:	Wang Wei

SUPER – LBO FACILITY AGREEMENT

Signature Page – Facility Agent

THE SECURITY AGENT

PING AN BANK CO., LTD. ( )

By:	/s/ Wang Jishu
Name:	Wang Jishu
Title:	Manager of Offshore Bank Dept.

Address:	5047 East Shennan Road, Shenzhen City, Guangdong Province, China

Fax No:	+8675582080386

Email:	xianwenxiang@pingan.com.cn

Attention:	Wenxiang Xian

SUPER – LBO FACILITY AGREEMENT

Signature Page – Security Agent